FILED PURSUANT TO RULE 424(b)(4)
REGISTRATION NO. 333-100921
8,583,937 Shares

Common Stock

The shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on The New York Stock Exchange under the symbol “AAP.” The last reported sale price on December 10, 2002 was $52.80 per share.

The underwriters have an option to purchase a maximum of 858,394 additional shares from us and one of the selling stockholders to cover over-allotments of shares.

Investing in our common stock involves risks. See “Risk Factors” on page 7.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$52.60	$2.5774	$50.0226
Total	$451,515,086.20	$22,124,239.22	$429,390,846.98

Delivery of the shares of common stock will be made on or about December 16, 2002.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse First Boston	Morgan Stanley

Lehman Brothers	Merrill Lynch & Co.

The date of this prospectus is December 10, 2002.

the best part is our people®

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432

#1 Position in Majority of Markets

2,393 Stores

Note: Based on store count as of October 5, 2002.

★ 8 Distribution Centers

▲ 1 Master PDQ Warehouse

■ 18 PDQ Express Warehouses

Puerto Rico/Virgin Islands and California: 38 Stores and 1 PDQ Express Warehouse

Advance Auto Parts
Advance Auto Parts

Convenient, well merchandised stores

TABLE OF CONTENTS

	PAGE		PAGE
PROSPECTUS SUMMARY	1	MANAGEMENT	56
RISK FACTORS	7	PRINCIPAL AND SELLING STOCKHOLDERS	66
FORWARD-LOOKING STATEMENTS	14	RELATED-PARTY TRANSACTIONS	68
USE OF PROCEEDS	15	DESCRIPTION OF CAPITAL STOCK	71
PRICE RANGE OF COMMON STOCK	15	SHARES ELIGIBLE FOR FUTURE SALE	75
DIVIDEND POLICY	15	MATERIAL UNITED STATES FEDERAL TAX
CAPITALIZATION	16	CONSIDERATIONS FOR NON-UNITED STATES
SELECTED HISTORICAL CONSOLIDATED		HOLDERS OF COMMON STOCK	77
FINANCIAL AND OTHER DATA	17	UNDERWRITING	80
UNAUDITED PRO FORMA CONSOLIDATED		NOTICE TO CANADIAN RESIDENTS	83
FINANCIAL DATA	22	LEGAL MATTERS	84
MANAGEMENT’S DISCUSSION AND ANALYSIS OF		EXPERTS	84
FINANCIAL CONDITION AND RESULTS OF		WHERE YOU CAN FIND MORE INFORMATION	85
OPERATIONS	25	INDEX TO CONSOLIDATED FINANCIAL
BUSINESS	43	STATEMENTS	F-1

You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

You should read this summary together with the more detailed information regarding us and the common stock being sold in this offering and the consolidated financial statements and the related notes appearing elsewhere in, or incorporated by reference into, this prospectus. This prospectus includes the specific terms of the common stock being offered, as well as information regarding our business, certain recent transactions entered into by us and risk factors. Because this is only a summary, it may not contain all of the information important to you or that you should consider before deciding to invest in our common stock. Therefore, we urge you to read this prospectus and the documents incorporated by reference into this prospectus in their entirety.

Unless the context otherwise requires, “Advance,” “we,” “us,” “our” and similar terms refer to Advance Auto Parts, Inc., its predecessor, its subsidiaries (including Discount Auto Parts, Inc., which we acquired on November 28, 2001) and their respective operations. Our fiscal year consists of 52 or 53 weeks ending on the Saturday closest to December 31 of each year.

Our Business

We are the second largest specialty retailer of automotive parts, accessories and maintenance items primarily to “do-it-yourself,” or DIY, customers in the United States, based on store count and sales. We are the largest specialty retailer of automotive products in the majority of the states in which we currently operate, based on store count. At October 5, 2002, we had 2,393 stores, which included 1,936 stores operating under the “Advance Auto Parts” tradename in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States, and 419 stores operating under the “Discount Auto Parts” trade name primarily in Florida. In addition, as of that date, we had 38 stores operating under the “Western Auto” tradename located primarily in Puerto Rico and the Virgin Islands. Our stores offer a broad selection of brand name and private label automotive products for domestic and imported cars and light trucks. In addition to our DIY business, we serve “do-it-for-me,” or DIFM, customers via sales to commercial accounts. Sales to DIFM customers represented approximately 15% of our retail sales for the forty weeks ended October 5, 2002.

Since 1997, we have achieved significant growth through a combination of comparable store sales growth, new store openings, increased penetration of our commercial delivery program and strategic acquisitions. We believe that our sales growth has exceeded the automotive aftermarket industry average as a result of our industry leading selection of quality brand name and private label products, our strong name recognition and our high levels of customer service. From 1997 through 2001, we:

•	increased our store count at year-end from 814 to 2,484;

•	achieved positive comparable store sales growth in every quarter, averaging 6.9% annually;

•	increased our net sales at a compound annual growth rate of 38.8%, from $848.1 million to $3.1 billion (pro forma for the Discount acquisition); and

•	increased our EBITDA, as adjusted, at a compound annual growth rate of 39.9%, from $68.4 million to $261.9 million (pro forma for the Discount acquisition).

During the twelve months ended October 5, 2002, our comparable store sales growth was 6.0%, not including Discount. EBITDA, as adjusted, for this period was $317.7 million (pro forma for the Discount acquisition).

We operate within the large and growing automotive aftermarket industry, which includes replacement parts, accessories, maintenance items, batteries and automotive fluids for cars and light trucks. Between 1991 and 2001, this industry grew at a compound annual growth rate of 5.9%, from approximately $58 billion to

$103 billion. We believe the automotive aftermarket industry benefits from several important trends, including the: (1) increasing number and age of vehicles in the United States; (2) increasing number of miles driven annually; (3) increasing number of cars coming off of warranty, particularly leased vehicles; (4) increasing number of light trucks and sport utility vehicles that require more expensive parts, resulting in higher average sales per customer; (5) consolidation of automotive aftermarket retailers, resulting in a reduction in the number of stores in the marketplace; and (6) continued market share expansion of specialty automotive parts retailers, like us, primarily by taking market share from discount stores and mass merchandisers. We believe these trends will continue to support strong comparable store sales growth in the industry.

Competitive Strengths

We believe our competitive strengths include the following:

Leading Market Position.    We enjoy significant advantages over most of our competitors. We believe we have strong brand recognition and customer traffic in our stores as a result of our number one position in the majority of our markets, based on store count, and our significant marketing activities. In addition, we have purchasing, distribution and marketing efficiencies due to our economies of scale. In particular, the Discount acquisition has provided us with the leading market position in Florida, which is especially attractive due to that state’s strong DIY customer demographics.

Industry Leading Selection of Quality Products.    We offer one of the largest selections of brand name and private label automotive parts, accessories and maintenance items in the automotive aftermarket industry. Our stores carry between 16,000 and 21,000 in-store stock keeping units, or SKUs. We also offer approximately 105,000 additional SKUs that are available on a same-day or overnight basis through our Parts Delivered Quickly, or PDQ®, distribution systems, including harder-to-find replacement parts, which typically carry a higher gross margin. We believe that our ability to deliver an aggregate of approximately 120,000 SKUs, as well as the capabilities provided by our electronic parts catalog, are highly valued by our customers and differentiate us from our competitors, particularly mass merchandisers.

Superior Customer Service.    We believe that our customers place significant value on our well-trained sales associates, who offer knowledgeable assistance in product selection and installation. We invest substantial resources in the recruiting and training of our employees, which we believe differentiates us from mass merchandisers and has led to higher employee retention levels, increased customer satisfaction and higher sales.

Experienced Management Team with Proven Track Record.    The 17 members of our senior management team have an average of 11 years experience with us and 20 years in the industry and have successfully grown our company to the second largest specialty retailer of automotive products in the United States. Our management team has accomplished this using a disciplined strategy of growing comparable store sales, opening new stores, increasing the penetration of our commercial delivery program and making selective acquisitions. Through our acquisitions, including the 671-store acquisition of Discount in November 2001 and the 545-store acquisition of Western Auto Supply Company in November 1998, our team has demonstrated its ability to efficiently and successfully integrate both large and small acquisitions.

Growth Strategy

Our growth strategy consists of the following:

Increase Our Comparable Store Sales.    We have been an industry leader in comparable store sales growth over the last five years, averaging 6.9% annually. We plan to increase our comparable store sales in both the DIY and DIFM categories by, among other things, (1) implementing merchandising and marketing initiatives, (2) investing in store-level systems to enhance our ability to recommend complementary products in order to increase sales per customer, (3) refining our store selection and in-stock availability through customized assortments and other supply chain initiatives, (4) continuing to increase customer service through store staffing and retention initiatives and (5) increasing our commercial delivery sales primarily by focusing on key customers to grow average sales per program.

Continue to Enhance Our Margins.    We have improved our EBITDA, as adjusted, margin by 430 basis points from 5.5% in 1999 to 9.8% for the twelve months ended October 5, 2002 (pro forma for the Discount acquisition). In addition to driving operating margin expansion via continued strong comparable store sales growth, we will continue to focus on increasing margins by: (1) improving our purchasing efficiencies with vendors; (2) utilizing our supply chain infrastructure and existing distribution network to optimize our inventory mix and maximize distribution capacity; and (3) leveraging our overall scale to reduce other operating expenses as a percentage of sales.

Increase Return on Capital.    We believe we can successfully increase our return on capital by generating strong comparable store sales growth and increasing our margins. We believe we can also increase our return on capital by leveraging our supply chain initiatives to increase inventory turns and selectively expanding our store base in existing markets. Based on our experience, such in-market openings provide higher returns on our invested capital by enabling us to leverage our distribution infrastructure, marketing expenditures and local management resources. We intend to add approximately 110 stores in existing markets in 2002 through new store openings and from our Trak Auto Parts acquisition.

Continue to Successfully Integrate Discount.    Our management team continues to successfully execute its integration plan for Discount. To date, we have completed the conversion of all of the Discount stores located outside of the Florida market (including the Florida panhandle) to the Advance Auto Parts store name, format, information systems and merchandise offerings. In addition, for the Discount stores located in the Florida market, we have completed remerchandising and continue to implement the Advance information systems in these stores, which we expect to complete in 2003. We will also continue to complete the format and signage conversions for the Florida stores over the next two to three years.

General

Our principal executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012, and our telephone number is (540) 362-4911. Our website is located at “www.advanceautoparts.com.” Information contained on our website is not a part of this prospectus.

All brand names and trademarks appearing in this prospectus, including “Advance,” are the property of their respective holders.

THE OFFERING

Common stock offered by the selling stockholders	8,583,937 shares

Common stock to be outstanding after this offering	35,692,563 shares

Use of proceeds	We will not receive any of the proceeds from the shares sold in the offering by the selling stockholders, including the shares sold in the over-allotment option by one of the selling stockholders.

We intend to use the net proceeds we receive from the sale of our shares in the over-allotment option, if any, to repay outstanding indebtedness.

NYSE Symbol	AAP

Unless otherwise indicated, all share information in this prospectus is based on 35,692,563 shares of our common stock outstanding as of November 13, 2002 and excludes 3,297,001 shares subject to options at a weighted average exercise price of $24.79 per share.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table is a summary of our consolidated financial and other data for the periods presented, as well as our pro forma financial data, after giving effect to the Discount acquisition and related financing transactions. The summary consolidated financial and other data for the three years ended December 29, 2001 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial and other data at October 5, 2002 and for the forty weeks ended October 5, 2002 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial and other data at October 6, 2001 and for the forty weeks ended October 6, 2001 have been derived from our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. The results of operations for the forty weeks ended October 5, 2002 are not necessarily indicative of the results of operations to be expected for the full year. You should read this data along with the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated Financial and Other Data” and the consolidated financial statements and related notes of Advance and Discount included elsewhere in, or incorporated by reference into, this prospectus. The unaudited pro forma consolidated statement of operations data does not purport to represent what our results of operations would have been if the transactions had occurred as of the date indicated or what the results will be for future periods. The results include the activities of the following acquired businesses since their respective dates of acquisition, Discount Auto Parts, Inc. (November 2001), Carport Auto Parts, Inc. (April 2001) and Western Auto Supply Company (November 1998).

	Fiscal Year(1)				Forty Weeks Ended
	1999	2000	2001	Pro Forma 2001	October 6, 2001	October 5, 2002
				(unaudited)	(unaudited)
	(in thousands, except per share and selected store data)
Statement of Operations Data:
Net sales	$2,206,945	$2,288,022	$2,517,639	$3,144,693	$1,935,630	$2,585,466
Gross profit(2)	802,832	895,895	1,076,026	1,323,106	825,412	1,135,184
Selling, general and administrative expenses(3)	740,481	801,521	947,531	1,153,180	726,011	940,593
Operating income(3)	20,235	92,789	89,113	130,544	99,401	168,149
Interest expense	62,792	66,640	61,895	97,849	45,195	62,734
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle(3)(4)	(25,326)	16,626	17,189	26,013	33,229	65,094
Net income (loss)(3)	(25,326)	19,559	11,442	—	33,229	56,400
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle per basic share(4)	$(0.90)	$0.59	$0.60	$0.80	$1.17	$1.87
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle per diluted share(4)	$(0.90)	$0.58	$0.59	$0.78	$1.16	$1.81
Net income (loss) per basic share	$(0.90)	$0.69	$0.40	—	$1.17	$1.62
Net income (loss) per diluted share	$(0.90)	$0.68	$0.39	—	$1.16	$1.57
Weighted average basic shares outstanding	28,269	28,296	28,637	32,611	28,295	34,851
Weighted average diluted shares outstanding	28,269	28,611	29,158	33,159	28,642	36,014

Other Financial Data:
EBITDA, as adjusted(5)	$121,899	$161,876	$199,710	$261,966	$157,111	$266,999
Capital expenditures(6)	105,017	70,566	63,695	85,991	49,550	68,524

Cash flows provided by (used in):
Operating activities	$(20,976)	$103,951	$103,536	—	$126,294	$218,880
Investing activities	(113,824)	(64,940)	(451,008)	—	(68,705)	(51,946)
Financing activities	121,262	(43,579)	347,580	—	(63,680)	(128,208)

Selected Store Data:
Comparable store sales growth(7)	10.3%	4.4%	6.2%	—	6.5%	6.2%
Net new stores(8)	50	112	755	755	62	(91)
Number of stores, end of period	1,617	1,729	2,484	2,484	1,791	2,393
Stores with commercial delivery program, end of period	1,094	1,210	1,370	1,370	1,195	1,408
Total commercial delivery sales, as a percentage of total retail sales	9.9%	14.1%	14.1%	12.6%	14.4%	12.8%
Total retail store square footage, end of period (in thousands)	12,476	13,325	18,717	18,717	13,782	17,990
Average net retail sales per store (in thousands)(9)	$1,267	$1,295	$1,346	$1,251	$1,054	$1,031
Average net retail sales per square foot(10)	$164	$168	$175	$166	$137	$137

	At October 5, 2002
	Actual	As adjusted for this Offering(11)
		(unaudited)
Balance Sheet Data (in thousands):	(in thousands)
Cash and cash equivalents	$56,843	$56,843
Net working capital	474,144	474,144
Total assets	2,083,203	2,083,203
Total net debt	715,925	674,536
Total stockholders’ equity	456,191	497,580

(1)	Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks.
(2)
Gross profit for 2001 and pro forma 2001 exclude a non-recurring charge associated with our supply chain initiatives that occurred during the twelve weeks ended December 29, 2001. The effects of these items are included in operating income, income (loss) before extraordinary item and cumulative effect of a change in accounting principle and net income (loss).

(3)
Selling, general and administrative expenses exclude certain non-recurring charges. The effects of these items are included in operating income, income (loss) before extraordinary item and cumulative effect of a change in accounting principle and net income (loss).

(4)
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle per basic and diluted shares presented for pro forma 2001 represents income (loss) from continuing operations.

(5)
EBITDA, as adjusted, represents operating income plus depreciation and amortization, non-cash and other employee compensation expenses, merger and integration expense and certain non-recurring charges and gains included in operating income. EBITDA, as adjusted, is not intended to represent cash flow from operations as defined by generally accepted accounting principles, or GAAP, and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. We have included EBITDA, as adjusted, herein because our management believes this information is useful to investors, as such measure provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and, in addition, certain covenants in our indentures and credit facility are based upon an EBITDA calculation. Our method for calculating EBITDA, as adjusted, may differ from similarly titled measures reported by other companies. Our management believes certain non-recurring charges and gains, non-cash and other employee compensation expenses, and merger and integration expenses should be eliminated from the EBITDA calculation to evaluate our operating performance, and we have done so in our calculation of EBITDA, as adjusted.

(6)
Capital expenditures for 2001 and pro forma 2001 exclude $34.1 million for our November 2001 purchase of Discount’s Gallman, Mississippi distribution facility from the lessor in connection with the Discount acquisition.

(7)
Comparable store sales growth is calculated based on the change in net sales starting once a store has been opened for thirteen complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales from the original date of opening. Additionally, the Parts America stores acquired in the Western merger and subsequently converted to Advance Auto Parts stores are included in the comparable store sales calculation after thirteen complete accounting periods following their physical conversion. Stores acquired in the Carport acquisition are included in the comparable store sales calculation following thirteen complete accounting periods after their system conversion to the Advance Auto Parts store system. Stores acquired in the Discount acquisition will be included in the comparable stores sales calculation beginning in December 2002, which is thirteen complete accounting periods after the acquisition date of November 28, 2001. Comparable store sales do not include sales from our Western Auto stores.

(8)
Net new stores represents new stores opened and acquired less stores closed. The negative net new stores count for the forty weeks ended October 5, 2002 is a result of closing 130 Discount and Advance stores in our existing markets as part of the integration of Discount.

(9)
Average net retail sales per store is based on the average of beginning and ending number of stores for the respective period. The fiscal 2001 amounts were calculated giving effect to the Discount retail net sales and number of stores for the period from December 2, 2001 through December 29, 2001.

(10)
Average net retail sales per square foot is based on the average of beginning and ending total store square footage for the respective period. The fiscal 2001 amounts were calculated giving effect to the Discount retail net sales and square footage for the period from December 2, 2001 through December 29, 2001.

(11)	Assumes the exercise of the full amount of the underwriters’ over-allotment option.

RISK FACTORS

The value of an investment in our common stock will be subject to significant risks inherent in our business. You should carefully consider the risks described below, together with all of the other information included in, or incorporated by reference into, this prospectus, before purchasing our common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We will not be able to expand our business if our growth strategy is not successful.

We have significantly increased our store count from 814 stores at the end of 1997 to 2,393 stores at October 5, 2002. We intend to continue to expand our base of stores as part of our growth strategy, primarily by opening new stores. There can be no assurance that this strategy will be successful. The actual number of new stores to be opened and their success will depend on a number of factors, including, among other things, our ability to manage the expansion and hire, train and retain qualified sales associates, the availability of potential store locations in highly visible, well-trafficked areas and the negotiation of acceptable lease terms for new locations. There can be no assurance that we will be able to open and operate new stores on a timely or profitable basis or that opening new stores in markets we already serve will not harm existing store profitability or comparable store sales. The newly opened and existing stores’ profitability will depend on our ability to properly merchandise, market and price the products required in their respective markets.

Furthermore, we may acquire or try to acquire stores or businesses from, make investments in, or enter into strategic alliances with, companies that have stores or distribution networks in our current markets or in areas into which we intend to expand our presence. Any future acquisitions, investments, strategic alliances or related efforts will be accompanied by risks, including:

•	the difficulty of identifying appropriate acquisition candidates;

•	the difficulty of assimilating and integrating the operations of the respective entities;

•	the potential disruption to our ongoing business and diversion of our management’s attention;

•	the inability to maintain uniform standards, controls, procedures and policies; and

•	the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with these acquisitions, investments, strategic alliances or related efforts.

We may not be able to successfully implement our business strategy, including increasing comparable store sales, enhancing our margins and increasing our return on capital, which could adversely affect our business, financial condition and results of operations.

We have implemented numerous initiatives to increase comparable store sales, enhance our margins and increase our return on capital in order to increase our earnings and cash flow. If these initiatives are unsuccessful, or if we are unable to efficiently and effectively implement the initiatives, our business, financial condition and results of operations could be adversely affected.

Successful implementation of our growth strategy also depends on factors specific to the retail automotive parts industry and numerous other factors that may be beyond our control. These include adverse changes in:

•	general economic conditions and conditions in local markets, which could reduce our sales;

•	the competitive environment in the automotive aftermarket parts and accessories retail sector that may force us to reduce prices or increase spending;

•	the automotive aftermarket parts manufacturing industry, such as consolidation, which may disrupt or sever one or more of our vendor relationships;

•	our ability to anticipate and meet changes in consumer preferences for automotive products, accessories and services in a timely manner; and

•	our continued ability to hire and retain qualified personnel, which depends in part on the types of recruiting, training and benefit programs we adopt.

Disruptions in our relationships with vendors or in our vendors’ operations could increase our cost of goods sold.

Our business depends on developing and maintaining close relationships with our vendors and upon the vendors’ ability or willingness to sell products to us at favorable prices and other terms. Many factors outside of our control may harm these relationships and the ability or willingness of these vendors to sell us products on favorable terms. For example, financial or operational difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, the trend towards consolidation among automotive parts suppliers may disrupt or sever our relationship with some vendors, and could lead to less competition and, consequently, higher prices.

If demand for products sold by our stores slows, our business, financial condition and results of operations will suffer.

Demand for products sold by our stores depends on many factors and may slow for a number of reasons, including:

•	the weather, as vehicle maintenance may be deferred during periods of inclement weather; and

•
the economy, as during periods of good economic conditions, more of our DIY customers may pay others to repair and maintain their cars instead of working on their own cars. In periods of declining economic conditions, both DIY and DIFM customers may defer vehicle maintenance or repair.

If any of these factors cause demand for the products we sell to decline, our business, financial condition and results of operations will suffer.

We depend on the services of our existing management team and may not be able to attract and retain additional qualified management personnel.

Our success depends to a significant extent on the continued services and experience of our executive officers and senior management team. If for any reason our senior executives do not continue to be active in management, our business could suffer. We have entered into employment agreements with some of our executive officers and senior management; however, these agreements do not ensure their continued employment with us. Additionally, we cannot assure you that we will be able to attract and retain additional qualified senior executives as needed in the future, which could adversely affect our financial condition and results of operations.

If we are unable to compete successfully against other companies in the retail automotive parts industry, we could lose customers and our revenues may decline.

The retail sale of automotive parts, accessories and maintenance items is highly competitive in many areas, including price, name recognition, customer service and location. We compete primarily with national and regional retail automotive parts chains, wholesalers or jobber stores, independent operators, automobile dealers that supply parts, discount stores and mass merchandisers that carry automotive replacement parts, accessories and maintenance items. Some of our competitors possess advantages over us, including substantially greater financial and marketing resources, a larger number of stores, longer operating histories, greater name recognition, larger and more established customer bases and more established vendor relationships. Our response to these competitive disadvantages may require us to reduce our prices or increase our spending, which would lower revenue and profitability. Competitive disadvantages may also prevent us from introducing new product lines or require us to discontinue current product offerings or change some of our current operating strategies. If we do not have the resources or expertise or otherwise fail to develop successful strategies to address these competitive disadvantages, we could lose customers and our revenues may decline.

Because we are involved in litigation from time to time, and are subject to numerous governmental laws and regulations, we could incur substantial judgments, fines, legal fees and other costs.

We are sometimes the subject of complaints or litigation from customers, employees or other third parties for various actions. In particular, we are currently involved in litigation involving claims relating to, among other things, breach of contract, anti-competitive behavior, tortious conduct, employment discrimination, asbestos exposure and product defect. The damages sought against us in some of these litigation proceedings are substantial. Although we maintain liability insurance for some litigation claims, if one or more of the claims greatly exceeds our coverage limits or our insurance policies do not cover a claim, it could have a material adverse affect on our business and operating results.

Additionally, we are subject to numerous federal, state and local governmental laws and regulations relating to employment matters, environmental protection and building and zoning requirements. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenses could increase due to remediation measures that may be required if we are found to be noncompliant with any of these or future laws or regulations.

We may not be able to successfully complete the integration of Discount, which could adversely affect our business, financial condition and results of operations.

We acquired Discount to capitalize on its leading market position in Florida, to increase our store base in our Southeastern markets and to create the opportunity for potential cost savings through operational synergies. Achieving the expected benefits of the Discount acquisition will depend in large part on our completion of the integration of Discount’s operations and personnel in a timely and efficient manner. Some of the objectives we still need to accomplish include:

•	successfully converting Discount’s information and accounting systems to ours;

•	integrating our distribution operations with Discount’s distribution operations; and

•	successfully completing the format and signage conversion of Discount stores to Advance Auto Parts stores in the Florida market.

If we cannot overcome the challenges we face in completing the integration of Discount, our ability to effectively and profitably manage Discount’s business could suffer. Moreover, the integration process itself may be disruptive to our business as it will divert the attention of management from its normal operational responsibilities and duties. Our failure to successfully complete the integration of Discount could harm our business, financial condition and results of operations.

Risks Relating to Our Financial Condition

Our level of debt and restrictions in our debt instruments may limit our ability to take certain actions, including obtaining additional financing in the future, that we would otherwise consider in our best interest.

We currently have a significant amount of debt. At October 5, 2002, we had total debt of approximately $772.8 million. Our high level of debt could have important consequences to you. For example, it could:

•	impair our ability to implement our growth strategy;

•	impair our ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions or other purposes in the future;

•	place us at a disadvantage compared to competitors that have less debt;

•	restrict our ability to adjust rapidly to changing market conditions;

•	increase our vulnerability to adverse economic, industry and business conditions; or

•	cause our interest expense to increase if interest rates in general were to increase because a portion of our indebtedness bears interest at a floating rate.

Our ability to service our debt will require a significant amount of cash and our operations may not generate the amount of cash we need.

We will need a significant amount of cash to service our debt. Our ability to generate cash depends on our successful financial and operating performance. We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations. Our financial and operational performance also depends upon a number of other factors, many of which are beyond our control. These factors include:

•	economic and competitive conditions in the automotive aftermarket industry; and

•	operating difficulties, operating costs or pricing pressures we may experience.

If we are unable to service our debt, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our debt or raising additional equity capital. However, we cannot assure you that any alternative strategies will be feasible or prove adequate. Also, some alternative strategies would require the consent of at least a majority in interest of the lenders under our credit facility, the holders of our senior subordinated notes and the holders of our senior discount debentures, and we can provide no assurances that we would be able to obtain this consent. If we are unable to meet our debt service obligations and alternative strategies are unsuccessful or unavailable, our lenders would be entitled to exercise various remedies, including foreclosing on our assets. Under those circumstances, you may lose all or a portion of your investment.

The covenants governing our debt impose significant restrictions on us.

The terms of our senior credit facility and the indentures for our senior subordinated notes and senior discount debentures impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	paying dividends or making distributions or certain other restricted payments;

•	making capital expenditures and other investments;

•	creating liens on our assets;

•	issuing or selling capital stock of our subsidiaries;

•	transferring or selling assets currently held by us;

•	repurchasing stock and certain indebtedness;

•	engaging in transactions with affiliates;

•	entering into any agreements that restrict dividends from our subsidiaries; and

•	engaging in mergers or consolidations.

The failure to comply with any of these covenants would cause a default under our indentures and other debt agreements. Furthermore, our credit facility contains certain financial covenants, including establishing a maximum leverage ratio and requiring us to maintain a minimum interest coverage ratio and a funded senior debt to current assets ratio, which, if not maintained by us, will cause us to be in default under our senior credit facility. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to us.

Risks Relating to Our Offering

Our stock price may be volatile, and you could lose all or part of your investment.

The market for equity securities has been extremely volatile. The following factors could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the retail automotive parts industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and company resources and could have a material adverse effect on our business and results of operations.

The sale of a substantial number of shares of our common stock after this offering may cause the market price of our common stock to decline.

If our existing stockholders sell shares of common stock in the public market following this offering, including shares issued upon the exercise of outstanding options, or if the market perceives that these sales could occur, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

Upon completion of this offering, we will have outstanding 35,692,563 shares of common stock, assuming no exercise of outstanding options. After this offering, approximately 23,354,119 shares, including the shares to be sold in this offering, will be freely tradeable. Subsequent to this offering, 11,402,956 shares and 2,193,000 shares issuable upon exercise of outstanding options are subject to lock-up agreements in which the holders have agreed not to sell any shares for 90 days after the date of this prospectus without the prior written consent of both Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated. The shares and shares subject to options that are subject to lock-up agreements generally will be available for sale after the end of the lock-up period.

We also are a party to a registration rights agreement that obligates us, assuming completion of this offering, to register for public resale an aggregate of 11,659,864 shares of common stock (including 500,000 shares subject to immediately exercisable options), at the option of the stockholders who are parties to that agreement. However, under the lock-up agreements described above, the holders of all registrable shares have agreed not to exercise their registration rights for 90 days following this offering without the prior written consent of both Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated. If, upon the expiration of the lock-up agreements, all or a portion of these stockholders exercise their right to require us to register their shares for resale and sell shares of common stock in the public market, the market price of our common stock could decline.

Our major stockholders have substantial control over us, and could limit your ability to influence the outcome of matters requiring stockholder approval.

Assuming completion of this offering, the holders of 11,159,864 shares of our common stock, or 31.3% of our outstanding common stock, will continue to be parties to a stockholders agreement that provides, among other things, that such stockholders will nominate and vote in favor of up to six members of our board of directors, making it highly likely that these nominees will continue to be elected to our board of directors. We currently have 12 directors and under our certificate of incorporation may have up to 14 directors. If the directors nominated by the parties to the stockholders agreement agree among themselves to take or refrain from taking any course of action, as they could control a large portion and potentially a majority of our board of directors, these directors will be able to significantly influence actions to be taken by our board. The stockholders agreement also provides that, without the approval of Nicholas Taubman, we may not amend our certificate of incorporation or bylaws or the stockholders agreement if it would adversely affect the rights and obligations of Mr. Taubman, subject to certain exceptions. In addition, Freeman Spogli & Co. will continue to own 22.7% of the shares of our common stock outstanding after this offering. As a result, Freeman Spogli & Co. will be able to significantly influence the vote on matters submitted for approval by our stockholders. In addition, this control could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountants, in connection with any material misstatement or omission that may be contained in our financial statements that were audited by Arthur Andersen.

Arthur Andersen LLP audited our consolidated financial statements for our 1999 through 2001 fiscal years, which are included in and incorporated into this prospectus. On June 15, 2002, Arthur Andersen was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen’s work for Enron Corporation. On September 15, 2002, a federal judge upheld this conviction, and on October 15, 2002, a federal judge sentenced Arthur Andersen to five years probation and a $500,000 fine. Arthur Andersen ceased its audit practice before the SEC on August 31, 2002. Consequently, Arthur Andersen has not consented to the inclusion of their audit report for our consolidated financial statements for our 1999 through 2001 fiscal years included in and incorporated into this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act.

Because Arthur Andersen has not consented to the inclusion of their report, it will be more difficult for you to seek remedies against Arthur Andersen in connection with any material misstatement or omission contained in our consolidated financial statements for our 1999 through 2001 fiscal years that are included in this prospectus. In particular, and without limitation, you will not be able to recover from Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements. In addition, relief in connection with claims which may be available to stockholders under the federal securities laws against auditing firms may not be available against Arthur Andersen as a practical matter due to recent events regarding Arthur Andersen.

We have anti-takeover defense provisions in our certificate of incorporation and bylaws, and provisions in our debt instruments, that may deter potential acquirors and depress the price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions:

•	authorize our board of directors to issue “blank check” preferred stock and determine the powers, preferences and privileges of those shares without prior stockholder approval;

•	prohibit the right of our stockholders to act by written consent;

•	limit the calling of special meetings of stockholders; and

•
impose a requirement that holders of 66 2/3% of the outstanding shares of common stock are required to amend the provisions relating to actions by written consent of stockholders and the limitations of calling special meetings.

Our debt instruments also contain provisions that could have the effect of making it more difficult or less attractive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Specifically, the terms of our senior subordinated notes and senior discount debentures require that they be redeemed at a premium over their principal amount in the event that we undergo a change of control. In addition, our senior credit facility contains a covenant that prohibits us from undergoing a change of control, and provides that a change of control constitutes an event of default under that facility and will cause the related indebtedness to become immediately due. The need to repay all of this indebtedness may deter potential third parties from acquiring us.

Under these various provisions in our certificate of incorporation, bylaws and debt instruments, a takeover attempt or third-party acquisition of us, including a takeover attempt that may result in a premium over the market price for shares of our common stock, could be delayed, deterred or prevented. In addition, these provisions may prevent the market price of our common stock from increasing in response to actual or rumored takeover attempts and may also prevent changes in our management. As a result, these anti-takeover and change of control provisions may limit the price investors are willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as “will,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “forecasts,” “plans,” “intends,” “should” or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are included in this statement for purposes of complying with these safe harbor provisions.

These forward-looking statements reflect current views about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward-looking statements made in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	our ability to expand our business;

•	the implementation of our business strategies and goals;

•	integration of our previous and future acquisitions;

•	a decrease in demand for our products;

•	competitive pricing and other competitive pressures;

•	our relationships with our vendors;

•	our involvement as a defendant in litigation or incurrence of judgments, fines or legal costs;

•	deterioration in general economic conditions;

•	our ability to meet debt obligations and adhere to the restrictions and covenants imposed under our debt instruments;

•	our critical accounting policies; and

•
other statements that are not of historical fact made throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

We assume no obligation to update publicly any forwarded-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

USE OF PROCEEDS

If the over-allotment is exercised in full, we will receive an estimated $41.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from the sale by us of the over-allotment shares, if any, to repay, on a pro rata basis, borrowings under the tranche A and tranche C term loans under our credit facility (borrowings which mature in November 2006 and November 2007, bore interest at 4.56% and 4.38% at October 5, 2002, and were incurred in connection with the Discount acquisition and to refinance a portion of our tranche B term loans). In addition, we may use a portion of the proceeds, within 90 days of the date of this offering, to repurchase in the market a portion of our 12.875% senior discount debentures due 2009 and 10.25% senior subordinated notes due 2008. Our determination of whether to repurchase any of the senior discount debentures or senior subordinated notes will depend on prevailing market prices, and would reduce the amount of the net proceeds that we would use to repay borrowings outstanding under the term loans.

We will not receive any of the proceeds from the sale of shares by the selling stockholders, including the sale of any over-allotment shares by one of the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “AAP.” The table below sets forth, for the fiscal periods indicated, the high and low sale prices per share for our common stock, as reported by the NYSE. Our common stock has been listed on the NYSE since November 29, 2001, the closing date of the Discount acquisition. Prior to that date, there was no public market for our common stock.

	High	Low
Fiscal Year Ended December 29, 2001
Fourth Quarter from November 29	$47.65	$39.70
Fiscal Year Ending December 28, 2002
First Quarter	$50.05	$39.85
Second Quarter	$62.19	$44.90
Third Quarter	$55.60	$41.40
Fourth Quarter (through December 10, 2002)	$58.34	$48.20

The closing sale price of our common stock on December 10, 2002 was $52.80. At November 13, 2002, there were 427 holders of record of our common stock.

DIVIDEND POLICY

We have not declared or paid cash dividends on our common stock in the last two years. We anticipate that we will retain all of our earnings in the foreseeable future to finance the expansion of our business and repay indebtedness and, therefore, we do not anticipate paying any dividends on our common stock. In addition, the terms of our credit facility and the indentures governing our senior subordinated notes and senior discount debentures currently prohibit us from declaring or paying any dividends or other distributions on any shares of our capital stock. Any payments of dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions contained in our amended credit facility and indentures, or other agreements, the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits, and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and capitalization at October 5, 2002:

•	on an actual basis; and

•
on an as adjusted basis to give effect to the sale of 845,394 shares of our common stock by us to the underwriters, assuming the underwriters’ exercise the full amount of the over-allotment option, and the use of the proceeds received by us from that sale, net of underwriting discounts and commissions and estimated offering expenses, to repay approximately $41.4 million of borrowings, on a pro rata basis, under the tranche A and tranche C term loans under our credit facility. Although this table reflects prepayment of these term loans, we may also use the proceeds to repurchase a portion of our 12.875% senior discount debentures and 10.25% senior subordinated notes.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and the other financial information included in, or incorporated by reference into, this prospectus.

	At October 5, 2002
	Actual	As Adjusted
		(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$56,843	$56,843

Total debt:
Senior credit facility:(1)
Revolving credit facility	—	—
Tranche A term loan facility	89,611	78,686
Tranche C term loan facility	249,873	219,409
Industrial revenue bonds(2)	10,000	10,000
10.25% Senior Subordinated Notes due 2008(3)	333,784	333,784
12.875% Senior Discount Debentures due 2009	89,500	89,500

Total debt	772,768	731,379

Stockholders equity:
Common stock, $.0001 par value; authorized—100,000,000; 35,692,563 and 36,537,957 issued and outstanding	4	4
Capital in excess of par value	607,189	647,978
Stockholder subscription receivable(4)	(1,819)	(1,219)
Other comprehensive income (loss)	(289)	(289)
Accumulated deficit	(148,894)	(148,894)

Stockholders’ equity	456,191	497,580

Total capitalization	$1,228,959	$1,228,959

(1)
In June 2002, we repaid a portion of our tranche A and tranche B term loans and refinanced the remaining portion of our tranche B term loans, and amended and restated our senior credit facility to provide for (i) $430 million in term loans, consisting of a $180 million tranche A term loan facility due November 2006 and a $250 million tranche C term loan facility due November 2007 and (ii) a revolving credit facility of $160 million (a portion of which can be used for the issuance of letters of credit), with a maturity of five years. We had approximately $27.3 million in letters of credit outstanding and had no borrowings under the revolving credit facility at October 5, 2002, which reduced availability under the revolving credit facility to approximately $132.7 million as of that date.

(2)	In November 2002, we repurchased the entire $10 million in indebtedness under the McDuffie County Authority taxable industrial revenue bonds.
(3)	Subsequent to October 5, 2002, we repurchased and retired $8.5 million of our senior subordinated notes.
(4)
Reflects a stockholder subscription receivable and the repayment of the receivable by one of the selling stockholders from the proceeds received by the selling stockholder from shares sold in the offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected historical consolidated statement of operations, balance sheet and other operating data. The selected historical consolidated financial and other data at December 30, 2000 and December 29, 2001 and for the three years ended December 29, 2001 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial and other data at January 3, 1998, January 2, 1999 and January 1, 2000 and for the years ended January 3, 1998 and January 2, 1999 have been derived from our audited consolidated financial statements and the related notes that have not been included in this prospectus. The historical consolidated financial and other data at October 5, 2002 and for the forty weeks ended October 5, 2002 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial and other data at October 6, 2001 and for the forty weeks ended October 6, 2001 have been derived from our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our financial position, the results of our operations and cash flows have been made. The results of operations for the forty weeks ended October 5, 2002 are not necessarily indicative of the results of operations to be expected for the full year. You should read this data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Data” and the consolidated financial statements and the related notes of Advance and Discount included elsewhere in, or incorporated by reference into, this prospectus. The results include the activities of the following acquired businesses since their respective dates of acquisition, Discount Auto Parts, Inc. (November 2001), Carport Auto Parts, Inc. (April 2001) and Western Auto Supply Company (November 1998).

	Fiscal Year(1)					Forty Weeks Ended
	1997	1998	1999	2000	2001	October 6, 2001	October 5, 2002
Consolidated Statement of						(unaudited)
Operations Data:	(in thousands, except per share and selected store data)

Net sales	$848,108	$1,220,759	$2,206,945	$2,288,022	$2,517,639	$1,935,630	$2,585,466
Cost of sales	524,586	766,198	1,404,113	1,392,127	1,441,613	1,110,218	1,450,282
Supply chain initiatives(2)	—	—	—	—	9,099	—	—

Gross profit	323,522	454,561	802,832	895,895	1,066,927	825,412	1,135,184
Selling, general and administrative expenses(3)	278,039	392,353	740,481	801,521	947,531	721,549	940,593
Expenses associated with supply chain initiatives(4)	—	—	—	—	1,394	—	—
Impairment of assets held for sale(5)	—	—	—	856	12,300	1,600	—
Expenses associated with the recapitalization(6)	—	14,277	—	—	—	—	—
Expenses associated with the merger related restructuring(7)	—	6,774	—	—	3,719	—	525
Expenses associated with merger and integration(8)	—	7,788	41,034	—	1,135	—	25,917
Expenses associated with private company(9)	3,056	845	—	—	—	—	—
Non-cash stock option compensation expense(10)	—	695	1,082	729	11,735	2,862	—

Operating income	42,427	31,829	20,235	92,789	89,113	99,401	168,149
Interest expense	(6,086)	(35,038)	(62,792)	(66,640)	(61,895)	(45,195)	(62,734)
Other income (expense), net	(321)	943	4,647	1,012	1,283	879	949

Income (loss) before income taxes, extraordinary items and cumulative effect of a change in accounting principle	36,020	(2,266)	(37,910)	27,161	28,501	55,085	106,364
Income tax expense (benefit)	14,733	(84)	(12,584)	10,535	11,312	21,856	41,270

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	21,287	(2,182)	(25,326)	16,626	17,189	33,229	65,094
Extraordinary item, gain (loss) on debt extinguishment, net of ($1,759), $2,424 and $5,512 income taxes, respectively	—	—	—	2,933	(3,682)	—	(8,694)

	Fiscal Year(1)					Forty Weeks Ended
	1997	1998	1999	2000	2001	October 6, 2001	October 5, 2002
						(unaudited)
	(in thousands, except per share and selected store data)
Cumulative effect of a change in accounting principle, net of $1,360 income taxes	—	—	—	—	(2,065)	—	—

Net income (loss)	$21,287	$(2,182)	$(25,326)	$19,559	$11,442	$33,229	$56,400
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle per basic share	$0.87	$(0.12)	$(0.90)	$0.59	$0.60	$1.17	$1.87
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle per diluted share	$0.87	$(0.12)	$(0.90)	$0.58	$0.59	$1.16	$1.81
Net income (loss) per basic share	$0.87	$(0.12)	$(0.90)	$0.69	$0.40	$1.17	$1.62
Net income (loss) per diluted share	$0.87	$(0.12)	$(0.90)	$0.68	$0.39	$1.16	$1.57
Weighted average basic shares outstanding	24,288	18,606	28,269	28,296	28,637	28,295	34,851
Weighted average diluted shares outstanding	24,288	18,606	28,269	28,611	29,158	28,642	36,014

Other Financial Data:

EBITDA, as adjusted(11)	$68,361	$92,612	$121,899	$161,876	$199,710	$157,111	$266,999
Capital expenditures(12)	48,864	65,790	105,017	70,566	63,695	49,550	68,524

Cash flows provided by (used in):

Operating activities	$42,478	$44,022	$(20,976)	$103,951	$103,536	$126,294	$218,880
Investing activities	(48,607)	(230,672)	(113,824)	(64,940)	(451,008)	(68,705)	(51.946)
Financing activities	6,759	207,302	121,262	(43,579)	347,580	(63,680)	(128,208)

Selected Store Data:

Comparable store sales growth(13)	5.7%	7.8%	10.3%	4.4%	6.2%	6.5%	6.2%
Net new stores(14)	165	753	50	112	755	62	(91)
Number of stores, end of period	814	1,567	1,617	1,729	2,484	1,791	2,393
Stores with commercial delivery program, end of period	421	532	1,094	1,210	1,370	1,195	1,408
Total commercial delivery sales, as a percentage of total retail sales	7.4%	9.0%	9.9%	14.1%	14.1%	14.4%	12.8%
Total retail store square footage, end of period (in thousands)	5,857	12,084	12,476	13,325	18,717	13,782	17,990
Average net retail sales per store (in thousands)(15)	$1,159	$1,270	$1,267	$1,295	$1,346	$1,054	$1,031
Average net retail sales per square foot(16)	$161	$172	$164	$168	$175	$137	$137

	At
	1/3/98	1/2/99	1/1/00	12/30/00	12/29/01	10/6/01	10/5/02
						(unaudited)
	(in thousands)

Balance Sheet Data:

Cash and cash equivalents	$15,463	$36,115	$22,577	$ 18,009	$18,117	$11,918	$56,843
Net working capital	121,140	310,113	355,608	318,583	442,099	318,078	474,144
Total assets	461,257	1,265,355	1,348,629	1,356,360	1,950,615	1,375,392	2,083,203
Total net debt(17)	95,633	485,476	627,467	582,539	972,368	531,010	715,925
Total stockholders’ equity	143,548	159,091	133,954	156,271	288,571	196,373	456,191

(1)	Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks except for 1997, which consisted of 53 weeks.
(2)	Represents restocking and handling fees associated with the return of inventory as a result of our supply chain initiatives.
(3)
Selling, general and administrative expenses exclude certain non-recurring charges discussed in notes (4), (5), (6), (7), (8), (9) and (10) below. The 1997 amount includes an unusual medical claim that exceeded our stop loss insurance coverage. The pre-tax amount of this claim, net of related increased insurance costs, was $882. We have increased our stop loss coverage effective January 1, 1998 to a level that would provide insurance coverage for a medical claim of this magnitude.

(4)	Represents costs of relocating certain equipment held at facilities closed as a result of our supply chain initiatives.
(5)	Represents the devaluation of certain property held for sale, including the $1.6 million charge taken in the first quarter of 2001 and a $10.7 million charge taken in the fourth quarter of 2001.
(6)	Represents expenses incurred in our 1998 recapitalization related primarily to non-recurring bonuses paid to certain employees and to fees for professional services.
(7)
Represents expenses related primarily to lease costs associated with 31 Advance Auto Parts stores closed in overlapping markets in connection with the Western merger and 27 Advance Auto Parts stores identified to be closed at December 29, 2001 as a result of the Discount acquisition.

(8)	Represents certain expenses related to the Western merger and integration, conversion of the Parts America stores and the Discount acquisition.
(9)
Reflects our estimate of expenses eliminated after the recapitalization that related primarily to compensation and other benefits of our chairman, who prior to our recapitalization was our principal stockholder.

(10)
Represents non-cash compensation expenses related to stock options granted to certain of our employees, including a non-recurring charge of $8.6 million in the fourth quarter of 2001 related to variable provisions of our stock option plans that were in place when we were a private company and that have since been eliminated.

(11)
EBITDA, as adjusted, represents operating income plus depreciation and amortization, non-cash and other employee compensation expenses and certain non-recurring charges as scheduled below, included in operating income. EBITDA, as adjusted, is not intended to represent cash flow from operations as defined by GAAP, and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. We have included EBITDA, as adjusted, herein because our management believes this information is useful to investors, as such measure provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and, in addition, certain covenants in our indentures and our credit facility are based upon an EBITDA calculation. Our method for calculating EBITDA, as adjusted, may differ from similarly titled measures reported by other companies. Our management believes certain recapitalization expenses, non-recurring charges, private company expenses, non-cash and other employee compensation expenses, and merger and integration expenses should be eliminated from the EBITDA calculation to evaluate our operating performance, and we have done so in our calculation of EBITDA, as adjusted.

The following table reflects the effect of these items:

	Fiscal Year					Forty Weeks Ended
	1997	1998	1999	2000	2001	October 6, 2001	October 5, 2002
	(in thousands)					(unaudited)
Other Data:
EBITDA(a)	$65,110	$61,793	$78,382	$159,615	$160,344	$153,030	$239,604

Supply chain initiatives (see note 2 above)	—	—	—	—	9,099	—	—

Expenses associated with supply chain initiatives (see note 4 above)	—	—	—	—	1,394	—	—

Impairment of assets held for sale (see note 5 above)	—	—	—	—	10,700	—	—

Recapitalization expenses (see note 6 above)	—	14,277	—	—	—	—	—

Merger related restructuring expenses (see note 7 above)	—	6,774	—	—	3,719	—	525

Merger and integration expenses (see note 8 above)	—	7,788	41,034	—	1,135	—	25,917

Private company expenses (see note 9 above)	3,056	845	—	—	—	—	—

Non-cash stock option compensation expense (see note 10 above)	—	695	1,082	729	11,735	2,862	—

Non-operating interest expense on postretirement benefits(b)	195	440	1,401	1,532	1,584	1,219	953

EBITDA, as adjusted(c)	$68,361	$92,612	$121,899	$161,876	$199,710	$157,111	$266,999

(a)
The 1997 EBITDA amount excludes an unusual medical claim that exceeded our stop-loss insurance coverage. The pre-tax amount of this claim, net of related increased insurance costs, was $882. We have increased our stop-loss coverage effective January 1, 1998 to a level that would provide insurance coverage for a medical claim of this magnitude.

(b)	Represents the interest component of the net periodic postretirement benefit cost associated with our postretirement benefit plan.
(c)
EBITDA, as adjusted, for 2000 includes a non-recurring net gain of $3.3 million, which represents a portion of a cash settlement received in connection with a lawsuit against a supplier. EBITDA, as adjusted, for 2001 includes a non-recurring net gain of $3.2 million, recorded in the first quarter of 2001, which represents a portion of the cash settlement received in connection with the lawsuit against a supplier, partially offset by nonrecurring closed store expenses and the $1.6 million write-down of an administrative facility taken in the first quarter of 2001.

(12)	Capital expenditures for 2001 exclude $34.1 million for our November 2001 purchase of Discount’s Gallman, Mississippi distribution facility from the lessor in connection with the Discount acquisition.
(13)
Comparable store sales growth is calculated based on the change in net sales starting once a store has been opened for thirteen complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales from the original date of opening. The Parts America stores acquired in the Western merger and subsequently converted to Advance Auto Parts stores are included in the comparable store sales calculation after thirteen complete accounting periods following their physical conversion. Stores acquired in the Carport acquisition are included in the comparable store sales calculation following thirteen complete accounting periods after their system conversion to the Advance Auto Parts store system. Stores acquired in the Discount acquisition will be included in the comparable stores sales calculation beginning in December 2002, which is thirteen complete accounting periods after the acquisition date of November 28, 2001. Comparable store sales do not include sales from our Western Auto stores.

(14)
Net new stores represent new stores opened and acquired, less stores closed. The negative net new stores count for the forty weeks ended October 5, 2002 is a result of closing 130 Discount and Advance stores in our existing markets as part of the integration of Discount.

(15)
Average net retail sales per store is based on the average of beginning and ending number of stores for the respective period. The 1998 amounts were calculated giving effect to the Parts America retail net sales and number of stores for the period from November 1, 1998 through January 2, 1999. The fiscal 2001 amounts were calculated giving effect to the Discount retail net sales and number of stores for the period from December 2, 2001 through December 29, 2001.

(16)
Average net retail sales per square foot is based on the average of beginning and ending total store square footage for the respective period. The 1998 amounts were calculated giving effect to the Parts America retail net sales and square footage for the period from November 1, 1998 through January 2, 1999. The fiscal 2001 amounts were calculated giving effect to the Discount retail net sales and number of stores for the period from December 2, 2001 through December 29, 2001.

(17)	Net debt includes total debt and bank overdrafts, less cash and cash equivalents.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following pro forma consolidated financial data has been prepared by our management by applying pro forma adjustments to the historical consolidated financial statements of us and Discount and the related notes thereto after giving effect to the Discount acquisition and related financing transactions. The pro forma adjustments, which are based upon available information and upon certain assumptions that our management believes are reasonable, are described in the accompanying notes. The unaudited pro forma consolidated statement of operations combines our consolidated statement of operations for the year ended December 29, 2001 (comprising fifty-two weeks and including Discount’s four-week results from December 2, 2001) with the Discount unaudited consolidated income statement for the eleven-month period ended November 27, 2001 (comprising forty-seven weeks), to reflect the Discount acquisition and related financing transactions, as if such transactions had been consummated and were effective as of December 31, 2000. Our year ends on the Saturday closest to December 31 of each year, while Discount’s year ends on the Tuesday closest to May 31 of each year. Accordingly, for purposes of the pro forma consolidated statements of operations, comparable annual period results for the respective companies have been combined in order to provide comparable results for the periods presented.

The financial effects to us of the Discount acquisition as presented in the pro forma consolidated financial data are not necessarily indicative of our consolidated financial position or results of operations which would have been obtained had the Discount acquisition actually occurred on the date described above, nor are they necessarily indicative of the results of future operations. The pro forma consolidated financial data should be read in conjunction with the notes hereto, which are an integral part hereof, the consolidated historical financial statements of us and Discount and the notes thereto that are included elsewhere in, or incorporated by reference into, this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Fiscal Year Ended December 29, 2001
	Advance Historical	Discount Historical	Acquisition Adjustments		Pro Forma for Discount Acquisition
Net sales	$2,517,639	$627,054	$—		$3,144,693
Cost of sales	1,450,712	379,974	—		1,830,686

Gross profit	1,066,927	247,080	—		1,314,007
Selling, general and administrative expenses	977,814	207,522	(1,873	)(1)	1,183,463

Operating income	89,113	39,558	1,873		130,544
Interest expense	(61,895)	(14,059)	(21,895	)(2)	(97,849)
Other expenses, net	1,283	7,032	—		8,315

Income before provision for taxes	28,501	32,531	(20,022)		41,010
Provision for income taxes	(11,312)	(11,694)	8,009	(3)	(14,997)

Income from continuing operations(4)	$17,189	$20,837	$(12,013)		$26,013

Earnings per share from continuing operations:
Basic	$0.60	$1.25			$0.80
Diluted(5)	$0.59	$1.24			$0.78

Weighted average common shares outstanding:
Basic	28,637	16,705			32,611
Diluted	29,158	16,808			33,159

See notes to Unaudited Pro Forma Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

December 29, 2001
(1) Reflects the following:

Reduction in depreciation and amortization as a result of pro forma purchase price allocation based on average useful lives of 12 years and 3 years, respectively (a)	$(1,488)
Less: Amortization of debt issuance costs and goodwill included in selling, general and administrative expenses in historical statement of operations of Discount	(607)
Elimination of amortization of deferred gain on sale leaseback	222

Net decrease in selling, general and administrative expenses	$(1,873)

(2) Gives effect to the increase in estimated interest expense from the use of borrowings to finance the Discount acquisition(b):

Commitment fees on unused borrowings related to the revolving credit facility	$(655)
Interest related to the tranche A term loan facility	(9,138)
Interest related to the tranche B term loan facility	(19,708)
Interest related to the new senior subordinated notes	(18,923)
Amortization of original issuance discount related to the senior subordinated notes amortized over 6 years	(1,423)
Amortization of debt issuance costs related to the senior credit facility and the new senior subordinated notes amortized over 6 years	(3,438)
Less: Interest expense and amortization of debt issuance costs in historical statement of operations related to debt extinguished in connection with the Discount acquisition	31,390

Net increase in interest expense	$(21,895)

(a)
The valuations of the fair values of Discount’s tangible and intangible assets are reflected in our historical balance sheet at December 29, 2001. Accordingly, this adjustment reflects the pro forma effect on depreciation and amortization for 2001.

(b)
Reflects pro forma interest expenses calculated assuming (i) a LIBOR rate of 2.0% plus a spread of 3.5% for the tranche A term loan and a LIBOR rate of 3.0% (the established floor) plus a spread of 4.0% for the tranche B term loan portions of our senior credit facility, respectively, (ii) a yield to maturity of 11.875% on the senior subordinated notes, which includes a cash interest component based on a coupon rate of 10.25%, and (iii) commitment fees on unused borrowings on our senior credit facility using a rate of 0.5% per annum. The interest rates on the senior credit facility are variable. A change in the rates of 1/8 of 1% on these borrowings would change the pro forma interest expense for the year ended December 29, 2001 by $488. The adjustments for the year ended December 29, 2001, excluding the historical interest expense and amortization of debt issuance costs, represent pro forma amounts through the date of the acquisition.

(3)	Estimated tax effects of the pro forma adjustments at a statutory rate of approximately 40%.
(4)	Income (loss) from continuing operations represents income (loss) before extraordinary item and the cumulative effect of a change in accounting principle.
(5)
Diluted earnings per share from continuing operations includes certain non-recurring charges of $20.9 million after-tax, or $0.72 per diluted share. These charges consist of $0.7 million in conversion expenses associated with the Discount acquisition, $2.2 million in lease termination expenses, $5.2 million in stock option compensation charges, $6.3 million in supply chain initiatives and a $6.5 million reduction in book value of property currently held for sale.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with “Selected Consolidated Historical Financial and Other Data,” the consolidated historical financial statements of us and Discount, the unaudited pro forma consolidated financial information of us and Discount, and the notes to those statements that appear elsewhere in, or that are incorporated by reference into, this prospectus. Our fiscal year ends on the Saturday nearest December 31 of each year. Our first quarter consists of 16 weeks, and the other three quarters consist of 12 weeks. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors” and “Business” and elsewhere in this prospectus.

General

We conduct all of our operations through our wholly owned subsidiary, Advance Stores Company, Incorporated and its subsidiaries. We were formed in 1929 and operated as a retailer of general merchandise until the 1980s. In the 1980s, we sharpened our marketing focus to target sales of automotive parts and accessories to “do-it-yourself,” or DIY, customers and accelerated our growth strategy. From the 1980s through the present, we have grown significantly through new store openings, strong comparable store sales growth and strategic acquisitions. Additionally, in 1996, we began to aggressively expand our sales to “do-it-for-me,” or DIFM, customers by implementing a commercial delivery program that supplies parts and accessories to third party professional installers and repair providers.

At October 5, 2002, we had 2,393 stores, which included 1,936 stores operating under the “Advance Auto Parts” trade name, in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States and 419 stores operating under the “Discount Auto Parts” trade name primarily in Florida. In addition, we had 38 stores operating under the “Western Auto” trade name primarily located in Puerto Rico and the Virgin Islands. We are the second largest specialty retailer of automotive parts, accessories and maintenance items to DIY customers in the United States, based on store count and sales. We currently are the largest specialty retailer of automotive products in the majority of the states in which we operate, based on store count.

Our combined operations are conducted in two operating segments, retail and wholesale. The retail segment consists of our retail operations operating under the trade names “Advance Auto Parts” and “Discount Auto Parts” in the United States and “Western Auto” in Puerto Rico, the Virgin Islands and one store in California. We also operate a wholesale distribution network which includes distribution services of automotive parts and accessories to approximately 430 independently owned dealer stores in 44 states operating under the “Western Auto” trade name. Our wholesale operations accounted for approximately 2.7% of our net sales for the forty weeks ended October 5, 2002.

Acquisitions and Recapitalization

Trak Auto Parts Acquisition.    During the third quarter of fiscal 2002, we entered into an arrangement to acquire 57 Trak Auto Parts stores. Under this arrangement, we will assume the store leases and pay up to $16.0 million to purchase inventory and fixtures. At October 5, 2002, we had taken ownership and converted 22 of the 57 stores, assumed the respective leases and had paid $2.7 million for inventory and fixtures.

Discount Acquisition.    On November 28, 2001, we acquired Discount in a transaction in which Discount’s shareholders received $7.50 per share in cash (or approximately $128.5 million in the aggregate) plus 0.2577 shares of our common stock for each share of Discount common stock. At November 28, 2001, Discount had 671 stores in six states, including the leading market position in Florida, with 437 stores. We issued approximately 4.3 million shares of our common stock to the former Discount shareholders, which represented 13.2% of our total shares outstanding immediately following the acquisition. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations for Discount for the periods from December 2, 2001 are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. Initial negative goodwill of $75.7 million, resulting from total excess fair value over the purchase price, was allocated proportionately as a reduction to non-current assets, primarily property and equipment. During the forty weeks ended October 5, 2002, we reduced negative goodwill by $18.7 million due to purchase accounting adjustments made primarily to adjust the fair market value of certain inventory and property and equipment and the related deferred income tax effects.

In connection with the Discount acquisition, we issued an additional $200 million face value of 10.25% senior subordinated notes and entered into a new senior credit facility that provided for (1) a $180 million tranche A term loan facility and a $305 million tranche B term loan facility and (2) a $160 million revolving credit facility (including a letter of credit sub-facility). Upon the closing of the Discount acquisition, we used $485 million of borrowings under the new senior credit facility and net proceeds of $185.6 million from the sale of the senior subordinated notes to, among other things, pay the cash portion of the acquisition consideration, repay all amounts outstanding under our then-existing credit facility, repay $204.7 million of outstanding indebtedness of Discount, including prepayment penalties, and purchase Discount’s Gallman, Mississippi distribution facility from the lessor. In June 2002, we repaid a portion of our tranche A and tranche B term loans and refinanced the remaining portion of our tranche B term loans with a $250 million tranche C term loan facility.

Carport Acquisition.    On April 23, 2001, we completed our acquisition of the assets used in the operation of Carport Auto Parts, Inc. retail auto parts stores located throughout Alabama and Mississippi. Based upon store count, this made us the largest retailer of automotive parts in the Alabama market. Upon the closing of the acquisition, we decided to close 21 Carport stores not expected to meet long-term profitability objectives. The remaining 30 Carport locations were converted to the Advance Auto Parts store format within six weeks of the acquisition. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations of Carport for the periods from April 23, 2001 are included in the accompanying consolidated financial statements. The purchase price of $21.5 million has been allocated to the assets acquired and the liabilities assumed, based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3.7 million in goodwill.

Western Auto Acquisition.    On November 2, 1998, we acquired Western Auto Supply Company from Sears. The purchase price included the payment of 11,474,606 shares of our common stock and $185.0 million in cash. Certain of our stockholders invested an additional $70.0 million in equity to fund a portion of the cash portion of the purchase price, the remainder of which was funded through additional borrowings under our prior credit facility, and cash on hand. The Western merger was accounted for under the purchase method of accounting. Accordingly, the results of operations of Western for the periods from November 2, 1998 are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. Negative goodwill of $4.7 million, resulting from total excess fair value over the purchase price, was allocated proportionately as a reduction to non-current assets, primarily property and equipment.

We have achieved significant benefits from the combination with Western through improved purchasing efficiencies from vendors, consolidated advertising, distribution and corporate support efficiencies. The Western merger resulted in the addition of a net 545 Advance Auto Parts stores, 39 Western Auto stores and the wholesale operations.

Recapitalization.    On April 15, 1998, we consummated a recapitalization in which Freeman Spogli & Co. and Ripplewood Partners, L.P. purchased approximately $80.5 million and $20.0 million of our common stock, respectively, representing approximately 64% and 16% of our outstanding common stock immediately following the recapitalization. In connection with the recapitalization, management purchased approximately $8.0 million, or approximately 6%, of our outstanding common stock. The purchase of common stock by management resulted in stockholder subscription receivables. The notes are full recourse and provide for annual interest payments, at the prime rate, with the entire principal amount due on April 15, 2003. In addition, on April 15, 1998, we entered into our prior credit facility and also issued $200 million of senior subordinated notes and approximately $112 million in face amount of senior discount debentures. In connection with these transactions, we extinguished a substantial portion of our existing notes payable and long-term debt. These transactions collectively represent the “recapitalization.” We have accounted for the recapitalization for financial reporting purposes as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt. In connection with the Discount acquisition, we repaid all amounts outstanding under our prior credit facility and entered into a senior credit facility.

Critical Accounting Policies

Our financial statements have been prepared in accordance with accounting policies generally accepted in the United States. Our discussion and analysis of the financial condition and results of operations are based on these financial statements. The preparation of these financial statements requires the application of these accounting policies in addition to certain estimates and judgments by our management. Our estimates and judgments are based on currently available information, historical results and other assumptions we believe are reasonable. Actual results could differ from these estimates.

The following critical accounting policies are used in the preparation of the financial statements as discussed above.

Vendor Incentives

We receive incentives from vendors related to cooperative advertising allowances, volume rebates and other miscellaneous agreements. Many of the incentives are under long-term agreements (terms in excess of one year), while others are negotiated on an annual basis. Our vendors require us to use certain cooperative advertising allowances exclusively for advertising. These restricted cooperative advertising allowances are recognized as a reduction to selling, general and administrative expenses as advertising expenditures are incurred. Unrestricted cooperative advertising revenue, rebates and other miscellaneous incentives are earned based on purchases and/or the sale of the product. Amounts received or receivable from vendors that are not yet earned are reflected as deferred revenue in the consolidated balance sheets included elsewhere in, or incorporated by reference into, this prospectus. We record unrestricted cooperative advertising and volume rebates earned as a reduction of inventory and recognize the incentives as a reduction to cost of sales as the inventory is sold. Short-term incentives are recognized as a reduction to cost of sales over the course of the annual agreement term and are not recorded as reductions to inventory.

We recognize other incentives earned related to long-term agreements as a reduction to cost of sales over the life of the agreement based on the timing of purchases. These incentives are not recorded as reductions to inventory. The amounts earned under long-term arrangements not recorded as a reduction of inventory are based on our estimate of total purchases that will be made over the life of the contracts and the amount of incentives that will be earned. The incentives are generally recognized based on the cumulative purchases as a percentage of total estimated purchases over the life of the contract. Our margins could be impacted positively or negatively if actual purchases or results differ from our estimates, but over the life of the contract would be the same.

During the fourth quarter of 2001, we changed our method of accounting for unrestricted cooperative advertising allowances. These incentives are now treated as a reduction to inventory and the corresponding cost of sales. Previously, we accounted for these incentives as a reduction to selling, general and administrative expenses to the extent advertising expense was incurred.

Inventory

        Minimal inventory shrink reserves are recorded related to Advance Auto Parts stores as a result of our extensive and frequent cycle counting program. Our estimates related to these shrink reserves depend on the effectiveness of the cycle counting programs. We evaluate the effectiveness of these programs on an on-going basis and believe they provide reasonable assurance that minimal shrink reserves are needed.

        Minimal reserves for potentially excess and obsolete inventories are recorded as well. The nature of our inventory is such that the risk of obsolescence is minimal. In addition, we have historically been able to return excess items to the vendor for credit. We provide reserves where less than full credit will be received for such returns and where we anticipate that items will be sold at retail prices that are less than recorded cost. Future changes by vendors in their policies or willingness to accept returns of excess inventory could require us to revise our estimates of required reserves for excess and obsolete inventory.

Warranties

We record accruals for future warranty claims related to warranty programs for batteries, tires, road-side assistance and Craftsman products. Our accruals are based on current sales of the warranted products and historical claim experience. If claims experience differs from historical levels, revisions in our estimates may be required.

Restructuring and Closed Store Liabilities

We recognize a provision for future obligations at the time a decision is made to close a store location and includes future minimum lease payments, common area maintenance and taxes. Additionally, we make certain assumptions related to potential subleases and lease buyouts that reduce the recorded amount of the accrual. These assumptions are based on our knowledge of the market and the relevant experience. However, the inability to enter into the subleases or obtain buyouts within the estimated timeframe may result in increases or decreases to these reserves.

Contingencies

We accrue for obligations, including estimated legal costs, when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known, we reassess our position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax, environmental and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

Components of Statement of Operations

Net Sales

Net sales consist primarily of comparable store sales, new store net sales, service net sales, net sales to the wholesale dealer network and finance charges on installment sales. Comparable store sales is calculated based on the change in net sales starting once a store has been opened for 13 complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales from the original date of opening. Each Parts America store that was acquired in the Western merger and subsequently converted to an Advance Auto Parts store has been included in the comparable store sales calculation after 13 complete accounting periods following the completion of its physical conversion to an Advance Auto Parts store. Additionally, the stores acquired in the Carport acquisition are included in the comparable store sales calculation following 13 complete accounting periods after their system conversion to the Advance Auto Parts store system. Stores acquired in the Discount acquisition will be included in the comparable stores sale calculation beginning in December 2002, which is 13 complete accounting periods after the acquisition date of November 28, 2001. We do not include net sales from the 38 Western Auto retail stores in our comparable store sales calculation.

Cost of Sales

Our cost of sales includes merchandise costs and warehouse and distribution expenses, as well as service labor costs of our Western Auto stores. Gross profit as a percentage of net sales may be affected by variations in our product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs. We seek to avoid fluctuation in merchandise costs and instability of supply by entering into long-term purchasing agreements with vendors when we believe it is advantageous.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of store payroll, store occupancy (including rent), net advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office expenses, data processing, professional expenses and other related expenses. We lease a significant portion of our stores.

Results of Operations

The following table sets forth certain of our operating data expressed as a percentage of net sales for the periods indicated.

	Fiscal Year			Forty Weeks Ended
	1999	2000	2001	October 6, 2001	October 5, 2002
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales(1)	63.6	60.8	57.2	57.4	56.1
Expenses associated with supply chain initiatives	—	—	0.4	—	—

Gross profit	36.4	39.2	42.4	42.6	43.9
Selling, general and administrative expenses(1)(2)	33.5	35.0	37.6	37.3	36.4
Expenses associated with supply chain initiatives	—	—	0.1	—	—
Impairment of assets held for sale	—	—	0.5	0.1	—
Expenses associated with merger related restructuring	—	—	0.1	—	0.0
Expenses associated with merger and integration	1.9	—	0.0	—	1.0
Non-cash stock option compensation expense	0.1	0.1	0.5	0.1	—

Operating income	0.9	4.1	3.5	5.1	6.5
Interest expense	(2.8)	(2.9)	(2.5)	(2.3)	(2.4)
Other income, net	0.2	0.0	0.1	0.0	0.0
Income tax (benefit) expense	(0.6)	0.5	0.4	1.1	1.6

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	(1.1)	0.7	0.7	1.7	2.5
Extraordinary item, gain (loss) on debt extinguishment, net of income taxes	—	0.1	(0.1)	—	(0.3)
Cumulative effect of a change in accounting principle, net of income taxes	—	—	(0.1)	—	—

Net income (loss)	(1.1)%	0.8%	0.5%	1.7%	2.2%

(1)
Cost of sales and selling, general and administrative expenses presented for fiscal 2001 and the forty weeks ended October 6, 2001 and October 5, 2002 reflect the change in accounting principle related to cooperative advertising funds. This change resulted in lower cost of sales with corresponding increases in selling, general and administrative expenses.

(2)	Selling, general and administrative expenses are adjusted for certain non-recurring and other items.

Forty Weeks Ended October 5, 2002 Compared to Forty Weeks Ended October 6, 2001

Net sales for the forty weeks ended October 5, 2002 were $2,585.5 million, an increase of $649.8 million, or 33.6%, over net sales for the forty weeks ended October 6, 2001. Net sales for the retail segment increased $659.3 million, or 35.5%, to $2,514.9 million. The net sales increase for the retail segment was due to an increase in the comparable store sales of 6.2%, sales from stores acquired in the Discount acquisition and contributions from new stores opened within the last year. The comparable store sales increase was a result of growth in both the DIY and DIFM market segments, as well as the continued maturation of new stores. Net sales for the wholesale segment decreased $9.4 million due to the decline in the number of dealer stores we serviced and lower average sales to each dealer.

During the forty weeks ended October 5, 2002, we opened 61 new stores, relocated 27 stores and closed 152 stores (130 of which were related to the Discount acquisition), bringing the number of total retail stores to 2,393. As of October 5, 2002, we had 1,408 stores participating in our commercial delivery program, as a result of adding 38 net programs during the forty weeks ended October 5, 2002.

Gross profit for the forty weeks ended October 5, 2002 was $1,135.2 million, or 43.9% of net sales, as compared to $825.4 million, or 42.6% of net sales, for the forty weeks ended October 6, 2001. The increase in gross profit percentage reflects the positive impact in purchasing synergies as a result of renegotiating vendor contracts in conjunction with the Discount acquisition, and the leveraging of logistics costs realized from our recent supply chain initiatives. Additionally, gross profit for the forty weeks ended October 6, 2001 includes an $8.3 million gain from our settlement with a vendor. The gross profit for the retail segment was $1,123.8 million, or 44.7% of net sales, for the forty weeks ended October 5, 2002, as compared to $813.9 million, or 43.9% of net sales, for the forty weeks ended October 6, 2001. The gross profit for the retail segment also includes the $8.3 million gain for the forty weeks ended October 6, 2001.

Selling, general and administrative expenses, before merger and integration expenses and merger related restructuring, increased to $940.6 million, or 36.4% of net sales, for the forty weeks ended October 5, 2002, from $726.0 million, or 37.5% of net sales, for the forty weeks ended October 6, 2001. The decrease in selling, general and administrative expenses as a percentage of sales reflects both our ability to leverage our store payroll expenses against a higher sales base, as well as lower rent expense as a result of owning a higher percentage of stores following the Discount acquisition.

Operating income, as adjusted for merger and integration expenses and merger related restructuring, was $194.6 million in the forty weeks ended October 5, 2002, or 7.5% of net sales, as compared to $99.4 million, or 5.1% of net sales, for the forty weeks ended October 6, 2001. Merger and integration expenses of $25.9 million include non-recurring expenses associated with integrating the Discount operations. Merger related restructuring expenses primarily relate to lease costs associated with Advance Auto Parts stores in overlapping markets closed as a result of the Discount acquisition.

Interest expense for the forty weeks ended October 5, 2002 was $62.7 million, or 2.4% of net sales, as compared to $45.2 million, or 2.3% of net sales, for the forty weeks ended October 6, 2001. Interest expense reflects the overall increase in average borrowings offset by more favorable interest rates during the forty weeks ended October 5, 2002, as compared to the forty weeks ended October 6, 2001. This increase in borrowings is a result of the additional debt incurred in conjunction with the Discount acquisition.

During the forty weeks ended October 5, 2002, we recorded $8.7 million in a loss on extinguishment of debt, net of tax. This loss reflects the ratable portion of the deferred loan costs associated with our partial repayment of our tranche A and tranche B term loans, the refinancing of the remaining portion of our tranche B term loans under our credit facility, and the repurchase and retirement of outstanding senior subordinated notes and senior discount debentures at a premium.

Income tax expense for the forty weeks ended October 5, 2002 was $41.3 million, as compared to $21.9 million for the forty weeks ended October 6, 2001. Our effective income tax rate decreased to 38.8% for the forty weeks ended October 5, 2002, as compared to 39.7% for the forty weeks ended October 6, 2001. The decrease was primarily due to increases in pre-tax income, which reduced the impact of certain permanent differences on the effective rate.

As a result of the above factors, we recorded net income of $81.3 million, or $2.26 per diluted share, before the non-recurring merger and integration expenses and the extraordinary loss on the extinguishment of debt, for the forty weeks ended October 5, 2002, as compared to $33.2 million, or $1.16 per diluted share, for the forty weeks ended October 6, 2001. After merger and integration expenses and the extraordinary loss, we recorded net income of $56.4 million, or $1.57 per diluted share, for the forty weeks ended October 5, 2002. As a percentage of sales, net income for the forty weeks ended October 5, 2002 was 2.2%, as compared to 1.7%, for the forty weeks ended October 6, 2001.

Fiscal 2001 Compared to Fiscal 2000

Net sales for 2001 were $2,517.6 million, an increase of $229.6 million, or 10.0%, over net sales for 2000. Net sales for the retail segment increased $252.4 million, or 11.6%. The net sales increase for the retail segment was due to an increase in comparable store sales of 6.2%, sales from the recently acquired Discount stores and contributions from new stores opened within the last year. The comparable store sales increase of 6.2% was a result of growth in both the DIY and DIFM market segments, as well as the continued maturation of new stores. Net sales for the wholesale segment decreased $22.8 million due to a decline in the number of dealer stores we serviced and lower average sales to each dealer.

During 2001, we opened 110 new stores (including the 30 net stores from the Carport acquisition in April 2001), relocated 18 stores and closed 24 stores. Additionally, we acquired 671 stores in the Discount acquisition in November 2001 and closed two of these stores in December 2001, bringing the total number of stores to 2,484. We increased the number of our stores participating in our commercial delivery program to 1,370, primarily as a result of adding 167 Discount stores with existing commercial delivery programs. Additionally, as of December 29, 2001, we supplied approximately 470 independent dealers through the wholesale dealer network.

Gross profit for 2001, excluding non-recurring charges associated with our supply chain initiatives, was $1,076.0 million, or 42.7% of net sales, as compared to $895.9 million, or 39.2% of net sales, in 2000. The change in accounting principle accounted for approximately 220 basis points of the increase with the remaining increase attributable to positive shifts in product mix. The $8.3 million net gain recorded as a reduction to cost of sales during the first quarter of 2001 as a result of a vendor contract settlement was equally offset by higher cost of sales during the last three quarters of 2001 as a result of the new supplier contract. The gross profit for the retail segment, excluding non-recurring charges associated with our supply chain initiatives, was $1,062.0 million, or 43.9% of net sales, for 2001, as compared to $881.0 million, or 40.7% of net sales, in 2000. The increase in gross profit was primarily attributable to the change in accounting principle and positive shifts in product mix.

Selling, general and administrative expenses, before merger and integration expenses, non-recurring charges and non-cash stock option compensation expense increased to $947.5 million, or 37.6% of net sales for 2001, from $801.5 million, or 35.0% of net sales for 2000. The change in accounting principle accounted for approximately 220 basis points of the increase with the remaining increase attributable to increased investment in store staffing and retention initiatives, which were put in place in the third quarter of 2000, and higher insurance costs due to adverse changes in the insurance market.

EBITDA (operating income plus depreciation and amortization), as adjusted for merger and integration expenses, expenses associated with our supply chain initiatives, restructuring expenses, devaluation of assets held for sale and non-cash and other employee compensation, was $199.7 million in 2001, or 7.9% of net sales, as compared to $161.9 million, or 7.1% of net sales, in 2000. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. We believe certain non-recurring charges, non-cash and other employee compensation, and merger and integration expenses, should be eliminated from the EBITDA calculation to evaluate our operating performance.

Interest expense for 2001 was $61.9 million, or 2.5% of net sales, as compared to $66.6 million, or 2.9% of net sales, in 2000. The decrease in interest expense was a result of lower average outstanding borrowings and a decrease in average interest rates over 2000.

Our effective income tax rate was 39.7% of pre-tax income for 2001, as compared to 38.8% for 2000. This increase is a result of an increase in the amount of permanent differences between book and tax reporting treatment on total income tax expense (benefit).

We recorded an extraordinary loss on the extinguishment of debt during the fourth quarter of 2001. This loss is the result of the write-off of $3.7 million, net of $2.4 million income taxes, or $0.13 loss per diluted share, of deferred debt issuance costs associated with refinancing our credit facility in connection with the Discount acquisition.

We also recorded a loss of $2.1 million, net of $1.4 million of income taxes, or $0.07 loss per diluted share, for the cumulative effect of a change in accounting principle during the fourth quarter of 2001. This change in accounting principle is a result of our change in accounting method related to certain cooperative advertising funds received from vendors. This change resulted in the reduction of the cost of inventory acquired from vendors and the resulting costs of sales.

After one-time expenses, we recorded net income of $11.4 million, or $0.39 per diluted share, for 2001, as compared to net income of $19.6 million, or $0.68 per diluted share, for 2000. We recorded certain one-time expenses in 2001, resulting in a net income loss of $0.91 per diluted share. As a percentage of sales, net income for fiscal 2001 was 0.5% as compared to 0.8% for 2000.

Fiscal 2000 Compared to Fiscal 1999

Net sales for 2000 were $2,288.0 million, an increase of $81.1 million, or 3.7%, over net sales for 1999. Net sales for the retail segment increased $149.9 million, or 7.4%. The net sales increase for the retail segment was due to an increase in the comparable store sales of 4.4% and contributions from new stores opened within the last year. The comparable store sales increase of 4.4% was primarily a result of growth in both the DIY and DIFM market segments, as well as the continued maturation of new stores and the converted Parts America stores. Net sales for the wholesale segment decreased 36.3% or $68.8 million due to a decline in the number of dealer stores serviced and lower average sales to each dealer.

During 2000, we opened 140 new stores, relocated 10 stores and closed 28 stores, bringing the total retail segment stores to 1,729. At year end, we had 1,210 stores participating in our commercial delivery program, a result of adding 116 net stores to the program during 2000. Additionally, at December 30, 2000, we supplied approximately 590 independent dealers through the wholesale dealer network and our one store in California.

Gross profit for 2000 was $895.9 million, or 39.2% of net sales, as compared to $802.8 million, or 36.4% of net sales, in 1999. The gross profit percentage increased 180 basis points due to the realization of certain purchasing synergies, fewer product liquidations and a decline in net sales of the lower margin wholesale segment. Additionally, lower inventory shrinkage accounted for approximately 60 basis points and lower logistics costs accounted for approximately 30 basis points of the increased gross profit margin. The higher shrinkage and logistics costs in 1999 were related to merchandise conversions and product liquidations resulting from the Western merger. The gross profit for the retail segment was $881.0 million, or 40.7% of net sales, for 2000, as compared to $792.0 million, or 39.3% of net sales, for 1999. During the fourth quarter of 2000, we recorded a gain as a reduction to cost of sales of $3.3 million related to a lawsuit against a supplier. The gain represents actual damages incurred under an interim supply agreement with the supplier, which provided for higher merchandise costs. Subsequent to December 30, 2000, we agreed to a cash settlement of $16.6 million from the supplier. The remainder of the cash settlement over the originally recorded gain, reduced by higher product costs incurred under the interim supply agreement and fees and expenses related to the settlement of the matter, was recognized as an $8.3 million reduction to cost of sales during the first quarter of 2001.

Selling, general and administrative expenses, before integration expenses and non-cash stock option compensation, increased to $801.5 million, or 35.0% of net sales, for 2000, from $740.5 million, or 33.5% of net sales, for fiscal 1999. The increase in selling, general and administrative expenses is primarily attributable to the continued sales decline in the wholesale segment, which carries lower selling, general and administrative expenses as a percentage of sales as compared to the retail segment. Additionally, we incurred higher than expected medical claims as well as higher payroll, insurance and depreciation expense, partially offset by a decrease in net advertising costs, as a percentage of sales, as compared to 1999. We made certain investments in personnel and labor, which we believe are critical to our long-term success. The increase in depreciation expense is primarily related to the change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis.

EBITDA (operating income plus depreciation and amortization), as adjusted for non-cash and other employee compensation and integration expenses, was $161.9 million in 2000, or 7.1% of net sales, as compared to $121.9 million, or 5.5% of net sales, in fiscal 1999. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. We believe certain non-recurring charges, non-cash and other employee compensation, and merger and integration expenses, should be eliminated from the EBITDA calculation to evaluate our operating performance.

Interest expense for 2000 was $66.6 million, or 2.9% of net sales, as compared to $62.8 million, or 2.8% of net sales, for 1999. The increase in interest expense was a result of an increase in interest rates over 1999, offset by a decrease in net outstanding borrowings. During 2000, we repurchased $30.6 million of senior subordinated notes on the open market for $25.0 million.

Our effective income tax rate was 38.8% of pre-tax income for 2000, as compared to 33.2% of pre-tax loss for 1999. This increase is due to our pre-tax income in 2000 and pre-tax loss in 1999 and the resulting effect of permanent differences between book and tax reporting treatment on total income tax expense (benefit). Due to uncertainties related to the realization of deferred tax assets for certain net operating loss carryforwards, we recognized additional valuation allowances of $0.9 million during 2000.

We recorded net income of $19.6 million, or $0.68 per diluted share, for 2000, as compared to a net loss of $25.3 million, or $0.90 per diluted share, for 1999. In addition to the items previously discussed, we also recorded an extraordinary gain related to the early extinguishment of debt of $2.9 million, or $0.10 per diluted share, net of $1.8 million provided for income taxes and $0.9 million for the write-off of associated deferred debt issuance costs. As a percentage of sales, net income for 2000 was 0.8%, as compared to a net loss of 1.1% for 1999.

Quarterly Financial Results (unaudited) (in thousands, except per share data)

	16-Weeks Ended 4/22/2000	12-Weeks Ended 7/15/2000	12-Weeks Ended 10/7/2000	12-Weeks Ended 12/30/2000	16-Weeks Ended 4/21/2001(1)	12-Weeks Ended 7/14/2001(1)	12-Weeks Ended 10/6/2001(1)	12-Weeks Ended 12/29/2001(1)	16-Weeks Ended 4/20/02(1)	12-Weeks Ended 7/13/02(1)	12-Weeks Ended 10/5/02(1)
Net sales	$677,582	$557,650	$552,138	$500,652	$729,359	$607,478	$598,793	$582,009	$1,004,087	$792,717	$788,662
Gross profit	258,975	216,533	223,903	196,484	311,450	257,228	256,734	241,515	436,508	349,014	349,662
(Loss) income before extraordinary item and cumulative effect of a change in accounting principle	(956)	10,381	9,507	(2,306)	3,873	14,124	15,232	(16,040)	12,871	23,565	28,658
Extraordinary item, gain (loss) on debt extinguishment, net of ($1,759); $2,424; $491; $4,834; and $187 income taxes, respectively	—	—	2,933	—	—	—	—	(3,682)	(775)	(7,624)	(295)
Cumulative effect of a change in accounting principle, net of $1,360 income taxes	—	—	—	—	—	—	—	(2,065)	—	—	—

Net (loss) income	$(956)	$10,381	$12,440	$(2,306)	$3,873	$14,124	$15,232	$(21,787)	$12,096	$15,941	$28,363

Basic earnings (loss) per common share:
Before extraordinary item and cumulative effect of a change in accounting principle	$(0.03)	$0.37	$0.34	$(0.08)	$0.14	$0.50	$0.54	$(0.54)	$0.38	$0.67	$0.80
Extraordinary item, gain on debt extinguishment, net of ($1,759); $2,424; $491; $4,834; and $187 income taxes, respectively	—	—	0.10	—	—	—	—	(0.12)	(0.02)	(0.22)	—
Cumulative effect of a change in accounting principle, net of $1,370 income taxes	—	—	—	—	—	—	—	(0.07)	—	—	—

Net (loss) income	$(0.03)	$0.37	$0.44	$(0.08)	$0.14	$0.50	$0.54	$(0.73)	$0.36	$0.45	$0.80

Diluted earnings (loss) per common share:
Before extraordinary item and cumulative effect of a change in accounting principle	$(0.03)	$0.36	$0.33	$(0.08)	$0.14	$0.49	$0.53	$(0.54)	$0.36	$0.64	$0.77
Extraordinary item, gain on debt extinguishment, net of ($1,759); $2,424; $491; $4,834; and $187 income taxes, respectively	—	—	0.10	—	—	—	—	(0.12)	(0.02)	(0.20)	—
Cumulative effect of a change in accounting principle, net of $1,370 income taxes	—	—	—	—	—	—	—	(0.07)	—	—	—

Net (loss) income	$(0.03)	$0.36	$0.44	$(0.08)	$0.14	$0.49	$0.53	$(0.73)	$0.34	$0.44	$0.77

(1)	Reflects the change in accounting principle related to the cooperative advertising funds.

Liquidity and Capital Resources

At October 5, 2002, we had outstanding indebtedness consisting of $89.5 million of senior discount debentures, $333.8 million of senior subordinated notes, borrowings of $339.5 million under our credit facility, and $10.0 million of indebtedness under the McDuffie County Development Authority Taxable Industrial Revenue Bonds (all of which was repurchased on November 1, 2002). At October 5, 2002, we had approximately $27.3 million in letters of credit outstanding and had no borrowings under the revolving credit facility, resulting in available borrowings of $132.7 million under the revolving credit facility. Subsequent to October 5, 2002, we repurchased and retired $8.5 million of our senior subordinated notes.

Our future contractual obligations related to long-term debt and operating leases at October 5, 2002 were as follows:

Contractual Obligations at October 5, 2002	Total	Fiscal 2002		Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006	Thereafter
	(in thousands)
Long-term Debt(1)	$772,768	$10,000	(2)	$11,393	$28,892	$31,951	$31,951	$658,581
Operating Leases	$899,208	$37,510		$142,379	$126,422	$107,851	$89,760	$359,286

(1)	Long-term debt includes the fully accreted senior subordinated notes and senior discount debentures.
(2)	Represents indebtedness under the McDuffie County Development Authority taxable industrial revenue bonds which was repurchased on November 1, 2002.

For the forty weeks ended October 5, 2002, net cash provided by operating activities was $218.9 million. Of this amount, $56.4 million was provided by net income and $36.9 million was provided as a result of a net decrease in working capital and other long-term assets and liabilities. Significant non-cash items added back for operating cash purposes include depreciation and amortization of $71.5 million, amortization of bond discounts and deferred debt issuance costs of $13.0 million and provision for deferred income taxes of $41.1 million. Net cash used for investing activities was $51.9 million and was comprised primarily of capital expenditures. Net cash used in financing activities was $128.2 million and was comprised primarily of $193.1 million in net payments on our credit facility and payments to repurchase and retire outstanding bonds and a decrease in bank overdrafts of $34.7 million, all offset by $88.7 million in net proceeds from our equity offering in March 2002.

In 2001, net cash provided by operating activities was $103.5 million. This amount consisted of an $11.4 million in net income, depreciation and amortization of $71.2 million, amortization of deferred debt issuance costs and bond discount of $14.6 million, impairment of assets held for sale of $12.3 million, amortization of stock option compensation of $11.7 million and an increase of $17.7 million of net working capital and other operating activities. Net cash used for investing activities was $451.0 million and was comprised primarily of capital expenditures of $63.7 million and cash consideration of $390.0 million in the Discount and Carport mergers. Net cash provided by financing activities was $347.6 million and was comprised primarily of net borrowings and issuance of equity.

In 2000, net cash provided by operating activities was $104.0 million. This amount consisted of $19.6 million in net income, depreciation and amortization of $66.8 million, amortization of deferred debt issuance costs and bond discount of $13.1 million and a decrease of $4.5 million in net working capital and other operating activities. Net cash used for investing activities was $65.0 million and was comprised primarily of capital expenditures. Net cash used in financing activities was $43.6 million and was comprised primarily of net repayments of long-term debts.

Our primary capital requirements have been the funding of our continued store expansion program, including new store openings and store acquisitions, store relocations and remodels, inventory requirements, the construction and upgrading of distribution centers, the development and implementation of proprietary information systems, the Discount acquisition, the Western merger and the Carport acquisition. We have financed our growth through a combination of internally generated funds, borrowings under the credit facility and issuances of equity.

Our new stores, if leased, require capital expenditures of approximately $120,000 per store and an inventory investment of approximately $150,000 per store, net of vendor payables. A portion of the inventory investment is held at a distribution facility. Pre-opening expenses, consisting primarily of store set-up costs and training of new store employees, average approximately $25,000 per store and are expensed when incurred.

Our future capital requirements will depend on the number of new stores we open or acquire and the timing of those openings or acquisitions within a given year. We opened 140 new stores during 2000 and 110 new stores during 2001 (including stores acquired in the Carport acquisition, but excluding stores acquired in the Discount acquisition). In addition, we anticipate adding approximately 110 new stores during 2002 through new store openings and from our Trak Auto Parts acquisition, of which 61 (including 22 stores from our Trak Auto Parts acquisition) had been added as of October 5, 2002. During the third quarter of fiscal 2002, we announced that we finalized an arrangement to acquire 57 Trak Auto Parts stores, in which we will assume the existing leases and will pay up to approximately $16.0 million for inventory and fixtures. These stores are included as part of the approximately 110 new stores to be added during fiscal 2002.

Our capital expenditures were approximately $63.7 million in 2001 (excluding consideration paid in the Carport and Discount acquisitions). These amounts related to the new store openings, the upgrade of our information systems (including our new point-of-sale and electronic parts catalog system) and remodels and relocations of existing stores. In 2002, we anticipate that our capital expenditures will be approximately $105 million (excluding up to $16.0 million to purchase inventory and fixtures in connection with our acquisition of the 57 Trak Auto Parts stores), of which approximately $35 million will involve conversion and other integration related capital expenditures associated with the Discount acquisition.

Historically, we have negotiated extended payment terms from suppliers that help finance inventory growth, and we believe that we will be able to continue financing much of our inventory growth through such extended payment terms. We anticipate that inventory levels will continue to increase primarily as a result of new store openings.

As part of normal operations, we continually monitor store performance, which results in our closing or relocating certain store locations that do not meet profitability objectives. During the forty weeks ended October 5, 2002, we closed or relocated nine of the 12 stores identified in 2001 as not meeting profitability objectives and decided to close or relocate 49 additional stores that did not meet profitability objectives, 28 of which were closed or relocated at October 5, 2002. In addition, as part of our integration of Discount, we have closed 130 Advance Auto Parts and Discount stores that were in overlapping markets.

The Western merger, Carport acquisition and Discount acquisition also resulted in restructuring reserves recorded in purchase accounting for the closure of certain stores, severance and relocation costs and other facility exit costs. In addition, we assumed certain restructuring and deferred compensation liabilities previously recorded by Western and Discount. At October 5, 2002, these reserves had a remaining balance of $14.1 million. At October 5, 2002, the total liability for the assumed restructuring and deferred compensation plans was $1.0 million and $3.0 million, respectively, of which $0.4 million and $1.5 million, respectively, is recorded as a current liability. The classification for deferred compensation is determined by payment terms elected by plan participants, primarily former Western employees, which can be changed upon 12 months’ notice.

We expect that funds provided from operations and available borrowings of approximately $132.7 million under our revolving credit facility at October 5, 2002, will provide sufficient funds to operate our business, make expected capital expenditures of approximately $105 million in 2002, complete our acquisition of the Trak Auto Parts stores, finance our restructuring activities and fund future debt service on our senior subordinated notes, our senior discount debentures and our credit facility over the next 12 months. We may use additional funds from operations to prepay borrowings under the term loans under our credit facility and, depending upon prevailing market prices, repurchase our senior discount debentures and senior subordinated notes.

Long Term Debt

Senior Credit Facility.    In July 2002, we amended and restated our senior credit facility in connection with the partial repayment of our tranche A and tranche B term loans and the refinancing of our tranche B term loans with a tranche C term loan facility. Our credit facility, as amended and restated, consists of (1) a tranche A term loan facility with a balance of approximately $89.6 million at October 5, 2002 and a tranche C term loan facility with a balance of approximately $249.9 million at October 5, 2002, and (2) a $160 million revolving credit facility (including a letter of credit subfacility) (of which $132.7 million was available at October 5, 2002). The credit facility is jointly and severally guaranteed by all of our domestic subsidiaries (including Discount and its subsidiaries) and is secured by all of our assets and the assets of our existing and future domestic subsidiaries (including Discount and its subsidiaries).

The tranche A term loan facility matures on November 30, 2006 and currently provides for amortization of $1.5 million on May 31, 2003, $7.8 million on November 30, 2003, $12.4 million in May and November 2004 and $13.9 million each May and November in 2005 and 2006 through maturity on November 30, 2006. The tranche C term loan facility matures on November 30, 2007 and amortizes in semi-annual installments of $2.1 million for four years commencing on November 30, 2003, with a final payment of $233.1 million due in 2007. The revolving credit facility matures on November 30, 2006. The interest rates on the tranche A term loan facility, the revolving credit facility and the tranche C term loan facility are based, at our option, on either an adjusted LIBOR rate, plus a margin, or an alternate base rate, plus a margin. The interest rates under the tranche A term loan facility, the revolving credit facility and the tranche C term loan facility are subject to adjustment according to pricing grids based upon our leverage ratio (as defined in our credit facility). The initial margins for the tranche A term loan facility and the revolving credit facility are 3.50% and 2.50% per annum for the adjusted LIBOR rate and alternate base rate borrowings, respectively, and can step down incrementally to 2.25% and 1.25% per annum, respectively, if our leverage ratio is less than 2.00 to 1.00. The initial margins for the tranche C term loan facility are 2.5% and 1.5% per annum for the adjusted LIBOR rate and alternative base rate borrowings, respectively, and can step down to 2.25% and 1.25% per annum, respectively, if our leverage ratio is less than 2.00 to 1.00. The initial margins for the tranche C term loan facility can step up to a maximum of 3.00% and 2.00% per annum, respectively, if our leverage ratio is greater than 3.50 to 1.00. Subsequent to October 5, 2002, we applied for a reduction in the rates based on our leverage ratio being 1.95 to 1.00 at October 5, 2002. A commitment fee of 0.50% per annum will be charged on the unused portion of the revolving credit facility, payable quarterly in arrears.

Borrowings under the credit facility are required to be prepaid, subject to certain exceptions, in certain circumstances.

The credit facility contains covenants restricting our ability and the ability of our subsidiaries to, among others things, (i) pay cash dividends on any class of capital stock or make any payment to purchase, redeem, retire, acquire, cancel or terminate capital stock, (ii) prepay, redeem, retire, acquire, cancel or terminate debt, (iii) incur liens or engage in sale-leaseback transactions, (iv) make loans, investments, advances or guarantees, (v) incur additional debt (including hedging arrangements), (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates, (ix) enter into any agreement which restricts the ability to create liens on property or assets or the ability of subsidiaries to pay dividends or make payments on advances or loans to subsidiaries, (x) change the nature of the business conducted by us and our subsidiaries, (xi) change our passive holding company status and (xii) amend existing debt agreements or our certificate of incorporation, by-laws or other organizational documents. We are also required to comply with financial covenants in the credit facility with respect to (a) limits on annual aggregate capital expenditures, (b) a maximum leverage ratio, (c) a minimum interest coverage ratio and (d) a ratio of current assets to funded senior debt. We were in compliance with the above covenants under the credit facility at October 5, 2002.

In addition, we can amend the credit facility without further consent from the lenders, subject to certain conditions, to add a new term loan facility of up to $350 million that will rank pari passu in all respects with other borrowings under the credit facility; provided, that the interest rate margin applicable to such new facility may not exceed the margin on the tranche C term loan facility by more than 25 basis points. We currently have no commitments from the current lenders under the credit facility or from third parties for the new term loan facility, and our ability to obtain the financing will be dependent on our ability to obtain commitments. If we are able to secure commitments for the new term loan facility, we may use the proceeds for general corporate purposes including, without limitation, the redemption of our senior subordinated notes and our senior discount debentures, both of which become redeemable at our option, in full or in part, at any time on or after April 15, 2003.

Senior Subordinated Notes.    On October 31, 2001, in connection with the Discount acquisition, we sold an additional $200.0 million in senior subordinated notes at an issue price of 92.802%, yielding gross proceeds of approximately $185.6 million, the accreted value of which was $167.6 million at October 5, 2002. These senior subordinated notes were an addition to the $200.0 million face amount of existing senior subordinated notes that we issued in connection with the recapitalization in April 1998, of which $166.2 million was outstanding at October 5, 2002. All of the notes mature on April 15, 2008 and bear interest at 10.25%, payable semi-annually on April 15 and October 15. The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future restricted subsidiaries that guarantees any indebtedness of us or any restricted subsidiary. The notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2003, in cash at certain redemption prices plus accrued and unpaid interest and liquidating damages, if any, at the redemption date. The indentures governing the notes also contain certain covenants that limit, among other things, our and our subsidiaries’ ability to incur additional indebtedness and issue preferred stock, pay dividends or make certain other distributions, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, sell stock of restricted subsidiaries, redeem subordinated debt, sell assets, enter into any agreements that restrict dividends from restricted subsidiaries and enter into certain mergers or consolidations.

Senior Discount Debentures and Industrial Revenue Bonds.    In April 1998, in connection with the recapitalization, we issued $112.0 million in face amount of senior discount debentures. The debentures mature on April 15, 2009, accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. At October 5, 2002, $89.5 million principal amount was outstanding. After April 15, 2003, these debentures are redeemable, at our option, in whole or in part, in cash at certain redemption prices plus accrued and unpaid interest and liquidating damages, if any, at the redemption date. Commencing April 15, 2003, cash interest on the debentures will accrue and be payable semi-annually on April 15 and October 15 at a rate of 12.875% per annum. The indenture governing the debentures contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur indebtedness and issue preferred stock, repurchase stock and certain indebtedness, engage in transactions with affiliates, create or incur certain liens, pay dividends or certain other distributions, make certain investments, enter into new businesses, sell stock of restricted subsidiaries, sell assets and engage in certain mergers and consolidations.

Our obligations relating to the industrial revenue bonds included an interest factor at a variable rate and required no principal payments until maturity in November 2002. In November 2002, we repurchased the entire $10 million of indebtedness under the industrial revenue bonds.

Seasonality

Our business is somewhat seasonal in nature, with the highest sales occurring in the spring and summer months. In addition, our business can be affected by weather conditions. While unusually heavy precipitation tends to soften sales as elective maintenance is deferred during such periods, extremely hot or cold weather tends to enhance sales by causing automotive parts to fail.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to cash flow risk due to changes in interest rates with respect to our long-term debt. While we cannot predict the impact interest rate movements will have on our debt, exposure to rate changes is managed through the use of fixed and variable rate debt. Our future exposure to interest rate risk decreased during the forty weeks ended October 5, 2002 due to decreased interest rates and reduced variable rate debt. Additionally, during the twelve weeks ended October 5, 2002, we entered into a hedge agreement in the form of a zero-cost collar, which will protect against interest rate fluctuations in the LIBOR rate on $150 million of our variable rate debt. The collar consists of an interest rate ceiling of 4.5% and an interest rate floor of 1.56% for a term of twenty-four months. Under this hedge agreement, we will continue to pay interest at prevailing rates plus any spread, as defined by our credit facility, but will be reimbursed for any amounts paid on the LIBOR rate in excess of the ceiling. Accordingly, we will be required to pay the financial institution that originated the collar if the LIBOR rate is less than the 1.56% floor.

Our fixed rate debt consists primarily of outstanding balances on our senior discount debentures and senior subordinated notes. Our variable rate debt relates to borrowings under the senior credit facility and the industrial revenue bonds. Our variable rate debt is primarily vulnerable to movements in the LIBOR, Prime, Federal Funds and Base CD rates.

The table below presents principal cash flows and related weighted average interest rates on long-term debt we had outstanding at October 5, 2002, by expected maturity dates. Expected maturity dates approximate contract terms. Fair values included herein have been determined based on quoted market prices. Weighted average variable rates are based on implied forward rates in the yield curve at October 5, 2002. Implied forward rates should not be considered a predictor of actual future interest rates.

	Fiscal 2002	Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006	Thereafter	Total	Fair Market Value
	(dollars in thousands)
Long-term debt:
Fixed rate	—	—	—	—	—	$440,865	$440,865	$459,380
Weighted average interest rate	—	—	—	—	—	10.8%	10.8%
Variable rate	$10,000	$11,393	$28,890	$31,952	$31,952	$235,297	$349,484	$349,484
Weighted average interest rate	4.3%	4.4%	5.1%	6.3%	6.8%	7.2%	5.6%

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost. This statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the assets and is effective for fiscal years beginning after June 15, 2002. We do not expect SFAS No. 143 to have a material impact on our financial position or results of operations.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and Accounting Principles Board, or APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 retains the basic provisions from both SFAS No. 121 and APB No. 30 but includes changes to improve financial reporting and comparability among entities. The provisions of SFAS No. 144 are effective for fiscal years beginning after

December 15, 2001. We adopted SFAS No. 144 during the first quarter of fiscal 2002 with no material impact on our financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” As a result of rescinding FASB Statement No. 4, “Reporting Gains Losses from Extinguishment of Debt,” gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. This statement also amends FASB Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Additional amendments include changes to other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. We will adopt the provisions of SFAS No. 145 during the first quarter of fiscal 2003. For the twelve and forty weeks ended October 5, 2002, we recorded extraordinary losses on the extinguishment of debt, net of tax, of $0.3 million and $8.7 million, respectively. Accordingly, reclassifications of these losses to income from continuing operations will be made throughout fiscal 2003 to maintain comparability for the reported periods.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Cost Associated with Exit or Disposal Activities.” This statement nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date an entity commits to an exit plan. The statement is effective for exit and disposal activities entered into after December 31, 2002. We do not expect adopting this statement will have a material impact on our financial position or results of operations.

Change in Accountants

Arthur Andersen LLP audited our consolidated financial statements for each of the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000. On April 3, 2002, our board of directors, based on the recommendation of our audit committee, dismissed Arthur Andersen LLP as our independent public accountants and selected Deloitte & Touche LLP to serve as our new independent public accountants for 2002. The appointment of Deloitte & Touche LLP was ratified by our stockholders at our 2002 annual meeting of stockholders, held on May 23, 2002.

Pursuant to applicable SEC rules, in connection with our dismissal of Arthur Andersen LLP, we provided Arthur Andersen LLP with a copy of the disclosure in the following two paragraphs. In a letter dated April 16, 2002, Arthur Andersen LLP confirmed its agreement with those statements and we included that disclosure in a Current Report on 8-K that we filed on that same date.

Arthur Andersen LLP’s reports on our consolidated financial statements for each of the fiscal years ended December 29, 2001 and December 30, 2000, included elsewhere in, and incorporated by reference into, this prospectus, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended December 29, 2001, and through the date of the termination of their engagement, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report on our consolidated financial statements for such years, and there were no “reportable events,” as set forth in the applicable SEC rules and regulations, within such periods.

During the two most recent fiscal years ended December 29, 2001, and through the date of their engagement, we did not consult with Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in applicable SEC rules and regulations.

On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen LLP’s work for Enron Corporation. None of the Arthur Andersen LLP personnel who were involved with the Enron account were involved in the audit of our consolidated financial statements for the fiscal years ended December 29, 2001, December 30, 2000 or January 1, 2000.

Arthur Andersen LLP has not consented to the inclusion of their report in this registration statement and as such, it will become more difficult for you to seek remedies against Arthur Andersen in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. See “Risk Factors—You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountants, in connection with any material misstatement or omission that may be contained in our financial statements that were audited by Arthur Andersen” and “Experts” elsewhere in this prospectus.

BUSINESS

Overview

We are the second largest specialty retailer of automotive parts, accessories and maintenance items to DIY customers in the United States, based on store count and sales. We are the largest specialty retailer of automotive products in the majority of the states in which we currently operate, based on store count. At October 5, 2002, we had 2,393 stores, which included 1,936 stores operating under the “Advance Auto Parts” trade name in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States and 419 stores operating under the “Discount Auto Parts” trade name primarily in Florida. In addition, as of that date, we had 38 stores operating under the “Western Auto” trade name located in Puerto Rico, the Virgin Islands and California. Our stores offer a broad selection of brand name and private label automotive products for domestic and imported cars and light trucks. Our stores average approximately 7,500 square feet in size and carry between 16,000 and 21,000 stock keeping units, or SKUs. We also offer approximately 105,000 additional SKUs that are available on a same day or overnight basis through our Parts Delivered Quickly, or PDQ®, distribution systems. In addition to our DIY business, we serve DIFM customers via sales to commercial accounts. Sales to DIFM customers represented approximately 15% of our retail sales during the forty weeks ended October 5, 2002. We also operate a wholesale distribution network, which offers automotive parts, accessories and certain other merchandise to approximately 430 independently-owned dealer stores in 44 states. Our wholesale operations accounted for approximately 3.9% of our net sales in 2001.

Since 1997, we have achieved significant growth through a combination of comparable store sales growth, new store openings, increased penetration of our commercial delivery program and strategic acquisitions. From 1997 through 2001, we:

•	increased our store count at year-end from 814 to 2,484;

•	achieved positive comparable store sales growth in every quarter and averaged 6.9% annually;

•	increased our net sales at a compound annual growth rate of 38.8%, from $848.1 million to $3.1 billion (pro forma for the Discount acquisition); and

•	increased our EBITDA, as adjusted, at a compound annual growth rate of 39.9%, from $68.4 million to $261.9 million (pro forma for the Discount acquisition).

During the twelve months ended October 5, 2002, our comparable store sales growth was 6.0%, not including Discount. EBITDA, as adjusted, for this period was $317.7 million (pro forma for the Discount acquisition).

We believe that our sales growth has exceeded the automotive aftermarket industry average as a result of our industry leading selection of quality brand name and private label products at competitive prices, our strong name recognition and our high levels of customer service. In addition, we believe our large size provides numerous competitive advantages over smaller retail chains and independent operators, which together generate the majority of the sales in the automotive aftermarket industry. These advantages include: (1) greater product availability; (2) purchasing, distribution and marketing efficiencies; (3) a greater number of convenient locations with longer store hours; and (4) the ability to invest heavily in employee training and information systems.

Industry

We operate within the large and growing U.S. automotive aftermarket industry, which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids for cars and light trucks (pickup trucks, vans, minivans and sport utility vehicles). Based on data from the U.S. Department of Commerce, sales in the automotive aftermarket industry (excluding tires and labor costs) increased at a compound annual growth rate of 5.9%, between 1991 and 2001 from approximately $58 billion to $103 billion.

The automotive aftermarket industry is generally grouped into two major categories, “do-it-yourself,” or DIY, and “do-it-for-me,” or DIFM. From 1991 to 2001, the DIY category grew at a 5.0% compound annual growth rate from approximately $22 billion to $35 billion. This category represents sales to consumers who maintain and repair vehicles themselves. We believe this category is characterized by stable, recession-resistant demand because the DIY customer is more likely to delay a new vehicle purchase during a recession. In addition, in difficult economic times, we believe people tend to drive more and use air travel less. From 1991 to 2001, the DIFM category grew at a 6.4% compound annual growth rate, from approximately $36 billion to $68 billion. This category represents sales to professional installers, such as independent garages, service stations and auto dealers. DIFM parts and services are typically offered to vehicle owners who are less price sensitive or who are less inclined to repair their own vehicles.

We believe the U.S. automotive aftermarket industry will continue to benefit from several favorable trends, including the:

•	increasing number and age of vehicles in the United States, increasing number of miles driven annually, increasing number of cars coming off of warranty, particularly leased vehicles;

•
higher cost of replacement parts as a result of technological changes in recent models of vehicles and increasing number of light trucks and sport utility vehicles that require more expensive parts, resulting in higher average sales per customer; and

•	continued consolidation of automotive aftermarket retailers, resulting in a reduction in the number of stores in the marketplace and enhanced profitability and returns on capital.

We believe these trends will continue to support strong comparable store sales growth in the industry.

We compete in both the DIY and DIFM categories of the automotive aftermarket industry. Our primary competitors include national and regional retail automotive parts chains, wholesalers or jobber stores, independent operators, automobile dealers that supply parts, discount stores and mass merchandisers that carry automotive products. Although the number of competitors and level of competition vary by market, both the DIY and DIFM categories are highly fragmented and generally very competitive. However, as the number of automotive replacement parts has proliferated, we believe discount stores and mass merchandisers have had increasing difficulties in maintaining a broad inventory selection and providing the service levels that DIY customers demand. We believe this has created a strong competitive advantage for specialty automotive parts retailers, like us, that have the distribution capacity, sophisticated information systems and knowledgeable sales staff needed to offer a broad inventory selection to DIY customers. As a result, according to Lang Marketing Resources, a market research firm, specialty automotive parts retailers have significantly increased their market share of DIY sales from 28.6% in 1992 to 42.1% in 2001, primarily by taking market share from discount stores and mass merchandisers.

History

We were formed in 1929 and operated as a retailer of general merchandise until the 1980s. During the 1980s, we sharpened our focus to target sales of automotive parts and accessories to DIY customers. From the 1980s to the present, we have grown significantly as a result of strong comparable store sales growth, new store openings and strategic acquisitions. In 1996, we began to aggressively expand our sales to DIFM customers by implementing a commercial delivery program. Our commercial delivery program includes marketing that is specifically designed to attract DIFM customers and consists of the delivery of automotive parts and accessories to professional installers, such as independent garages, service stations and auto dealers.

The Recapitalization.    In April 1998, Freeman Spogli & Co. and Ripplewood Partners, L.P. acquired a majority ownership interest in us through a recapitalization. Freeman Spogli & Co. and Ripplewood purchased an 80% ownership interest in us, and our management purchased a 6% ownership interest. In the recapitalization, Nicholas F. Taubman and the Arthur Taubman Trust, our existing shareholders, retained a 14% ownership interest in us.

Western Acquisition.    In November 1998, we acquired Western from Sears. Western operated over 600 stores under the “Parts America” and “Western Auto” trade names, as well as a wholesale distribution network. As consideration, Sears received approximately 11.5 million shares of our common stock, which was valued at $193 million, and $185 million in cash. In addition, Freeman Spogli & Co., Ripplewood, Nicholas F. Taubman and the Arthur Taubman Trust made an additional $70 million equity investment in us to fund a portion of the purchase price. The remaining cash portion of the purchase price was funded through additional borrowings under our prior credit facility.

Carport Acquisition.    In April 2001, we acquired the assets of Carport, including 30 stores, net of closures, in Alabama and Mississippi. The acquisition made us the market leader in Alabama and continued our new store development program in Alabama and Mississippi without adding new stores to the market.

Discount Acquisition.    In November 2001, we acquired Discount, which was the fifth largest specialty retailer of automotive products to both DIY and DIFM customers in the United States, based on store count. At November 28, 2001, Discount had 671 stores operating under the “Discount Auto Parts” trade name in six states, with 437 stores in Florida, 120 stores in Georgia, 46 stores in Louisiana, 42 stores in Mississippi, 19 stores in Alabama and seven stores in South Carolina. For 2001, Discount generated net sales and EBITDA of $661.7 million and $65.7 million. Since Discount’s inception in 1971, members of the Fontaine family, including Herman Fontaine, Denis L. Fontaine and Peter J. Fontaine, have managed Discount and played key roles in formulating and carrying out its business strategies. Peter J. Fontaine, who has been with Discount for over 26 years and previously served as Chief Operating Officer, was elected as President and Chief Executive Officer in 1994 and continued to hold the position of Chief Executive Officer until January 2002. At the closing of the Discount acquisition, Peter J. Fontaine became a member of our board of directors.

Trak Auto Parts Acquisition.    During the third quarter of fiscal 2002, we entered into an arrangement to acquire 57 Trak Auto Parts stores. Under this arrangement, we will assume the store leases and pay up to $16.0 million to purchase inventory and fixtures. At October 5, 2002, we had taken ownership and converted 22 of the 57 stores, assumed the respective leases and had paid $2.7 million for inventory and fixtures.

Competitive Strengths

We believe our competitive strengths include the following:

Leading Market Position.    We are the second largest specialty retailer of automotive products to DIY customers in the United States, based on store count and sales. Our acquisition of Discount further solidified this position and provides us with additional critical mass in our existing markets, particularly in the rapidly growing Southeast. We enjoy significant advantages over most of our competitors. We believe we have strong brand recognition and customer traffic in our stores as a result of our number one position in the majority of our markets, based on store count, and our significant marketing activities. In addition, we have purchasing, distribution and marketing efficiencies due to our economies of scale. As the number of makes and models of vehicles continues to increase, we believe we will continue to have a significant competitive advantage, as many of these competitors may not have the resources, including management information systems, purchasing efficiencies or distribution capabilities, required to stock and deliver a broad selection of brand name and private label automotive products at competitive prices.

Industry Leading Selection of Quality Products.    We offer one of the largest selections of brand name and private label automotive parts, accessories and maintenance items in the automotive aftermarket industry. Our stores carry between 16,000 and 21,000 in-store SKUs. We also offer approximately 105,000 additional SKUs that are available on a same-day or overnight basis through our PDQ® distribution systems, including harder-to-find replacement parts, which typically carry a higher gross margin. In 2002, we began to expand our initiative started during 2000 in which we created a local area warehouse concept that utilizes existing space in selected stores to ensure the availability of certain PDQ items on a same-day basis. We now operate 21 local area warehouses that carry a customized assortment of between 7,500 and 12,000 SKUs. In addition, our proprietary electronic parts catalog enables our sales associates to identify an extensive number of applications for the SKUs that we carry, as well as parts that are required by our customers to complete their automotive repair projects. We believe that our ability to deliver an aggregate of approximately 120,000 SKUs, as well as the capabilities provided by our electronic parts catalog, are highly valued by our customers and differentiate us from our competitors, particularly mass merchandisers.

Superior Customer Service.    We believe that our customers place significant value on our well-trained sales associates, who offer knowledgeable assistance in product selection and installation and that this differentiates us from mass merchandisers. We invest substantial resources in the recruiting and training of our employees and provide formal classroom workshops, seminars and Automotive Service Excellence™ certification to build technical, managerial and customer service skills. In addition, we enhanced our human resources management capabilities in 2000 by hiring an experienced senior vice president of human resources and by introducing new training programs and human resource systems in order to increase employee retention. As a result of these initiatives, our number of retained employees at December 29, 2001 increased 3.1% when compared with the number retained during 2000. We believe that higher employee retention levels lead to increased customer satisfaction and higher sales, and differentiate us from mass merchandisers.

Experienced Management Team with Proven Track Record.    The 17 members of our senior management team have an average of 11 years experience with us and 20 years in the industry and have successfully grown our company to the second largest specialty retailer of automotive products in the United States. Our management team has accomplished this using a disciplined strategy of growing comparable store sales, opening new stores, increasing the penetration of our commercial delivery program and making selective acquisitions. Through our acquisitions, including the 671-store acquisition of Discount in November 2001 and the 545-store acquisition of Western Auto in November 1998, our team has demonstrated its ability to efficiently and successfully integrate both large and small acquisitions. In addition, the Discount acquisition provided us with access to a pool of talented managers. In particular, Peter Fontaine, the former Chairman and CEO of Discount, became a member of our board of directors upon the closing of the Discount acquisition.

Growth Strategy

Our growth strategy consists of the following:

Increase Our Comparable Store Sales.    We have been an industry leader in comparable store sales growth over the last five years, averaging 6.9% annually. We plan to increase our comparable store sales in both the DIY and DIFM categories by, among other things, (1) implementing merchandising and marketing initiatives, (2) investing in store-level systems to enhance our ability to recommend complementary products in order to increase sales per customer, (3) refining our store selection and in-stock availability through customized assortments and other supply chain initiatives, (4) continuing to increase customer service through store staffing and retention initiatives and (5) increasing our commercial delivery sales by primarily focusing on key customers to grow average sales per program. In particular, we intend to continue to make the necessary investments in several applications that are critical to improving our customer service and in-stock availability. We have established strong inventory management systems at the store and distribution center level and in 2001 began to implement a new fully-integrated point-of-sale system and electronic parts catalog.

Continue to Enhance Our Margins.    We have improved our EBITDA margin by 430 basis points from 5.5% in 1999 to 9.8% for the twelve months ended October 5, 2002 (pro forma for the Discount acquisition). In addition to driving operating margin expansion via continued strong comparable store sales growth, we will continue to focus on increasing margins by: (1) improving our purchasing efficiencies with vendors; (2) optimizing our supply chain infrastructure and existing distribution network; and (3) leveraging our overall scale to reduce other operating expenses as a percentage of sales. Following a comprehensive review of our supply chain infrastructure, we have identified specific cost savings and opportunities to improve inventory turns. As a result, we believe we can increase supply chain efficiencies through selective facility rationalization, such as the closure of our Jeffersonville, Ohio facility in late 2001, more efficient truck scheduling and routing and better utilization of custom inventory mixes.

Increase Return on Capital.    We believe we can successfully increase our return on capital by generating strong comparable store sales as well as increasing our margins. We believe we can also increase our return on capital by leveraging our supply chain initiatives to increase inventory turns and selectively expanding our store base in existing markets. Based on our experience, such in-market openings provide higher returns on our invested capital by enabling us to leverage our distribution infrastructure, marketing expenditures and local management resources. We intend to add stores in existing markets, including approximately 110 stores in 2002 through new store openings and from our Trak Auto Parts acquisition.

Continue to Successfully Integrate Discount.    Our management team continues to successfully execute its integration plan for Discount. To date, we have completed the conversion of all of the Discount stores located outside of the Florida market (including the Florida panhandle) to the Advance Auto Parts store name, format, information systems and merchandise offerings. In addition, for the Discount stores located in the Florida market, we have completed remerchandising and continue to implement the Advance information systems in these stores, which we expect to complete in 2003. We will also continue to complete the format and signage conversions for the Florida stores over the next two to three years.

Store Operations

The retail store is the focal point of our operations. Our stores are located in high traffic areas with good visibility and easy access to major roadways. Our stores typically range in size from 5,000 to 10,000 square feet with an average of approximately 7,500 square feet, and offer between 16,000 and 21,000 SKUs. We also offer approximately 105,000 additional SKUs that are available on a same day or overnight basis through our PDQ® and Master PDQ® systems, including harder-to-find replacement parts, which typically carry a higher gross margin. In 2002, we began to expand our initiative started during 2000, in which we created a local area warehouse concept that utilizes existing space in selected stores to ensure the availability of certain PDQ® items on a same-day basis. We now operate 21 local area warehouses that carry a customized assortment of between 7,500 and 12,000 SKUs. In addition, our proprietary electronic parts catalog enables our sales team to identify an extensive number of applications for the SKUs that we carry, as well as parts that are required by our customers to complete their automotive repair projects. Replacement parts sold at our stores include radiators, brake pads, belts, hoses, starters, alternators, batteries, shock absorbers, struts, CV shafts, spark plugs, transmission parts, clutches, electronic ignition components, suspension parts, engines and transmissions.

At October 5, 2002, 1,408 of our retail stores, including Discount stores, participated in our commercial delivery program, which serves DIFM customers. We serve our DIFM customers from our existing retail store base.

Our retail stores are divided into five areas. Each area is managed by a senior vice president, who is supported by regional vice presidents. District managers report to the regional vice presidents and have direct responsibility for store operations in a specific district, which typically consists of 10 to 15 stores. Depending on store size and sales volume, each store is staffed by 8 to 30 employees under the leadership of a store manager. Stores generally are open from 8:00 a.m. to 9:00 p.m., seven days a week.

Total stores.    Our retail stores were located in the following states and territories at October 5, 2002 (including stores acquired in the Discount acquisition):

Location	Number of Stores	Location	Number of Stores	Location	Number of Stores
Alabama	105	Louisiana	58	Pennsylvania	133
Arkansas	21	Maine	7	Puerto Rico	35
California	1	Maryland	43	Rhode Island	3
Colorado	15	Massachusetts	21	South Carolina	103
Connecticut	23	Michigan	46	South Dakota	6
Delaware	5	Mississippi	47	Tennessee	118
District of Columbia	1	Missouri	35	Texas	53
Florida	432	Nebraska	17	Vermont	2
Georgia	193	New Hampshire	4	Virgin Islands	2
Illinois	23	New Jersey	21	Virginia	133
Iowa	23	New York	97	West Virginia	62
Indiana	71	North Carolina	178	Wisconsin	18
Kansas	26	Ohio	143	Wyoming	2
Kentucky	66	Oklahoma	1

The following table sets forth information concerning changes in the number of our stores during the forty weeks ended October 5, 2002 and during the past five years:

	1997	1998		1999	2000	2001		Forty Weeks Ended October 5, 2002
Beginning Stores	649	814		1,567	1,617	1,729		2,484
New Stores(1)	170	821	(2)	102	140	781	(3)	61
Stores Closed	(5)	(68	)(2)	(52)	(28)	(26)		(152	)(4)

Ending Stores	814	1,567		1,617	1,729	2,484		2,393

(1)	Does not include stores that opened as relocations of existing stores within the same general market area or substantial renovations of stores.
(2)
Includes 560 Parts America stores, net of 52 closures, acquired as part of the Western merger in November 1998. Subsequent to 1998, we closed an additional 15 Western stores resulting in a net of 545 stores obtained in the Western merger. Three Advance stores were also closed during fiscal 1998 in connection with the Western merger.

(3)	Includes 30 Carport stores acquired on April 23, 2001 and 671 Discount stores acquired on November 28, 2001.
(4)	Includes 130 Discount and Advance stores closed in our existing markets as part of the integration of Discount.

Wholesale Operations.    Our wholesale dealer operations are managed by a senior vice president (who is also responsible for the Western Auto retail stores and two regions of Advance stores), a vice president, a national sales manager, an operations manager and various field and support personnel. The wholesale dealer operations consist of a network of independently owned locations, which includes associate, licensee, sales center and franchise dealers. Associate, licensee and franchise stores have rights to the use of the “Western Auto” name and certain services provided by us. Sales centers only have the right to purchase certain products from Western. We also provide services to the wholesale dealer network through various administrative and support functions, as negotiated by each independent location. Our wholesale operations generated approximately 2.7% of our net sales during the forty weeks ended October 5, 2002.

Purchasing and Merchandising

Virtually all of our merchandise is selected and purchased for our stores by personnel at our corporate offices in Roanoke, Virginia. In addition, select specialty merchandise is purchased in our Kansas City, Missouri office. In 2001, we purchased merchandise from over 200 vendors, with no single vendor accounting for more than 8% of purchases. Our purchasing strategy often involves negotiating multi-year agreements with certain vendors. We often enter into these long-term agreements in order to achieve more favorable terms and pricing. Due largely to the purchasing efficiencies that we were able to obtain after the Western merger, we increased our gross margin on a company-wide basis from 36.4% for 1999 to 39.2% for 2000. In conjunction with the Discount acquisition, we have successfully renegotiated the majority of our existing contracts with our major vendors, resulting in lower product costs, improved terms and better delivery parameters.

Our purchasing and merchandising team is currently led by a group of six senior professionals, who have an average of over 15 years of automotive purchasing experience and over 20 years in retail. This team is skilled in sourcing products globally and maintaining high quality levels, while streamlining costs associated with the handling of merchandise through the supply chain. The purchasing team has developed strong vendor relationships in the industry and is currently involved in implementing a “best-in-class” category management process to improve comparable store sales, gross margin and inventory turns.

Our merchandising strategy is to carry a broad selection of high quality brand name automotive parts and accessories such as Monroe, Bendix, Purolator and AC Delco, which generates DIY customer traffic and also appeals to commercial delivery customers. In addition to these branded products, we stock a wide selection of high quality proprietary label products that appeal to value conscious customers. Sales of replacement parts account for a majority of our net sales and typically generate higher gross margins than maintenance items. We are currently in the process of customizing our product mix based on a merchandising program designed to optimize inventory mix at each individual store based on that store’s historical and projected sales mix and regionally specific needs.

Marketing and Advertising

We have an extensive marketing and advertising program designed to communicate our merchandise offerings, product assortment, competitive prices and commitment to customer service. The program is focused on establishing us as the solution for a customer’s automotive needs. We utilize a media blend that reinforces our brand image, including print, promotional signage, television, radio and outdoor media, plus our proprietary in-store television network and Internet site.

Our advertising plan is based on a monthly program built around a promotional theme and a feature product campaign. The plan is supported by print and in-store signage. Our television advertising is targeted on a regional basis to sports programming. Radio advertising, which is used as a supplementary medium, generally airs during peak drive times. We also sponsor sporting events, racing teams and other events at all levels in a grass-roots effort to positively impact individual communities.

Properties

Distribution Centers and Warehouses.    We currently operate eight distribution centers. Seven of these eight distribution centers are equipped with our distribution management system, which includes technologically advanced material handling equipment, including carousels, “pick-to-light” systems, radio frequency technology and automated sorting systems. The eighth distribution center, which we acquired in the Discount acquisition, will be converted to this technology in 2003. Through the continued implementation of our supply chain initiatives, we expect to further increase the efficient utilization of our distribution capacity, allowing us to service over 3,400 stores and our wholesale operations from these eight distribution centers.

We currently offer over 30,000 SKUs to substantially all of our retail stores via our nineteen PDQ® Express warehouses. Stores place orders to these facilities through an online ordering system, and ordered parts are delivered to substantially all stores on a same day or next day basis through our dedicated PDQ® trucking fleet. In addition, we operate a PDQ® Express warehouse that stocks approximately 80,000 SKUs of harder to find automotive parts and accessories. This facility is known as the “Master PDQ®” warehouse and utilizes existing PDQ® distribution infrastructure to provide next day service to substantially all of our stores. In 2002, we began to expand our initiative started during 2000 in which we created a distribution concept that utilizes store space to provide certain markets with an additional customized mix of approximately 7,500 to 12,000 SKUs. At October 5, 2002, we operated 21 local area warehouse facilities.

The following table sets forth certain information relating to our distribution and other principal facilities:

Facility	Opening Date	Area Served	Size (Sq. ft.)	Nature of Occupancy

Main Distribution Centers:

Roanoke, Virginia(1)	1988	Mid-Atlantic	440,000	Leased
Gadsden, Alabama	1994	South	240,000	Owned
Lakeland, Florida	1982	Florida, Georgia and South Carolina	600,000	Owned
Gastonia, North Carolina	1969	Western Auto retail stores, wholesale dealer network	663,000	Owned
Gallman, Mississippi	2001	Alabama, Mississippi and Louisiana	400,000	Owned
Salina, Kansas	1971	West	441,000	Owned
Delaware, Ohio	1972	Northeast	510,000	Owned
Thomson, Georgia(2)	1999	Southeast	383,000	Owned

Master PDQ® Warehouse:

Andersonville, Tennessee	1998	All	116,000	Leased

PDQ® Express Warehouses:

Salem, Virginia	1983	Mid-Atlantic	50,400	Leased
Smithfield, North Carolina	1991	Southeast	42,000	Leased
Jeffersonville, Ohio(3)	1996	Midwest	50,000	Owned
Thomson, Georgia(4)	1998	South, Southeast	50,000	Owned
Goodlettesville, Tennessee	1999	Central	41,900	Leased
Youngwood, Pennsylvania	1999	East	49,000	Leased
Riverside, Missouri	1999	West	45,000	Leased
Guilderland Center, New York	1999	Northeast	47,400	Leased
Temple, Texas	1999	Southwest	100,000	Leased
Palmas, Puerto Rico	2002	Puerto Rico	38,000	Leased
Altamonte Springs, Florida	1996	Central Florida	10,000	Owned
Jacksonville, Florida	1997	Northern Florida and Southern Georgia	12,712	Owned
Tampa, Florida	1997	West Central Florida	10,000	Owned
Hialeah, Florida	1997	South Florida	12,500	Owned
West Palm Beach, Florida	1998	Southeast Florida	13,300	Leased
Mobile, Alabama	1998	Alabama and Mississippi	10,000	Owned
Atlanta, Georgia	1999	Georgia and South Carolina	16,786	Leased
Tallahassee, Florida	1999	South Georgia and Northwest Florida	10,000	Owned
Fort Myers, Florida	1999	Southwest Florida	14,330	Owned

Corporate/Administrative Offices:

Roanoke, Virginia – corporate(5)	1995	All	49,000	Leased
Kansas City, Missouri – corporate	1999	All	12,500	Leased
Roanoke, Virginia – administrative	1998	All	40,000	Leased
Lakeland, Florida – administrative(4)	1982	All	67,000	Owned
Roanoke, Virginia – administrative	2002	All	69,200	Leased

(1)	This facility is owned by Nicholas F. Taubman. See “Related-Party Transactions.”
(2)
The construction of this facility was financed in 1997 by a $10.0 million industrial revenue bond issuance from the Development Authority of McDuffie County of the State of Georgia, from whom we purchased this facility for $10.00 in November 2002.

(3)
Total capacity of this facility is approximately 433,000 square feet, of which 50,000 square feet continues to be used as a PDQ® Express warehouse. This facility was also used as a distribution center prior to its closure in the fourth quarter of 2001. This facility is currently held for sale.

(4)	This facility is located within one of our main distribution centers.
(5)	This facility is owned by Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and grandchild of Nicholas F. Taubman. See “Related-Party Transactions.”

At October 5, 2002, we owned 537 of our stores and leased 1,856 stores. The expiration dates, including the exercise of renewal options, of the store leases are summarized as follows:

Years	Stores(1)
2002-2003	39
2004-2008	176
2009-2013	363
2014-2023	1,078
2024-2033	81
2034-2049	119

(1)	Of these stores, 17 are owned by our affiliates. See “Related-Party Transactions.”

Management Information Systems

We have developed a flexible technology infrastructure that supports our growth strategy. Our information technology infrastructure is comprised of software and hardware designed to integrate store, distribution and vendor services into a seamless network. All stores, corporate and regional offices, and distribution centers are linked via a communications network, which is based on frame relay technology. Our stores in Puerto Rico are linked to the communications network via satellite. Electronic documents transferred between us and our vendors expedite the ordering, receiving and merchandise payment processes. We expect to complete the implementation of our technology platform into Discount’s stores, distribution centers and administrative offices in 2003.

Store Based Information Systems

Our store based information systems, which are designed to improve the efficiency of our operations and enhance customer service, are comprised of point-of-sale, or POS, electronic parts catalog, or EPC, store level inventory management and store intranet, or STORENET, systems. These systems are tightly integrated and together provide real time, comprehensive information to store and merchandising personnel, resulting in improved customer service levels and in-stock availability. We have completely implemented our store based information systems into all of the Discount stores located outside of the Florida market (including the Florida panhandle) and plan to complete the implementation of the Discount stores located in the Florida market in 2003.

Point-of-sale.    Our POS information system is used to formulate pricing, marketing and merchandising strategies and to rapidly replenish inventory. We are currently rolling out a new POS system in all of our stores. The new POS system is designed to improve customer checkout time and decrease the time required to train new store associates. In addition, this new POS system will provide additional customer purchase history, which may be used for customer demographic analysis.

Electronic Parts Catalog.    Our EPC system is a software system that enables our store team members to identify over 40 million application uses for automotive parts and accessories. The EPC system enables store team members to assist our customers in their parts selection and ordering based on year, make, model and engine type of their vehicle. If a part is not available at one of our stores, the EPC system can determine whether the part is carried and in-stock through our PDQ® Express system. The EPC system also enables our store team members to identify additional parts that are required by our customers to complete their automotive repair projects. This generally leads to an increase in average sales per transaction. The integration of this system with our POS system improves customer service by reducing time spent at the cash register and fully automating the sales process between the parts counter and our POS register. This system enables store team members to order parts and accessories electronically through our PDQ® Express system, with immediate confirmation of price, availability and estimated delivery time. Additionally, information about a customer’s automobile can be entered into a permanent customer database that can be accessed immediately whenever the customer visits or telephones one of our stores.

In conjunction with the rollout of our new POS system, we are also installing a new EPC system in our stores. The new EPC system, which is fully integrated with the new POS system, will provide the capability of cataloging non-application specific parts and additional product information, such as technical service bulletins, installation instructions, images of parts, and related diagrams of automotive systems. The new EPC system will also use enhanced search engines and more user-friendly navigation tools that will enhance our store team members ability to look-up any needed parts as well as additional products the customer will need to complete their automotive repair project. We believe these components will enhance our customers’ shopping experience with us and help them accurately complete the repair job the first time, saving them time and money.

To ensure ongoing improvement of the EPC information in all stores, we have developed a centrally based EPC data management system that enables us to reduce the time needed to exchange data with our vendors and ultimately catalogue and deliver updated product information to our stores. Additionally, we are enhancing the EPC system to provide additional methods of parts look-up while reducing keystrokes and allowing our store team members to more efficiently serve our customers.

Store Level Inventory Management System.    Our store-level inventory management system provides real-time inventory tracking at the store level. With the store-level system, store personnel can check the quantity of on-hand inventory for any SKU, automatically process returns and defective merchandise, designate SKU’s for cycle counts and track merchandise transfers. In conjunction with the roll-out of our new POS system, we are also implementing radio frequency hand held devices in all of our stores, which will increase inventory utilization and help ensure the accuracy of inventory improvements.

Store Intranet.    Installed in June of 1998, our STORENET system delivers product information, electronic manuals, forms and internal communications to all store employees. Financial reports are delivered to the store managers via STORENET each accounting period. Our online learning center delivers online training programs to all employees. A tracking and reporting function provides human resources and management with an overview of training schedules and results by employee.

Customer Contact Center.    In the first quarter of 2001, we installed new call routing software and customer service software, established a customer contact center and consolidated all support centers. Implementation of the customer contact center has resulted in a substantial improvement in the speed of call answers, a reduction in calls to voice mail and a reduction in the number of outbound calls required to respond to voice mail.

Logistics and Purchasing Information Systems

Distribution Center Management System.    Our distribution management system, or DCMS, provides real-time inventory tracking through the processes of receiving, picking, shipping and replenishing at our distribution centers. The DCMS, integrated with material handling equipment, significantly reduces warehouse and distribution costs, while improving efficiency. Seven of our eight distribution facilities currently use this technology, and we anticipate that the eighth distribution facility, which we acquired as part of the Discount acquisition, will be converted to this technology in 2003. As a result, we will have the capacity to service over 3,400 stores and our wholesale operations from these eight distribution centers.

Replenishment Systems.    Our E3 Replenishment System monitors the distribution center and PDQ Express warehouse inventory levels and orders additional products when appropriate. In addition, the system tracks sales trends by SKU, allowing us to adjust future orders to support seasonal and demographic shifts in demand. During 2001, we completed the implementation of a store-level replenishment version of E3 for our Advance Auto Parts stores. In addition, we intend to implement our replenishment systems in Discount’s stores in 2003.

Employees

At November 13, 2002, we employed approximately 21,980 full-time employees and 10,569 part-time employees. Approximately 83.5% of our workforce is employed in store-level operations, 10.5% is employed in distribution and 6.0% is employed in our corporate offices in Roanoke, Virginia and Kansas City, Missouri. We have never experienced any labor disruption and are not party to any collective bargaining agreements. We believe that our labor relations are good.

We allocate substantial resources to the recruiting, training and retaining of employees. In addition, we have established a number of empowerment programs for employees, such as employee task forces and regular meetings, to promote employee recognition and address customer service issues. We believe that these efforts have provided us with a well-trained, loyal workforce that is committed to high levels of customer service.

Trade Names, Service Marks and Trademarks

We own and have registrations for the trade names “Advance Auto Parts,” “Western Auto” and “Parts America” and the trademark “PDQ®” with the United States Patent and Trademark Office for use in connection with the automotive parts retailing business. In addition, we own and have registered a number of trademarks with respect to our private label products, and we also acquired from Discount various registered trademarks, service marks and copyrights. We believe that these trade names, service marks and trademarks are important to our merchandising strategy. We do not know of any infringing uses that would materially affect the use of these marks and actively defend and enforce them.

Competition

We compete in the automotive aftermarket parts industry, which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids, and which, according to the U.S. Department of Commerce and the Automotive Aftermarket Industry Association, generated approximately $103 billion in sales in 2001 (excluding tires and labor costs). We compete in both the DIY and DIFM categories of the automotive aftermarket industry. Although the number of competitors and the level of competition vary by market, both categories are highly fragmented and generally very competitive. Our primary competitors are both national and regional retail chains of automotive parts stores, including AutoZone, Inc., O’Reilly Automotive, Inc. and The Pep Boys—Manny, Moe & Jack, wholesalers or jobber stores, independent operators, automobile dealers that supply parts, discount stores and mass merchandisers that carry automotive products, including Wal-Mart, Target and K-Mart. We believe that chains of automotive parts stores, like us, with multiple locations in one or more markets, have competitive advantages in customer service, marketing, inventory selection, purchasing and distribution as compared to independent retailers and jobbers that are not part of a chain or associated with other retailers or jobbers. The principal competitive factors that affect our business include price, store location, customer service and product offerings, quality and availability.

Environmental Matters

We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing recycling of batteries and used lubricants, and regarding ownership and operation of real property. We handle hazardous materials as part of our operations, and our customers may also use hazardous materials on our properties or bring hazardous materials or used oil onto our properties. We currently provide collection and recycling programs for used automotive batteries and used lubricants at some of our stores as a service to our customers under agreements with third party vendors. Pursuant to these agreements, used batteries and lubricants are collected by our employees, deposited into vendor supplied containers or pallets and stored by us until collected by the third party vendors for recycling or proper disposal. Persons who arrange for the disposal, treatment or other handling of hazardous or toxic substances may be liable for the costs of removal or remediation at any affected disposal, treatment or other site affected by such substances. In January 1999, we were notified by the United States Environmental Protection Agency, or the EPA, that Western may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970s and 1980s. This matter has since been settled for an amount not material to our current financial position or future results of operations.

We own and lease real property. Under various environmental laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. These laws often impose joint and several liability and may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. Other environmental laws and common law principles also could be used to impose liability for releases of hazardous materials into the environment or work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. From time to time, we receive notices from the EPA and state environmental authorities indicating that there may be contamination on properties we own or operate or on adjacent properties for which we may be responsible. Compliance with these laws and regulations has not had a material impact on our operations to date. We believe that we are currently in material compliance with these laws and regulations.

Legal Proceedings

In February 2000, the Coalition for a Level Playing Field and over 100 independent automotive parts and accessories aftermarket warehouse distributors and jobbers filed a lawsuit styled Coalition for a Level Playing Field, et al. v. AutoZone, Inc. et al., Case No. 00-0953 in the United States District Court for the Eastern District of New York against various automotive parts and accessories retailers. In March 2000, we were notified that we had been named defendants in the lawsuit. The plaintiffs claim that the defendants have knowingly induced and received volume discounts, rebates, slotting and other allowances, fees, free inventory, sham advertising and promotional payments, a share in the manufacturers’ profits, and excessive payments for services purportedly performed for the manufacturers in violation of the Robinson-Patman Act. The complaint seeks injunctive and declaratory relief, unspecified treble damages on behalf of each of the plaintiffs, as well as attorneys’ fees and costs. The defendants, including us, filed a motion to dismiss in late October 2000. On October 18, 2001, the court denied the motion to dismiss on one of the two counts. The discovery phase of the litigation has now commenced (including with respect to us). We believe these claims are without merit and intend to defend them vigorously; however, the ultimate outcome of this matter can not be ascertained at this time.

Our Western Auto subsidiary, together with other defendants including automobile manufacturers, automotive parts manufacturers and other retailers, has been named as a defendant in lawsuits alleging injury as a result of exposure to asbestos-containing products. We, Discount and Parts America also have been named as defendants in many of these lawsuits. The plaintiffs have alleged that these products were manufactured, distributed and/or sold by the various defendants. To date, these products have included brake and clutch parts and roofing materials. The number of cases in which we or one of our subsidiaries has been named as a defendant has increased in the past year. Many of the cases pending against us or our subsidiaries were filed recently and are in the early stages of litigation. The damages claimed against the defendants in some of these proceedings are substantial. Additionally, some of the automotive parts manufacturers that are named as defendants in these lawsuits have declared bankruptcy, which will limit plaintiffs’ ability to recover monetary damages from those defendants. We believe that we have valid defenses against these claims. We also believe that most of these claims are at least partially covered by insurance. Based on discovery to date, we do not believe the cases currently pending will have a material adverse effect on us. However, if we were to incur an adverse verdict in one or more of these claims and were ordered to pay damages that were not covered by insurance, these claims could have a material adverse affect on our operating results, financial position and liquidity. If the number of claims filed against us or any of our subsidiaries alleging injury as a result of exposure to asbestos-containing products increases substantially, the costs associated with concluding these claims, including damages resulting from any adverse verdicts, could have a material adverse effect on our operating results, financial position and liquidity in future periods.

In addition to the above matters, we currently and from time to time are involved in litigation incidental to the conduct of our business. The damages claimed against us in some of these proceedings are substantial. Although the amount of liability that may result from these matters cannot be ascertained, we do not currently believe that, in the aggregate, they will result in liabilities material to our consolidated financial condition, future results of operations or cash flow.

MANAGEMENT

Executive Officers and Directors

The following table provides information about our executive officers and directors at November 13, 2002:

Name	Age	Position
Nicholas F. Taubman(1)	67	Chairman of the Board

Garnett E. Smith(2)	62	Vice Chairman of the Board

Lawrence P. Castellani	57	Chief Executive Officer and Director

Jimmie L. Wade	48	President and Chief Financial Officer

David R. Reid	40	Executive Vice President and Chief Operating Officer

Paul W. Klasing	43	Executive Vice President, Merchandising and Marketing

Eric M. Margolin	49	Senior Vice President, General Counsel and Secretary

Jeffrey T. Gray	37	Senior Vice President, Controller, Assistant Secretary

Robert E. Hedrick	55	Senior Vice President, Human Resources

S. Lynn Stevens	54	Senior Vice President and Chief Information Officer

Mark J. Doran(3)	38	Director

Peter J. Fontaine(3)	48	Director

Paul J. Liska	47	Director

Stephen M. Peck(3)	67	Director

Glenn Richter(1)(3)	40	Director

John M. Roth(1)(2)	44	Director

William L. Salter(2)	59	Director

Francesca Spinelli, Ph.D.(2)	49	Director

Ronald P. Spogli	54	Director

(1)	Member of Nominating and Corporate Governance Committee.
(2)	Member of Compensation Committee.
(3)	Member of Audit Committee.

Mr. Taubman, our Chairman of the Board of Directors, joined us in 1956. Mr. Taubman has served as our Chairman since January 1985 and served as our Chief Executive Officer from January 1985 to July 1997. From 1969 to 1984, Mr. Taubman served as our President. In addition, Mr. Taubman served as our Secretary and Treasurer from May 1992 to February 1998.

Mr. Smith, our Vice Chairman of the Board of Directors, joined us in November 1959. Mr. Smith was named Vice Chairman of the Board in February 2000. From August 1997 to February 2000, Mr. Smith served as our Chief Executive Officer, and from January 1985 to October 1999, served as our President. From January 1985 until July 1997, Mr. Smith served as our Chief Operating Officer. Mr. Smith has also served in numerous other positions with us, including Executive Vice President and General Manager, Vice President of Purchasing, Buyer and Store Manager.

Mr. Castellani joined us in February 2000 as our Chief Executive Officer and as a Director. Prior to joining us, Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from February 1998 to February 2000, as Executive Vice President of Ahold USA through 1997, and as President and Chief Executive Officer of Tops Friendly Markets from 1991 through the end of 1996.

Mr. Wade, our President and Chief Financial Officer, joined us in February 1994. Mr. Wade was named President in October 1999 and Chief Financial Officer in March 2000. Mr. Wade also served as our Secretary from March 2000 until March 2001. From 1987 to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, a regional department store company, and from 1979 to 1987, he was Vice President of Finance for American Motor Inns, a hotel company. Mr. Wade is a certified public accountant.

Mr. Reid, our Executive Vice President and Chief Operating Officer, joined us in October 1984 and has held his current position since October 1999. From August 1999 to August 2000, Mr. Reid served as the Chief Executive Officer of Western Auto Supply Company. Immediately prior to assuming this position, Mr. Reid was our Senior Vice President with responsibility for real estate and store support. Mr. Reid has been a Vice President, Store Support and has also served in various training and store operations positions as Store, Regional and Division Manager.

Mr. Klasing, our Executive Vice President, Merchandising and Marketing, joined us in April 1995 and has held his current position since October 1999. From July 1997 to October 1999, Mr. Klasing served as our Senior Vice President, Purchasing. From April 1995 to July 1997, Mr. Klasing held various other positions with us.

Mr. Margolin, our Senior Vice President, General Counsel and Secretary, joined us in April 2001. From 1993 to June 2000, Mr. Margolin was Vice President, General Counsel and Secretary of Tire Kingdom, Inc., now TBC Corporation, a retailer of tires and provider of automotive services. From 1985 to 1993, Mr. Margolin served as the general counsel for several companies in the apparel manufacturing and retail field.

Mr. Gray, our Senior Vice President, Controller and Assistant Secretary, joined us in March 1994 and has held his current position since April 2000. From March 1994 to March 2000, Mr. Gray held several positions with us, most recently as Vice President of Inventory Management. From 1993 to 1994, Mr. Gray served as controller of Hollins University, and from 1987 to 1993, Mr. Gray was employed by KPMG LLP, a public accounting firm. Mr. Gray is a certified public accountant.

Mr. Hedrick joined us in May 2001 as our Senior Vice President, Human Resources. Mr. Hedrick was previously Vice President, Human Resources for Foodbrands America from January 1997 to April 2001, and before that held various positions in human resources over a 20 year period with Sara Lee Corporation, a producer, marketer and distributor of frozen and refrigerated processed food.

Ms. Stevens, our Senior Vice President and Chief Information Officer, joined us in July 1979 and has held her current position since July 1997. From 1979 until June 1997, Ms. Stevens held several positions with us, most recently as Vice President of Systems Development.

Mr. Doran became a member of our board of directors in April 1998. Mr. Doran joined Freeman Spogli & Co. in 1988 and became a principal in January 1998. Mr. Doran is also a director of Century Maintenance Supply, Inc.

Mr. Fontaine became a member of our board of directors upon consummation of the Discount acquisition in November 2001. Mr. Fontaine was with Discount since 1975. Mr. Fontaine was elected Secretary and Treasurer of Discount in 1979, Executive Vice President–Operations in 1992, Chief Operating Officer in 1993 and President, Chief Executive Officer and Chairman of the Board in July 1994. Mr. Fontaine stepped down from his position as President of Discount effective February 1, 1997, and resigned his position as Chairman of the Board in November 2001 and Chief Executive Officer in January 2002.

Mr. Liska became a member of our board of directors in January 2002. Mr. Liska has served as Executive Vice President and President, Credit and Financial Products of Sears since October 2002. From June 2001 to October 2002, Mr. Liska served as Executive Vice President and Chief Financial Officer of Sears. Prior to joining Sears, Mr. Liska held the position of Executive Vice President and Chief Financial Officer of The St. Paul Companies, Inc. from February 1997 to May 2001. In March 1994 he joined Specialty Foods Corporation as Senior Vice President and Chief Financial Officer, becoming Chief Operating Officer in December 1994 and President and Chief Executive Officer in March 1996.

Mr. Peck became a member of our board of directors in January 2002. Since April 1989, Mr. Peck has been a general partner of Wilderness Partners, L.P., a private partnership. Mr. Peck also has been a general partner of the Torrey Funds, LLC since November 2001. Mr. Peck serves on the Board of Trustees and the Executive Committee of Mount Sinai/NYU Health, Mount Sinai Hospital and Mount Sinai School of Medicine. Mr. Peck also serves as a member of the board of directors of Fresenius Medical Care, OFFIT Investment Funds, Canarc Resource Corp., Banyan Strategic Realty Trust, Boston Life Sciences, Inc. and The Jewish Theological Seminary.

Mr. Richter became a member of our board of directors in January 2002. Mr. Richter has served as Senior Vice President and Chief Financial Officer of Sears since October 2002. From July 2001 to October 2002, Mr. Richter served as Senior Vice President of Finance for Sears. In February 2000, Mr. Richter joined Sears as Vice President and Controller. Prior to joining Sears, he was with Dade Behring International, serving as the Senior Vice President and Chief Financial Officer from April 1999 to February 2000 and the Senior Vice President and Corporate Controller from January 1997 to April 1999. Prior to that, Mr. Richter held various financial and strategic positions at PepsiCo and was also a consultant at McKinsey & Company.

Mr. Roth became a member of our board of directors in April 1998. Mr. Roth joined Freeman Spogli & Co. in March 1988 and became a principal in March 1993. Mr. Roth is also a director of AFC Enterprises, Inc., Galyan’s Trading Company, Inc. and Asbury Automotive Group, Inc.

Mr. Salter became a member of our board of directors in April 1999. Mr. Salter is the retired President of the Specialty Retail Division of Sears, a position he held from March 1999 to December 1999. From November 1996 to March 1999 Mr. Salter served as President of the Home Stores division of Sears. From October 1995 to November 1996 he served as the President of the Hardlines division of Sears and from April 1993 to October 1995 he served as the Vice President and General Manager of the Home Appliances and Electronics Division of Sears.

Ms. Spinelli became a member of our board of directors in November 2002. Ms. Spinelli is the Senior Vice President—People of RadioShack Corporation, a position she has held since December 1999. From July 1998 to December 1999, she served as Vice President—People of RadioShack Corporation. From February 1997 to July 1998, Ms. Spinelli served as Corporate Vice President of Organizational Development of Wal-Mart Stores, Inc. From March 1993 to February 1997, Ms. Spinelli served as Vice President of Human Resources of McLane Company, Inc., a division of Wal-Mart Stores, Inc.

Mr. Spogli became a member of our board of directors in August 2001. He was previously one of our directors from the April 1998 recapitalization until the closing of the Western merger in November 1998. Mr. Spogli is a principal of Freeman Spogli & Co., which he co-founded in 1983. Mr. Spogli also serves as a member of the board of directors of Hudson Respiratory Care Inc., Century Maintenance Supply, Inc., AFC Enterprises, Inc. and Galyan’s Trading Company, Inc.

We currently have 12 members on our board of directors. All directors are elected annually and hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

We expect that upon completion of this offering Messrs. Liska and Richter will resign from our board of directors, and that Mr. Salter will remain on the board as a non-Sears nominee.

Executive officers are elected by, and serve at the discretion of, our board of directors. We have entered into employment agreements with certain of our executive officers. There are no family relationships among any of our directors or executive officers.

Board Committees

We currently have an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.    Messrs. Doran, Fontaine, Peck and Richter currently serve as members of the audit committee. Mr. Peck is the chairman of the audit committee. The audit committee is responsible for recommending to the board of directors the appointment of our independent auditors, analyzing the reports and recommendations of the auditors and reviewing our internal audit procedures and controls.

Compensation Committee.     Messrs. Roth, Salter and Smith and Ms. Spinelli, currently serve as members of the compensation committee. Messrs. Roth and Salter and Ms. Spinelli are “non-employee directors” as defined in the Securities Exchange Act of 1934. Mr. Smith is not a non-employee director because he received compensation as a consultant in excess of $60,000 for 2001 and 2002. The compensation committee is responsible for reviewing and recommending the compensation structure for our officers and directors, including salaries, participation in incentive compensation, benefit and stock option plans, and other forms of compensation.

Nominating and Corporate Governance Committee.    Messrs. Richter, Roth and Taubman currently serve as members of our nominating and corporate governance committee. Mr. Taubman is the chairman of the committee. The committee is responsible for reviewing and making recommendations to the board regarding the overall effectiveness, organization and structure of the board and its committees. The committee’s duties also include establishing criteria for membership on the board and its committees and identifying and proposing nominees to the board to fill vacancies on the board as they occur. Additionally, the committee is responsible for reviewing and making recommendations to the board regarding corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board of directors determines the compensation of our officers and directors. During fiscal 2001, Messrs. Roth, Salter and Smith served on the compensation committee. Mr. Smith also served as one of our officers during 2001, but did not participate in the approval of matters related to his compensation. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our compensation committee is an executive officer. In fiscal 2001, we loaned Mr. Smith $1.3 million, which was repaid in full in June 2002. See “Related—Party Transactions—Certain Payments and Loans.”

Director Compensation

Under our compensation program, each independent director who is not one of our employees or a designee of Freeman Spogli & Co. or Sears to our board of directors receives (1) a $10,000 annual retainer, (2) $2,000 per board meeting, or $1,000 if attendance is telephonic, and (3) if a committee meeting is held on any day other than a day on which a board meeting is held, $750 per committee meeting, or $375 if attendance is telephonic. In addition, upon appointment to the board, each of these directors receives an initial grant of 7,500 options that vest over three years, conditioned upon continued service as a board member. These directors also receive an annual grant of 5,000 options, subject to the same terms. In addition, we reimburse all of our directors for their reasonable expenses in attending meetings and performing duties as directors.

Executive Employment Agreements

Mr. Castellani was appointed our Chief Executive Officer and began employment on February 1, 2000, at which time he signed an employment and non-competition agreement. Mr. Castellani signed an irrevocable acceptance letter with us in December 1999 that obligated us to pay him a signing bonus of $3.3 million. The signing bonus of $3.3 million was accrued at January 1, 2000 and was paid in the first quarter of 2000. Approximately $1.9 million of the bonus was used to purchase shares of our common stock pursuant to a restricted stock agreement. This portion of the bonus was deferred and amortized over the initial two-year term of the contract. Mr. Castellani’s employment contract had an initial term of two years, and renews automatically each year thereafter unless terminated by us or Mr. Castellani. The contract provides for a base salary of

$600,000, subject to annual increases at the discretion of the board of directors, and an annual cash bonus based on our achievement of performance targets established by the board of directors. In the event Mr. Castellani is terminated without cause, or terminates his employment for good reason, as defined in the employment agreement, he will receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment, and the pro rata share of the bonus due to Mr. Castellani prior to the termination of employment. Mr. Castellani has agreed not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors through the later of February 1, 2003 and one year from the effective date of termination.

On April 15, 1998, Mr. Smith entered into an employment and non-competition agreement with us, which was amended effective April 2001. In January 2000, Mr. Smith was named as our Vice Chairman. The agreement provided for a base salary of $200,000, effective April 1, 2000, and was subject to annual increases at the discretion of our board of directors. Additionally, Mr. Smith was entitled to earn annual cash bonuses based on our achievement of performance targets established by our board of directors. In 1999, 2000, 2001 and in the forty weeks ended October 5, 2002, Mr. Smith earned $1,380,133, $570,758, $334,293 and $516,082, respectively, pursuant to the consulting agreement. The agreement terminated effective May 30, 2002. Mr. Smith has agreed to preserve our confidential information for two years following the date of the termination of the agreement.

On April 15, 1998, Messrs. Reid, Wade and Klasing and Ms. Stevens entered into employment agreements with us. These agreements contain severance provisions that provide for one year of base salary upon termination of employment, by us without cause or by the employee with good reason as defined in the employment agreement, less any amounts earned in other employment, and the pro rata share of the bonus due to the employee prior to the termination of employment. The agreements extend from year-to-year unless terminated by the employee or us. Other provisions require us to pay bonuses earned by the employee upon our achievement of targets relating to sales, earnings and return on invested capital that are approved by our board of directors, and an agreement by the employee not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors.

Consulting Agreement

On April 15, 1998, Mr. Taubman entered into a consulting and non-competition agreement with us, which was amended effective April 2001. The agreement required us to pay consulting fees in an amount of $300,000 per annum, plus an annual bonus of up to $300,000 based upon the achievement of targeted performance goals established by our board of directors. In 1999, 2000, 2001 and in the forty weeks ended October 5, 2002, Mr. Taubman earned $400,000, $320,000, $563,400 and $296,138, respectively, pursuant to the consulting agreement. The agreement terminated on April 15, 2002. Mr. Taubman has agreed to preserve our confidential information for two years after the date of the termination of the agreement. Pursuant to the consulting agreement, we and Mr. Taubman entered into an indemnity agreement whereby we agreed to indemnify Mr. Taubman for actions taken as an officer or director of, or consultant to, us to the fullest extent permitted by law.

Discount Change of Control Employment Agreements and Severance Plan

Prior to our acquisition of Discount, six executive officers and five non-executive officers of Discount entered into change of control employment agreements with Discount that provided that each of them was entitled to severance benefits upon a termination or constructive termination of their employment that occurred during a specified period of time following our acquisition of Discount, unless the termination was for cause or by the officer for other than good reason, as defined in the agreements, prior to one year following the acquisition. Prior to the date of this prospectus, three of these officers have terminated their employment and received from us the applicable severance payments under their agreements. The other four executive officers and four non-executive officers remain employed by us as of the date of this prospectus, and we remain bound by their change of control agreements. Those four executive officers are Michael Harrah, Discount’s Vice President-Information Systems, Clemente Bottino, Discount’s Vice President-Human Resources, C. Roy Martin, Discount’s Vice President-Supply Chain and Logistics, and Tom Merk, Discount’s Vice President-Sales and Marketing.

The extent of the severance benefits and the manner in which they are paid are dependent on the position and tenure of the officer, which determines the applicable employment period, and the reason the officer’s employment was terminated. The applicable employment period for each of these officers is determined based on a formula that gives specified credit for the executive’s position with Discount and separate credit for the executive’s tenure with Discount. The agreements also provide for specified salary and benefits to be paid to the officers upon a termination of employment as a result of death or disability.

The approximate lump sum severance payment that would be due under the change of control employment agreements for Messrs. Harrah, Bottino, Martin and Merk, if their employment were to be terminated by us without cause, would be $255,400, $358,500, $176,800 and $247,900, respectively.

As of October 5, 2002, we had paid an aggregate of $3.4 million to former Discount employees under the change of control agreements and to former non-officer employees of Discount under other severance arrangements. As of that date, the total potential remaining payments we may be obligated to make under those change of control agreements and other severance arrangements was $4.2 million (including $1.5 million that would be payable to six officers under change of control agreements upon a termination of their employment after November 28, 2002, but which we have agreed to pay those officers to induce them to continue their employment after such date).

In addition to the above benefits that may accrue upon termination of the officer, the change of control employment agreements and arrangements with other non-executive employees provide for benefits during the participant’s continued employment with us following the closing of the acquisition. These benefits include salary protections and provisions that entitle the officer to receive similar benefits as those offered to other officers, including participation in bonus and incentive compensation plans and programs, medical, life and other insurance benefits, vacation, reimbursement of expenses and indemnification and director and officer liability insurance.

The change of control employment agreements also provide that for a period of time during the continued employment of the officer with us following the closing of the Discount acquisition or following termination of employment of the officer, the officer will not (1) act in any manner or capacity in or for any business entity that competes with Discount, (2) divulge any confidential information of Discount to a third party, except for the benefit of Discount or when required by law, and (3) solicit or hire away any person who was an employee of Discount on the effective date of the Discount acquisition.

Executive Compensation

The following table sets forth the compensation received by our Chief Executive Officer and the four other most highly compensated executives serving as officers at the end of our last completed fiscal year. We refer to these individuals as our named executive officers.

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus		Securities Underlying Options/SARs	All Other Compensation(2)
Lawrence P. Castellani Chief Executive Officer	2001 2000 1999	$622,116 542,308 —	$391,800 75,000 3,272,700	(1)	60,000 1,050,000 —	$5,100 — —

Jimmie L. Wade President and Chief Financial Officer	2001 2000 1999	$288,270 265,865 174,421	$218,985 128,502 158,026		35,000 30,000 9,500	$6,460 6,336 6,080

David R. Reid Executive Vice President and Chief Operating Officer	2001 2000 1999	$258,847 250,000 198,808	$179,571 84,923 156,625		27,500 25,000 9,500	$6,460 6,379 6,080

Paul W. Klasing Executive Vice President, Merchandise and Marketing	2001 2000 1999	$222,116 184,128 151,031	$136,571 80,605 139,359		25,000 18,000 9,500	$6,460 6,298 6,080

S. Lynn Stevens Senior Vice President and Chief Information Officer	2001 2000 1999	$180,846 172,782 164,665	$82,408 61,820 130,840		10,000 10,000 8,000	$7,875 6,302 6,080

(1)
Mr. Castellani received a signing bonus that was accrued on January 1, 2000 in connection with his appointment as Chief Executive Officer. Approximately $1.9 million of the bonus was used to purchase shares of our common stock.

(2)	Consists of matching contributions made by us under our 401(k) savings plan.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted in 2001 to each of the named executive officers.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2001	Exercise or Base Price per share(1)	Expiration Date
					5%	10%
Lawrence P. Castellani	60,000	17.8%	$21.00	4/5/08	$512,947	$1,195,384
Jimmie L. Wade	35,000	10.4%	21.00	4/5/08	299,219	697,307
David R. Reid	27,500	8.1%	21.00	4/5/08	235,100	547,884
Paul W. Klasing	25,000	7.4%	21.00	4/5/08	213,728	498,076
S. Lynn Stevens	10,000	3.0%	21.00	4/5/08	85,500	199,200

(1)	Represents the fair market value of the underlying shares of common stock at the time of the grant, as determined by our board of directors.
(2)
The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire seven-year term of the option, and that the option is exercised and the underlying shares of our common stock sold on the last day of its seven-year term for the appreciated stock price. The assumed 5% and 10% rates of appreciation are mandated by the rules of the SEC and do not represent our estimate of the future prices or market value of our common stock.

Fiscal Year-End Option Values

The following table sets forth information with respect to our named executive officers concerning option exercises for 2001 and exercisable and unexercisable stock options held at December 29, 2001. No options were exercised by these officers during the year ended December 29, 2001.

	Number of Securities Underlying Unexercised Options at December 29, 2001		Value of Unexercised In-the-Money Options at December 29, 2001(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence P. Castellani	350,000	760,000	$9,138,500	$19,840,000
Jimmie L. Wade	41,333	58,167	1,332,007	1,612,078
David R. Reid	39,667	47,333	1,281,623	1,315,937
Paul W. Klasing	37,333	40,167	1,211,087	1,109,738
S. Lynn Stevens	33,667	19,333	1,100,243	542,647

(1)
Values for “in-the-money” outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the fair market value underlying Advance common stock on December 28, 2001 of $47.05.

Stock Subscription Plans

We have adopted stock subscription plans pursuant to which, at or since our 1998 recapitalization, certain directors, officers and key employees have purchased 747,550 shares, net of cancellations, of our outstanding common stock at the fair market value at the time of purchase. Agreements entered into in connection with the stock subscription plans provide for certain restrictions on transferability. Approximately $3.2 million of the purchase price for these shares has been paid by delivery of full recourse promissory notes bearing interest at the prime rate and due five years from their inception, secured by all of the stock each individual purchased under the plans. At November 13, 2002, $1.7 million under these notes remained outstanding.

Messrs. Wade, Reid and Klasing and Ms. Stevens purchased 25,000 shares, 20,000 shares, 20,000 shares and 20,000 shares. For these individuals, $75,000, $115,000, $110,000 and $100,000 of their purchase price was financed through the delivery of promissory notes on the terms described above. At November 13, 2002, the outstanding principal balance on the promissory notes was $110,000 and $75,000 for Mr. Klasing and Ms. Stevens, respectively, and Messrs. Wade and Reid had repaid their promissory notes in full. Mr. Castellani entered into a stock subscription agreement under the stock subscription plan in 2000, pursuant to which he purchased 75,000 shares of our common stock. $900,000 of Mr. Castellani’s purchase price was financed through the delivery of a promissory note to us on the terms described above, a portion of which has been repaid. At November 13, 2002, the outstanding balance of the promissory note was $600,000. Mr. Castellani intends to use a portion of the proceeds he will receive from this offering to repay this loan in full.

Garnett E. Smith, Vice Chairman of the Board, purchased 250,000 shares for cash pursuant to a stock subscription plan and did not deliver a promissory note. In September 2001, we loaned Mr. Smith $1.3 million. This loan was evidenced by a full recourse promissory note bearing interest at the prime rate, with such interest payable annually, and due in full five years from its inception. Payment of the promissory note was secured by a stock pledge agreement that grants us a security interest in all of the shares of our common stock acquired by Mr. Smith under our stock subscription plan. In June 2002, Mr. Smith repaid the loan in full.

Stock Option Plans

As of November 13, 2002, we had granted a total of 2,797,001 shares under our option plans, net of cancellations and exercises. Each option plan participant has entered into an option agreement with us. The option plans and each outstanding option thereunder are subject to termination in the event of a change in control or other extraordinary corporate transactions, as more fully described in the option plans. In addition, all options granted pursuant to the option plans will terminate 90 days after termination of employment, unless termination was for cause, in which case an option will terminate immediately, or in the event of a termination due to death or disability, in which case an option will terminate 180 days after such termination. All options granted under our 2001 Senior Executive Stock Option Plan and 2001 Executive Stock Option Plan will terminate on the seventh anniversary of the option agreement under which they were granted if not exercised prior thereto.

On December 12, 2001, our board of directors approved an amendment to our stock option plans that eliminated certain variable provisions established as a result of our being a private company prior to the Discount acquisition. These modifications resulted in accelerating vesting provisions under the performance options and establishing a fixed exercise price on options with variable exercise prices. No additional common shares or options were issued as a result of these modifications.

2001 Senior Executive Stock Option Plan

Our 2001 Senior Executive Stock Option Plan provides for the grant to our senior executive officers of incentive and nonqualified options to purchase shares of common stock. The plan authorizes the issuance of options to purchase up to 1,710,000 shares of common stock and is administered by the compensation committee. Shares received upon exercise of options, as well as all outstanding options, are also subject to obligations to sell at the request of Freeman Spogli & Co. At November 13, 2002, options to purchase 1,175,000 shares of common stock were outstanding under the plan, 720,000 of which were exercisable, and options to purchase 105,500 shares of common stock were available for future grant.

2001 Executive Stock Option Plan

Our 2001 Executive Stock Option Plan provides for the grant to our directors, consultants and key employees of incentive and nonqualified options to purchase shares of common stock. The plan authorizes the issuance of options to purchase up to 3,600,000 shares of common stock and is administered by the compensation committee. Most of the options granted under the plan become exercisable based on our attainment of certain operating performance criteria, as established by the board of directors.

Under the terms of the Discount merger agreement, we were obligated to convert outstanding Discount options with an exercise price greater than $15.00 into options to purchase shares of our common stock, preserving the same economic terms. As a result, we granted 574,765 substitute options under the 2001 Executive Stock Option Plan at a weighted average exercise price of $38.89 per share. Further, we were obligated to memorialize these substitute options in an agreement no more restrictive, from the perspective of the option holder, than the option agreement between Discount and the holder. Therefore, these options do not contain the same provisions regarding termination as the current options issued by us and will terminate on the tenth anniversary of the date of the option agreement between Discount and the holder.

At November 13, 2002, including the substitute options granted to Discount’s option holders, options to purchase 1,622,001 shares of common stock were outstanding under the 2001 Executive Stock Option Plan, 881,683 of which were exercisable, and options to purchase 1,607,699 shares of common stock were available for future grant.

Employee Stock Purchase Plan

In May 2002, we adopted our employee stock purchase plan. Our employee stock purchase plan provides employees who work more than 20 hours per week (other than highly compensated employees or employees who own more than five percent of our common stock) with the right to purchase shares of our common stock at a purchase price equal to 85% of the fair market value of our common stock at the beginning of each purchase period or the end of each period, whichever is less. The plan authorizes the purchase of up to 700,000 shares of common stock and is administered by our retirement plan committee, which consists of several of our employees. Enrollment under this plan began on July 1, 2002, and as of November 13, 2002, 14,966 shares of common stock had been purchased and 685,034 shares of common stock were available for future purchase.

Limitation of Liability and Indemnification

As allowed by the Delaware General Corporation Law, our certificate of incorporation contains a provision to limit the personal liability of our directors for violations of their fiduciary duty. This provision eliminates each director’s liability to us or our stockholders for monetary damages to the fullest extent permitted by Delaware law. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including such actions involving gross negligence. However, our directors will be personally liable to us and our shareholders for monetary damages if they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. Our articles further provide that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law without further action by the stockholders. These provisions of our articles will limit the remedies available to a stockholder in the event of breaches of a director’s duties to such stockholder or us.

Our bylaws provide for indemnification of and the payment of expenses in advance to directors and officers to the fullest extent permitted by applicable law.

We have obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities. We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock, at November 13, 2002 and as adjusted to reflect the sale of common stock offered in this offering by:

•	each person or entity known to us that beneficially owns more than 5% of our common stock;

•	each stockholder selling shares of our common stock in this offering;

•	each of our named executive officers and certain other executive officers;

•	each member of our board of directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after November 13, 2002 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012.

The percentages of common stock beneficially owned are based on 35,692,563 shares of our common stock outstanding at November 13, 2002.

	Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering	Shares Beneficially Owned After Offering
Name	Number	Percentage	Number	Number	Percentage
Freeman Spogli & Co. LLC(1)	8,092,141	22.7%	—	8,092,141	22.7%
Mark J. Doran(1)	8,092,141	22.7	—	8,092,141	22.7
John M. Roth(1)	8,092,141	22.7	—	8,092,141	22.7
Ronald P. Spogli(1)	8,092,141	22.7	—	8,092,141	22.7
Sears, Roebuck and Co.(2)	8,423,937	23.6	8,423,937	—	—
Paul J. Liska(2)	8,423,937	23.6	8,423,937	—	—
Glenn Richter(2)	8,423,937	23.6	8,423,937	—	—
Nicholas F. Taubman(3)	1,398,732	3.9	—	1,398,732	3.9
Arthur Taubman Trust dated July 13, 1964(4)	1,148,633	3.2	—	1,148,633	3.2
Lawrence P. Castellani(5)(6)	905,000	2.5	160,000	745,000	2.0
Garnett E. Smith	94,492	*	—	94,492	*
Jimmie L. Wade(6)	91,166	*	—	91,166	*
David R. Reid(6)	80,332	*	—	80,332	*
Paul W. Klasing(6)	74,833	*	—	74,833	*
S. Lynn Stevens(6)	62,999	*	—	62,999	*
Peter J. Fontaine(7)	1,020,358	2.9	—	1,020,358	2.9
Stephen M. Peck(8)	—	—	—	—	—
William L. Salter(9)	1,666	*	—	1,666	*
Francesca Spinelli(10)	—	*	—	—	*
All executive officers and directors as a group (19 persons)(11)	21,455,722	57.7%	8,583,937	12,871,785	34.6%

*	Less than 1% of the outstanding shares of common stock

(1)
These shares are held of record by FS Equity Partners IV, L.P., or FSEP IV. As the general partner of FSEP IV, FS Capital Partners LLC has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Doran, Roth, Spogli, Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, Charles P. Rullman, J. Frederick Simmons and William M. Wardlaw are the managing members of FS Capital Partners LLC, and Messrs. Doran, Freeman, Halloran, Ralph, Roth, Rullman, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co. LLC, and as such may be deemed to be the beneficial owners of the shares of our common stock and rights to acquire our common stock owned by FSEP IV. The business address of Freeman Spogli & Co., FSEP IV, FS Capital Partners, and Messrs. Freeman, Spogli, Wardlaw, Simmons, Roth, Rullman, Ralph, Halloran and Doran is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

(2)
These shares are held of record by Sears. Messrs. Liska and Richter, as Executive Vice President and President, Credit and Financial Products, and Senior Vice President and Chief Financial Officer, respectively, of Sears, have the power to direct the voting of the shares of our common stock held by Sears, and as such may be deemed to be the beneficial owners of the shares of our common stock owned by Sears. The business address of Sears, Mr. Liska and Mr. Richter is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(3)	Includes 250,000 shares subject to immediately exercisable options.
(4)
Includes 250,000 shares subject to immediately exercisable options. The trustees of the Arthur Taubman Trust dated July 13, 1964 are Eugenia Taubman, who is the spouse of Nicholas F. Taubman, and First Premier Bank.

(5)	Includes an aggregate of 11,890 shares held by Mr. Castellani’s children.
(6)
Includes shares of our common stock subject to options beneficially owned by the following persons and exercisable within 60 days of November 13, 2002: Mr. Castellani–720,000 options; Mr. Wade–66,166 options; Mr. Reid–60,332 options; Mr. Klasing–54,833 options; and Ms. Stevens–42,999 options. In addition to these options that are exercisable within 60 days of November 13, 2002, Mr. Castellani owns 455,000 options to purchase common stock that are not exercisable within 60 days of November 13, 2002 with a weighted average exercise price of $27.55 per share.

(7)
Reflects shares of our common stock held by the Peter J. Fontaine Revocable Trust, Fontaine Industries Limited Partnership and Peter J. Fontaine, individually. As trustee of the Peter J. Fontaine Revocable Trust, which is the general partner of Fontaine Industries Limited Partnership, Mr. Fontaine has the power to direct the voting of the shares of our common stock held by the Fontaine Trust and Fontaine Industries Limited Partnership.

(8)	The business address of Mr. Peck is 505 Park Avenue, 5th Floor, New York, New York 10022.
(9)
Represents 1,666 shares subject to options beneficially owned by Mr. Salter and exercisable within 60 days of November 13, 2002. The business address of Mr. Salter is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(10)	The business address of Ms. Spinelli is 100 Throckmorton Street, Suite 1900, Fort Worth, Texas 76102.
(11)	Includes 1,468,829 shares of our common stock subject to options beneficially owned by our executive officers and directors and exercisable within 60 days of November 13, 2002.

RELATED-PARTY TRANSACTIONS

Affiliated Leases

We lease our Roanoke, Virginia distribution center, an office and warehouse facility, one warehouse, 15 of our stores and five former stores and have leased other former stores from Nicholas F. Taubman or members of his immediate family. We lease our corporate headquarters from Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and a grandchild of Mr. Taubman. Rents for the affiliated leases may be slightly higher than rents for non-affiliated leases, but we do not believe the amount of such difference is material. In addition, terms of the affiliated leases may be more favorable to the landlord than those contained in leases with non-affiliates. For example, the rent payable during the option term is not fixed or required to be commensurate with prevailing market rents then in effect. Instead, rent during the option term is subject to negotiation between the landlord and tenant. The leases also provide that the tenant, and not the landlord, is responsible for structural maintenance. However, in connection with the recapitalization, certain other terms of the leases with affiliates (including provisions relating to assignment, damage by casualty and default cure periods) were amended so that they would be no less favorable to us than non-affiliated leases. All these affiliated leases are on a triple net basis. Lease expense for these affiliated leases was $3.3 million for each of 1999 and 2000, $3.2 million for 2001 and $2.6 million for the forty weeks ended October 5, 2002.

We also lease one store located in Lakeland, Florida from an affiliate of Peter Fontaine. The lease was assumed as part of the Discount acquisition on November 28, 2001. The lease expires on May 31, 2003, unless renewed by the parties. For the forty weeks ended October 5, 2002, we had paid $46,350 under the lease.

One Western Auto store in Puerto Rico is on the premises of a Sears store and the building is subleased from Sears. In addition, two former Western Auto stores were on the premises of Sears stores and were subleased from Sears. The rental rates were established prior to the Western merger by arm’s-length negotiation between us and Sears, and we believe that the rent and terms of the subleases reflected market rates and terms at the time of the Western merger. During 1999, 2000, 2001 and the forty weeks ended October 5, 2002, we paid Sears approximately $681,000, $660,000, $585,000 and $439,000, respectively, for the use of these facilities. During the third quarter of fiscal 2002, we closed two of these facilities.

Options Granted to Mr. Taubman and the Taubman Trust

In connection with the recapitalization, we entered into an option agreement with Mr. Taubman and the Taubman Trust and granted immediately exercisable options to purchase 250,000 shares of our common stock to each of Mr. Taubman and the Taubman Trust. The exercise price is currently $18.00 per share and will continue to increase by $2.00 on each anniversary of the recapitalization, which took place on April 15, 1998. The options will expire if not exercised by April 15, 2005. If Mr. Taubman or the Taubman Trust exercises any of these options, the shares received will be subject to the stockholders agreement and entitled to the registration rights provisions of that agreement.

Certain Payments and Loans

In September 2001, we loaned Garnett E. Smith, Vice Chairman of the Board, $1.3 million. This loan was evidenced by a full recourse promissory note bearing interest at prime rate, with such interest payable annually, and due in full in five years from its inception. Payment of the promissory note was secured by a stock pledge agreement that granted us a security interest in all of the shares of our common stock acquired by Mr. Smith under our stock subscription plan. In June 2002, Mr. Smith repaid the loan in full.

Messrs. Wade, Reid, Klasing, Gray, Margolin and Hedrick and Ms. Stevens purchased 25,000 shares, 20,000 shares, 20,000 shares, 10,000 shares, 14,300 shares, 14,300 shares and 20,000 shares. For these individuals, $75,000, $115,000, $110,000, $50,000, $150,000, $150,000 and $100,000 of their purchase price was financed through the delivery of promissory notes on the terms described above for Mr. Smith. At November 13, 2002, Messrs. Wade and Reid had repaid their promissory notes in full. At November 13, 2002, the outstanding principal balance on the promissory notes was $110,000, $40,000, $150,000, $150,000 and $75,000 for each of Messrs. Klasing, Gray, Margolin and Hedrick and Ms. Stevens, respectively. Mr. Castellani entered into a stock subscription agreement under the stock subscription plan in 2000, pursuant to which he purchased 75,000 shares of our common stock. $900,000 of Mr. Castellani’s purchase price was financed through the delivery of a promissory note to us on the terms described above, a portion of which has been repaid. At November 13, 2002, the outstanding balance of the promissory note was $600,000. Mr. Castellani intends to use a portion of the proceeds from this offering to repay this loan in full.

Other Transactions with Sears

On November 2, 1998, we acquired Western from WA Holding Co., or WAH, a wholly owned subsidiary of Sears. In the Western merger, we issued WAH 11,474,606 shares of our common stock. On February 6, 2002, we engaged in a transaction with Sears in which we transferred to Sears 11,474,606 shares of our common stock, in exchange for the transfer by Sears to us of the outstanding common stock of WAH and cancelled the shares of our common stock previously held by WAH. In connection with the Western merger, WAH (Sears after the WAH transaction described above) became entitled, under our stockholders agreement, to nominate three directors to our board of directors. As of the date of this prospectus, Paul J. Liska, Glenn Richter and William L. Salter served on our board of directors as Sears nominees. We expect that upon completion of this offering Messrs. Liska and Richter will resign from our board of directors, and that Mr. Salter will remain on the board as a non-Sears nominee.

In connection with the Western merger, Western entered into agreements with Sears in order to continue to obtain supplies of certain products bearing trademarks owned by Sears for the wholesale segment and the service stores for an initial term of three years. Pursuant to these agreements, Western purchased directly from the manufacturers approximately $13.5 million, $9.2 million, $4.6 million and $4.5 million of these products in 1999, 2000, 2001 and the forty weeks ended October 5, 2002, respectively, and we believe that Sears received fees in connection with such sales. The prices paid per unit for the products sold in the Western Auto stores were determined prior to the Western merger by arm’s-length negotiation between us and Sears. One of these two agreements has been extended through October 31, 2004. Under a transition services agreement entered into in connection with the Western merger, we continue to participate in some of Sears’ tire buying arrangements with third party vendors. Our continued participation in these arrangements provides purchasing benefits to both us and Sears. This agreement expires on October 31, 2004.

Western also entered into agreements with Sears and its affiliates whereby consumers can make retail purchases at the Western Auto retail stores and the independent dealer stores supplied by the wholesale segment using the Sears credit card or other Western private label credit cards. Sears and its affiliates are paid a discount fee on each retail transaction made using these credit cards. This fee is competitive with the fees paid by Western and us to third party credit card providers such as Visa, MasterCard and American Express for transactions using their credit cards. Under this agreement, Western incurred approximately $348,000, $405,000, $339,000 and $195,000 in discount fees in 1999, 2000, 2001 and the forty weeks ended October 5, 2002, respectively. In addition, a portion of a service store was leased to Sears, and certain Western employees performed services for Sears during 1999 and 1998, for use in Sears’ administration of the credit card program. Sears made payments to us, which aggregated approximately $2.3 million in 1999, that were intended to reimburse us for our expense in connection with the facility and the employees. This arrangement was terminated prior to 2000.

In addition, Sears provided certain services, including payroll and accounts receivable, to effect an orderly transition of Western from a subsidiary of Sears to one of our subsidiaries. At January 1, 2000, we began performing these services for Western. Pursuant to this arrangement, we incurred $887,000 for services performed by Sears in 1999, of which $844,000 was accrued at January 2, 1999. At January 1, 2000, all amounts under this arrangement had been paid.

During 1999, we signed an agreement with Sears Logistic Systems, an affiliate of Sears, to provide us with billing administration services related to certain courier firms that we used. Sears Logistic Systems manages the invoice processing procedure and bills us for the courier services provided by the outside firm plus a four percent administration fee. During 1999, we paid Sears Logistic Systems approximately $62,000.

Under the terms of an insurance program established by a Sears subsidiary on behalf of Western prior to the Western merger, with respect to certain insurable losses where we may otherwise have a retention obligation or deductible under the applicable insurance policy providing coverage, we will be entitled to be reimbursed by Sears for our losses. No material payments were made under the insurance program in 1999 or 2001. We received approximately $1.5 million during 2000 for a claim processed under the insurance program.

In connection with the Western merger, we entered into an agreement with Sears under which we may be given a priority position as a local supplier to up to approximately 250 Sears Auto Centers or National Tire & Battery stores that are located near our stores. Under this agreement, upon request from a Sears Auto Center or a National Tire & Battery store, we will deliver parts and charge a price negotiated at arm’s-length with Sears prior to the Western merger. In addition, if the volume of activity under this agreement meets certain agreed-upon thresholds, Sears will receive rebates on its purchases. During 1999, 2000, 2001 and the forty weeks ended October 5, 2002, we sold $5.3 million, $7.5 million, $7.5 million and $5.5 million, respectively, of merchandise to Sears under the supply agreement. Upon completion of this offering, Sears will have the right to terminate this agreement.

Sears also arranged to buy from us certain products in bulk for its automotive centers, at cost plus a set handling fee. During the first quarter of 1999, we made final shipments to Sears under this arrangement totaling $530,000.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

At November 13, 2002, there were 35,692,563 shares of our common stock outstanding, which were held by 427 stockholders of record.

The following description of our capital stock is not complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement filed of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Our certificate of incorporation and bylaws provide that, except as otherwise provided by law, the affirmative vote of a majority of the shares entitled to vote, present in person or represented by proxy at a meeting at which a quorum is present, shall be the act of the stockholders. Delaware law requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon to authorize certain extraordinary actions, such as mergers, consolidations, dissolutions of the corporation or an amendment to the certificate of incorporation of the corporation. There is no cumulative voting for the election of directors. Upon a liquidation, our creditors and any holders of preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of our common stock would be entitled to receive a pro rata amount per share of any excess distribution. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation empowers our board of directors to issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The board also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that we may be issued in the future. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. Although there are no shares of preferred stock currently outstanding and we have no present intention to issue any shares of preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Stockholders Agreement

We have entered into a stockholders agreement with Nicholas Taubman, the Arthur Taubman Trust Dated July 13, 1964, Freeman Spogli & Co., Sears and Peter Fontaine, together with entities controlled by him. Under the stockholders agreement, Freeman Spogli & Co., Sears and Mr. Taubman and the Taubman Trust have the right to purchase their pro rata share of certain new issuances of our securities, including capital stock. The stockholders agreement further provides tag-along rights such that (i) upon transfers of our common stock by Freeman Spogli & Co. (excluding transfers to affiliates), Mr. Taubman, the Taubman Trust and Sears will have the right to participate in such sales on a pro rata basis, and (ii) upon transfers of our common stock by Sears (excluding transfers to affiliates), Freeman Spogli & Co., Mr. Taubman and the Taubman Trust, will have the right to participate in such sales on a pro rata basis. In addition, if Freeman Spogli & Co. sells all of its holdings of our common stock, Mr. Taubman and the Taubman Trust will be obligated to sell all of their shares of our common stock at the request of Freeman Spogli & Co. The right to purchase their pro rata share of certain new issuances of our securities, the tag along rights and the rights to participate shall expire at times specified in the stockholders agreement.

The stockholders agreement further provides that the parties will vote at each annual meeting to elect to the board of directors Mr. Taubman, our chief executive officer, three nominees of Freeman Spogli & Co., three nominees of Sears and Mr. Fontaine. Certain transfers of our common stock by Mr. Taubman, Freeman Spogli & Co. or Sears will reduce the number of directors such parties are entitled to nominate. The parties to the stockholders agreement are obligated to vote for Mr. Fontaine’s election to our board until the earlier of January 1, 2004, Mr. Fontaine’s voluntary resignation from the board, his removal from the board for cause, Mr. Fontaine’s no longer having beneficial interest in at least 50% of the shares as to which he acquired beneficial ownership in the Discount acquisition, the termination of the voting rights of the other stockholders that are parties to the agreement or his death.

Pursuant to the stockholders agreement, without the approval of Mr. Taubman, we may not (1) issue any capital stock for consideration at less than fair market value, unless the capital stock is issued in a financing transaction fair to and in the best interests of us, subject to certain specified exceptions, (2) enter into any transaction with any affiliate of Freeman Spogli & Co. or Sears, except on terms no less favorable to us than are available from an unaffiliated party, or (3) amend our articles of incorporation or bylaws or the stockholders agreement in a manner that would adversely affect the rights and obligations of Mr. Taubman, subject to certain specified exceptions.

Upon completion of this offering, all of Sears’ rights under the stockholders agreement will terminate, including the registration rights as described below, except for its indemnification rights.

Registration Rights

Under the stockholders agreement, Freeman Spogli & Co., Sears, Mr. Taubman and the Taubman Trust and Fontaine Industries Limited Partnership have registration rights with respect to approximately 20,083,801 shares of common stock (including 500,000 shares subject to immediately exercisable options) that they hold. 8,423,937 of those shares are held by Sears and will be sold in this offering, at which point this agreement will no longer apply to those shares. Upon completion of this offering, the remaining parties to this stockholders’ agreement will have registration rights with respect to 11,659,864 shares of common stock (including 500,000 shares subject to immediately exercisable options). Under the stockholders agreement, these stockholders may require us to register for resale under the Securities Act their shares of common stock. These registration rights include the following provisions:

Demand Registration Rights.    Freeman Spogli & Co., Sears, Mr. Taubman and the Taubman Trust may require us to register for public resale their shares of common stock, if they, individually or in the aggregate, hold shares representing the lesser of (1) 5% of the shares of common stock then outstanding or (2) shares of common stock representing not less than $20 million in fair market value as determined by our board of directors. Under this agreement, we have granted three demand registrations to each of Freeman Spogli & Co., Sears and collectively to Mr. Taubman and the Taubman Trust. In addition, Freeman Spogli & Co. and Sears may demand a simultaneous registration upon a demand by Sears or Freeman Spogli & Co., as the case may be, Mr. Taubman or the Taubman Trust whereby all stockholders shall share in the registration pro rata. Upon any simultaneous registration, Mr. Fontaine may share pro rata in the registration.

If a demand registration is made at a time when we are planning to file a registration statement for a primary offering, so long as we file the registration statement within one month of the demand, we can postpone the demand registration until the earlier of 90 days following the effective date of the registration or six months from the date the demand is made. If a demand registration is made at a time when the registration would adversely affect a material acquisition or merger, we may postpone the demand registration for a period of up to 90 consecutive days (with a 30 day break between any two consecutive periods) or 180 days in any 12 month period.

Piggyback Registration Rights.    All holders of shares with demand registration rights and Fontaine Industries Limited Partnership also have unlimited piggyback registration rights, subject to customary cutbacks. Accordingly, if we propose to file a registration statement for our own account or the account of any other holder of our common stock, we are required to give notice to these stockholders and use our best efforts to include the requesting stockholders’ shares in the registration.

Limitations on Registration.    All registration rights are generally subject to the right of the managing underwriter to reduce the number of shares included in the registration if the underwriter determines the success of the offering would be adversely affected.

Expenses.    We are responsible for paying all registration expenses, including the reasonable expenses of one counsel for the selling holders, but are not responsible for underwriting fees, discounts and commissions or the out-of-pocket expenses of the selling stockholders.

Indemnification.    We have agreed to indemnify Freeman Spogli & Co., Sears, Mr. Taubman and the Taubman Trust and Mr. Fontaine, and the control persons of each, against certain liabilities under the Securities Act.

Lock Up Agreements.    All stockholders with registration rights, other than Sears, have agreed not to exercise their registration rights until 90 days following the date of this prospectus without the prior written consent of both Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated.

Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws

We are subject to the “business combinations” provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:

•	the board of directors approved the transaction before the “interested stockholder” obtained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of our outstanding common stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

•
on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Provisions of our certificate of incorporation and bylaws providing that only the board of directors, the chairman of the board of directors or the chief executive officer may call special meetings of stockholders, and prohibiting stockholder action by written consent, may have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from attempting to acquire control of us. Amendment of these provisions requires the affirmative vote of holders of 66 2/3% of our outstanding capital stock. In addition, our certificate of incorporation allows our board of directors to issue up to 10,000,000 shares of preferred stock that could have, when issued, voting rights or preferences that could impede the success of any hostile takeover, or delay a change in control or change in our management.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “AAP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. The transfer agent’s address is 200 Galleria Parkway, Suite 1900, Atlanta, Georgia 30339 and telephone number is (800) 298-6813.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, we will have outstanding 35,692,563 shares of our common stock, assuming no exercise of outstanding options. We will have reserved 5,310,000  shares of common stock for issuance upon exercise of options granted or to be granted under our stock option plans, of which options to purchase 2,797,001 shares were outstanding as of November 13, 2002, net of cancellations and exercises. We have also reserved 500,000 shares of common stock for issuance upon exercise of options granted to Nicholas F. Taubman and the Taubman Trust pursuant to two stock option agreements. The grant of options to purchase shares of common stock under our stock option plans is conditional on our having available a sufficient number of shares of capital stock authorized for issuance.

After this offering, approximately 23,354,119 shares, including the shares to be sold in this offering, will be freely tradeable. 10,707,866 shares of our common stock outstanding are restricted securities as that term is defined under Rule 144 of the Securities Act. 1,630,578 of the shares issued in the Discount acquisition are held by affiliates of Discount who may resell those shares pursuant to an effective registration statement or pursuant to an exemption, including an exemption under Rule 145 to the Securities Act. Restricted Securities may be sold in the public market only if the sale is registered or qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. The general provisions of Rule 144, Rule 145 and Rule 701 are described below.

Lock Up Agreements

Our executive officers and directors and certain entities and other individuals holding an aggregate of 11,402,956 shares of our common stock, as well as options to purchase an additional 2,193,000 shares of our common stock, have entered into the lock-up agreements described in “Underwriting.”

Further, after completion of any underwritten public offering by us, so long as Mr. Fontaine is serving as a director or officer of our company, he and the Fontaine entities will also be restricted from selling our common stock for up to 180 days thereafter depending on the lock-up period applicable to Mr. Taubman.

Rule 144

In general, under Rule 144, a person, including each of our “affiliates,” who has beneficially owned “restricted securities” for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of our then outstanding shares of the common stock, approximately 356,926 shares as of November 13, 2002; or

•	the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice of the sale with the SEC.

Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a holder of “restricted securities” who is not an affiliate of us and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

Rule 145

A stockholder that received shares of our common stock in the Discount acquisition who was an affiliate of Discount at the time of the acquisition may resell those shares of our common stock in accordance with Rule 145. Under Rule 145, the stockholder may sell in any three-month period a number of shares that does not exceed the volume limitation of Rule 144 that is described above, subject to requirements relating to the manner of sale and notice and availability of current information about us. If the stockholder is not an affiliate of us, the shares may be sold without regard to the volume limitation once they stockholder has owned the shares for one year, subject only to the requirements relating to public information about us.

Rule 701

In general, and subject to lock-up agreements, any of our employees, consultants or advisors, other than affiliates, who purchased shares from us under our stock subscription plans or stock option plans or other written agreements in accordance with Rule 701 of the Securities Act, are eligible to resell their shares under Rule 144 after satisfying the one year holding period.

Registration of Shares Under Stock Option and Stock Purchase Plans

We filed a registration statement on Form S-8 covering all of the shares of common stock issuable or reserved for issuance under our stock option plans, including the shares of common stock issuable upon exercise of the substitute stock options granted to certain of Discount’s option holders in accordance with the terms of the merger agreement. In addition, we filed a registration statement on Form S-8 covering all of the shares of common stock issuable under our employee stock purchase plan. When issued, these shares will be freely tradeable in the public market, subject in some cases to Rule 144 volume limitations applicable to affiliates and, in some cases, the expiration of the lock-up agreements described in “Underwriting.”

Registration Rights Agreement

In addition to rights of sale under Rule 144, several of our officers, directors and stockholders that hold an aggregate of 20,083,801 shares of outstanding common stock (including 500,000 shares subject to immediately exercisable options) have registration rights which enable them to require us to file a registration statement registering their shares for resale to the public. These stockholders may require us to register for resale under the Securities Act their shares of common stock. 8,423,937 of these shares are held by Sears and will be sold in this offering, at which point this agreement will no longer apply to those shares. All stockholders with registration rights, other than Sears, have agreed not to exercise their registration rights until 90 days following the date of this prospectus without the prior written consent of both Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
NON-UNITED STATES HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is:

•	an individual who is neither a citizen nor a resident of the U.S. (as determined for U.S. federal income tax purposes);

•	a corporation or other entity taxed as a corporation that is organized or created under non-U.S. law;

•	an estate that is not taxable in the U.S. on its worldwide income; or

•	a trust that is either not subject to primary supervision by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

If you are an individual, you may, in many cases, be deemed to be a resident of the U.S. by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and administrative and judicial interpretations of the Code as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect.

This discussion does not address all aspects of U.S. federal taxation or other tax considerations that may be relevant to you, and in particular is limited in the ways that follow:

•	The discussion assumes that you hold your common stock as a capital asset and that you do not have a special tax status.

•	The discussion does not consider tax consequences that depend upon your particular tax situation in addition to your ownership of the common stock.

•	The discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any United States state, or municipality or any other taxing jurisdiction.

Distributions

Distributions paid on the shares of common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under

U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will be treated first as a tax-free return of your basis in the shares of common stock, causing a reduction in the adjusted basis of the common stock, and the balance in excess of adjusted basis will be treated as capital gain recognized on a disposition of the common stock (as discussed below).

As discussed under “Dividend Policy,” we do not currently expect to pay dividends. In the event that we do pay dividends, subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. A non-U.S. holder generally must provide an IRS Form W-8BEN to certify its entitlement to the benefit of a reduced rate of withholding under an income tax treaty. If common stock is held through a foreign partnership or a foreign intermediary, the partnership or intermediary, as well as the partners or beneficial owners, may need to meet certification requirements.

The withholding tax does not apply to dividends paid to a non-U.S. holder that provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and the holder’s country of residence, any effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the U.S. maintained by the holder and such treaty-based tax position is disclosed to the IRS. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

•
in the case of a non-resident alien individual who holds the common stock as a capital asset, the individual is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain conditions are met; or

•
unless an exception applies, we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or during the non-U.S. holder’s holding period, whichever period is shorter.

The tax relating to stock in a U.S. real property holding corporation does not apply to a non-U.S. holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or prior to a non-U.S. holder’s disposition of common stock may become, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

We must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence. A non-U.S. holder will generally be required to certify its non-U.S. status in order to avoid backup withholding on dividends (although, as noted above, such dividends distributed to a non-U.S. holder may be subject to the regular withholding rules).

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

•	a controlled foreign corporation as defined in the Code; or

•	a foreign partnership with certain U.S. connections.

Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

A non-U.S. holder will be required to certify its non-U.S. status, in order to avoid information reporting and backup withholding on disposition proceeds, where the transaction is effected by or through a U.S. office of a broker.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY NON-U.S. HOLDERS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND ANY APPLICABLE INCOME OR ESTATE TAX TREATIES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 10, 2002, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston Corporation	2,846,714
Morgan Stanley & Co. Incorporated	2,846,714
Lehman Brothers Inc.	700,729
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,189,780

Total	8,583,937

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We and a selling stockholder have granted to the underwriters a 30-day option to purchase, on a pro rata basis, up to 858,394 additional shares at the initial public offering price less underwriting discounts and commissions. If the underwriters exercise this option, they will purchase the first 13,000 shares from Lawrence P. Castellani, our chief executive officer, and, if all his shares are purchased, the underwriters will purchase the remaining shares, if any, from us. This option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $1.5464 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$—	$2.5774	$—	$2,178,918.50
Expenses payable by us	$0.1514	$0.1377	$1,300,000	$1,300,000
Underwriting Discounts and Commissions paid by selling stockholders	$2.5774	$2.5774	$22,124,239.22	$22,157,745.42
Expenses payable by the selling stockholders	$—	$—	$—	$—

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of both Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus.

Our officers, directors and certain stockholders, including the selling stockholders, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of both Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated until 90 days after the date of this prospectus.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on The New York Stock Exchange under the symbol “AAP.”

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which they received or will receive customary fees.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers — Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Riordan & McKinzie, a Professional Law Corporation, Los Angeles, California. Principals and employees of Riordan & McKinzie are partners in partnerships that are limited partners of a Freeman Spogli & Co. investment fund that owns shares of our common stock. Certain legal matters raised in connection with this offering will be passed upon for the underwriters by King & Spalding.

EXPERTS

The consolidated financial statements as of and for the forty week period ended October 5, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of Advance Auto Parts, Inc. at December 29, 2001 and December 30, 2000, and for each of the three years in the period ended December 29, 2001 included in this prospectus and elsewhere in the registration statement and incorporated herein by reference, as indicated in their report, were audited by Arthur Andersen, independent accountants. Arthur Andersen has not consented to the inclusion or incorporation of their report in the registration statement and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion or incorporation of their report in the registration statement, it may become more difficult for you to seek remedies against Arthur Andersen in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements. On April 3, 2002, our board of directors, based on the recommendation of our audit committee, determined not to renew the engagement of Arthur Andersen as our independent public accountants and selected Deloitte & Touche LLP to serve as our independent public accountants for 2002. The appointment of Deloitte & Touche LLP was ratified by our stockholders at our 2002 Annual Meeting of Stockholders, held on May 23, 2002.

Ernst & Young LLP, independent certified public accountants, have audited the consolidated financial statements of Discount Auto Parts, Inc. at May 29, 2001 and May 30, 2000 and for each of the three years in the period ended May 29, 2001, as set forth in their report which is included in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-82298) of Advance Auto Parts, Inc., which is incorporated by reference in this prospectus and elsewhere in the registration statement. Discount Auto Parts, Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the SEC reference room located at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please telephone the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of the registration statement on Form S-3 we have filed with the SEC. As permitted by the SEC rules, this prospectus does not contain all the information that we have included in the registration statement we filed with the SEC. Prospective investors may refer to the registration statement and the documents we have incorporated by reference for more information about us and our common stock.

The SEC allows to us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to prospective investors by referring prospective investors to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering:

•
Our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 filed with the SEC on March 28, 2002, including portions of our Proxy Statement for our 2002 Annual Meeting of Stockholders incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 23, 2002, August 14, 2002 and November 19, 2002;

•	Our Current Reports on Form 8-K filed with the SEC on January 16, 2002, March 7, 2002, April 5, 2002 (as amended on April 16, 2002), July 3, 2002 and November 22, 2002;

•
The audited consolidated financial statements of Discount Auto Parts, Inc. for the three years ended May 29, 2001 and the unaudited condensed consolidated financial statements of Discount Auto Parts, Inc. for the twenty-six week periods ended November 27, 2001 and November 28, 2000, which are contained in our prospectus dated March 6, 2002, which is part of our Registration Statement on Form S-1 (Reg. No. 333-82298); and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 29, 2001.

Upon request, we will provide to any prospective investor without charge with a copy of the documents that we incorporate by reference into this prospectus. To request a copy of any or all of these documents, prospective investors should write or telephone us at the following address and telephone number:

Jimmie L. Wade
President and Chief Financial Officer
5673 Airport Road
Roanoke, Virginia 24012
(540) 362-4911

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

ADVANCE AUTO PARTS, INC.

Page

Audited Consolidated Financial Statements of Advance Auto Parts, Inc. and Subsidiaries for the forty weeks ended October 5, 2002 and October 6, 2001 (unaudited) and the three years ended December 29, 2001, December 30, 2000 and January 1, 2000:

Independent Auditors’ Report	F-2
Report of Independent Public Accountants	F-3
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Changes in Stockholders’ Equity	F-7
Consolidated Statements of Cash Flows	F-8
Notes to the Consolidated Financial Statements	F-10
Audited Consolidated Financial Statements of Advance Auto Parts, Inc. and Subsidiaries for the three years ended December 29, 2001, December 30, 2000 and January 1, 2000:
Report of Independent Public Accountants	F-47
Consolidated Balance Sheets	F-48
Consolidated Statements of Operations	F-49
Consolidated Statements of Changes in Stockholders’ Equity	F-51
Consolidated Statements of Cash Flows	F-52
Notes to Consolidated Financial Statements	F-54

Schedule I—Condensed Financial Information of the Registrant	F-86
Schedule II—Valuation and Qualifying Accounts	F-91

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Advance Auto Parts, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Advance Auto Parts, Inc. and subsidiaries (the “Company”) as of October 5, 2002, and the related statement of operations, stockholders’ equity, and cash flows for the forty week period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advance Auto Parts, Inc. and subsidiaries as of October 5, 2002, and the results of their operations and their cash flows for the forty week period then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
November 15, 2002

THE FOLLOWING IS A COPY OF A REPORT PREVIOUSLY ISSUED BY
ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

Report of Independent Public Accountants

To the Board of Directors and Stockholders of
Advance Auto Parts, Inc.:

We have audited the accompanying consolidated balance sheets of Advance Auto Parts, Inc. (a Delaware company) and subsidiaries (the Company), as of December 29, 2001, and December 30, 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 29, 2001. These financial statements and the schedules referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Auto Parts, Inc. and subsidiaries as of December 29, 2001, and December 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the financial statements, effective December 31, 2000, the Company changed its method of accounting for certain cooperative advertising funds.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to financial statements and schedules are presented for purposes of complying with the Securities and Exchange Commission’s rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Greensboro, North Carolina,
    March 5, 2002.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
October 5, 2002 and December 29, 2001
(in thousands, except per share data)

ASSETS	October 5, 2002	December 29, 2001
Current assets:
Cash and cash equivalents	$56,843	$18,117
Receivables, net	131,957	93,704
Inventories, net	1,078,388	982,000
Other current assets	32,065	42,027

Total current assets	1,299,253	1,135,848
Property and equipment, net	718,352	711,282
Assets held for sale	38,569	60,512
Other assets, net	27,029	42,973

	$2,083,203	$1,950,615

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank overdrafts	$—	$34,748
Current portion of long-term debt	11,542	23,715
Accounts payable	554,609	429,041
Accrued expenses	223,682	176,218
Other current liabilities	35,276	30,027

Total current liabilities	825,109	693,749

Long-term debt	761,226	932,022

Other long-term liabilities	40,677	36,273

Commitments and contingencies
Stockholders’ equity:
Preferred stock, nonvoting, $0.0001 par value, 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, voting, $0.0001 par value, 100,000 shares authorized; 35,686 and 32,692 issued and outstanding	4	3
Additional paid-in capital	607,189	496,538
Stockholder subscription receivables	(1,819)	(2,676)
Other comprehensive income (loss)	(289)	—
Accumulated deficit	(148,894)	(205,294)

Total stockholders’ equity	456,191	288,571

	$2,083,203	$1,950,615

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years  ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net sales	$2,585,466	$1,935,630	$2,517,639	$2,288,022	$2,206,945
Cost of sales, including purchasing and warehousing costs	1,450,282	1,110,218	1,441,613	1,392,127	1,404,113
Expenses associated with supply chain initiatives	—	—	9,099	—	—

Gross profit	1,135,184	825,412	1,066,927	895,895	802,832
Selling, general and administrative expenses	940,593	721,549	947,531	801,521	740,481
Expenses associated with supply chain initiatives	—	—	1,394	—	—
Impairment of assets held for sale	—	1,600	12,300	856	—
Expenses associated with merger and integration	25,917	—	1,135	—	41,034
Expenses associated with merger related restructuring	525	—	3,719	—	—
Non-cash and other compensation expense	—	2,862	11,735	729	1,082

Operating income	168,149	99,401	89,113	92,789	20,235

Other, net:
Interest expense	(62,734)	(45,195)	(61,895)	(66,640)	(62,792)
Other income, net	949	879	1,283	1,012	4,647

Total other, net	(61,785)	(44,316)	(60,612)	(65,628)	(58,145)

Income (loss) before provision (benefit) for income taxes, extraordinary items, and cumulative effect of a change in accounting principle	106,364	55,085	28,501	27,161	(37,910)
Provision (benefit) for income taxes	41,270	21,856	11,312	10,535	(12,584)

Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	65,094	33,229	17,189	16,626	(25,326)
Extraordinary items, (loss) gain on debt extinguishment, net of $5,512, $ 2,424 and ($ 1,759) income taxes, respectively	(8,694)	—	(3,682)	2,933	—
Cumulative effect of a change in accounting principle, net of $ 1,360 income taxes	—	—	(2,065)	—	—

Net income (loss)	$56,400	$33,229	$11,442	$19,559	$(25,326)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations – (Continued)
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years
Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net income (loss) per basic share from:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$1.87	$1.17	$0.60	$0.59	$(0.90)
Extraordinary items, (loss) gain on debt extinguishment	(0.25)	—	(0.13)	0.10	—
Cumulative effect of change in accounting principle	—	—	(0.07)	—	—

	$1.62	$1.17	$0.40	$0.69	$(0.90)

Net income (loss) per diluted share from:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$1.81	$1.16	$0.59	$0.58	$(0.90)
Extraordinary items, (loss) gain on debt extinguishment	(0.24)	—	(0.13)	0.10	—
Cumulative effect of change in accounting principle	—	—	(0.07)	—	—

	$1.57	$1.16	$0.39	$0.68	$(0.90)

Average common shares outstanding	34,851	28,295	28,637	28,296	28,269
Dilutive effect of stock options	1,163	347	521	315	—

Average common shares outstanding – assuming dilution	36,014	28,642	29,158	28,611	28,269

Pro forma effect of change in accounting principle:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle			$17,189	$16,391	$(25,776)

Per basic share			$0.60	$0.58	$(0.91)
Per diluted share			$0.59	$0.57	$(0.91)
Net income (loss)			$13,507	$19,324	$(25,776)

Per basic share			$0.47	$0.68	$(0.91)
Per diluted share			$0.46	$0.68	$(0.91)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity For the Forty Weeks Ended October 5, 2002 and the Fiscal Years Ended  December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Stockholder Subscription Receivable	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 2, 1999	—	$—	28,262	$3	$371,580	$(2,526)	$—	$(209,966)	$159,091
Net loss	—	—	—	—	—	—	—	(25,326)	(25,326)
Non-cash stock option compensation expense	—	—	—	—	1,082	—	—	—	1,082
Other	—	—	(118)	—	(908)	518	—	(503)	(893)

Balance, January 1, 2000	—	—	28,144	3	371,754	(2,008)	—	(235,795)	133,954
Net income	—	—	—	—	—	—	—	19,559	19,559
Non-cash stock option compensation expense	—	—	—	—	729	—	—	—	729
Other	—	—	145	—	2,726	(356)	—	(341)	2,029

Balance, December 30, 2000	—	—	28,289	3	375,209	(2,364)	—	(216,577)	156,271
Net income	—	—	—	—	—	—	—	11,442	11,442
Discount acquisition	—	—	4,310	—	107,129	—	—	—	107,129
Non-cash stock option compensation expense	—	—	—	—	11,735	—	—	—	11,735
Other	—	—	93	—	2,465	(312)	—	(159)	1,994

Balance, December 29, 2001	—	—	32,692	3	496,538	(2,676)	—	(205,294)	288,571
Net income	—	—	—	—	—	—	—	56,400	56,400
Issuance of common stock, net of $1,369 in related expenses	—	—	2,250	1	88,653	—	—	—	88,654
Issuance of shares upon the exercise of stock options	—	—	730	—	16,321	—	—	—	16,321
Tax benefit related to exercise of stock options	—	—	—	—	5,010	—	—	—	5,010
Stock issued under employee stock purchase plan	—	—	14	—	667	—	—	—	667
Other	—	—	—	—	—	857	(289)	—	568

Balance, October 5, 2002	—	$—	35,686	$4	$607,189	$(1,819)	$(289)	$(148,894)	$456,191

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries Consolidated Statements of Cash Flows
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years  Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Cash flows from operating activities:
Net income (loss)	$56,400	$33,229	$11,442	$19,559	$(25,326)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	71,455	53,629	71,231	66,826	58,147
Amortization of stock option compensation	—	2,862	11,735	729	1,082
Amortization of deferred debt issuance costs	2,869	2,452	3,121	3,276	3,478
Amortization of bond discount	10,134	8,417	11,468	9,853	8,700
Amortization of interest on capital lease obligation	—	—	—	42	201
Compensation for stock issued under the employee stock purchase plan	667	—	—	—	—
Gain (loss) on disposal of property and equipment, net	(891)	1,336	2,027	885	119
Impairment of assets held for sale	—	1,600	12,300	856	—
Provision (benefit) for deferred income taxes	41,052	12,842	(3,023)	683	(12,650)
Tax benefit related to exercise of stock options	5,010	—	—	—	—
Extraordinary loss (gain) on extinguishment of debt, net of tax	8,694	—	3,682	(2,933)	—
Cumulative effect of a change in accounting principle, net of tax	—	—	2,065	—	—
Net (increase) decrease in:
Receivables, net	(35,310)	(986)	3,073	19,676	(8,128)
Inventories, net	(110,030)	(625)	13,101	(39,467)	(23,090)
Other assets	(16,178)	(10,702)	172	14,921	(4,817)
Net increase (decrease) in:
Accounts payable	126,960	15,816	(17,663)	46,664	(5,721)
Accrued expenses	53,452	16,834	(5,106)	(29,540)	(21,958)
Other liabilities	4,596	(10,410)	(16,089)	(8,079)	8,987

Net cash provided by (used in) operating activities	218,880	126,294	103,536	103,951	(20,976)

Cash flows from investing activities:
Purchases of property and equipment	(68,524)	(49,550)	(63,695)	(70,566)	(105,017)
Acquisition, net of cash acquired	(3,411)	(21,472)	(389,953)	—	(13,028)
Proceeds from sales of property and equipment	19,989	2,317	2,640	5,626	3,130
Other	—	—	—	—	1,091

Net cash used in investing activities	(51,946)	(68,705)	(451,008)	(64,940)	(113,824)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(34,748)	(3,053)	5,679	1,884	(8,688)
(Repayments) borrowings of notes payable	—	(784)	(784)	784	—
Early extinguishment of debt	(433,103)	—	(270,299)	(24,990)	—
Borrowings under credit facilities	286,700	171,400	697,500	278,100	465,000
Payments on credit facilities	(46,700)	(233,601)	(254,701)	(306,100)	(339,500)
Proceeds from issuance of subordinated notes	—	—	185,604	—	—
Payment of debt related costs	(8,982)	—	(17,984)	—	(972)
Proceeds from (repurchases of) stock transactions under subscription plan	857	(502)	(550)	1,602	423
Proceeds from issuance of common stock, net of related expenses	88,677	—	—	—	—
Proceeds from exercise of stock options	16,321	—	2,381	—	—
Increase in borrowings secured by trade receivables	2,770	2,860	734	5,141	4,999

Net cash (used in) provided by financing activities	(128,208)	(63,680)	347,580	(43,579)	121,262

Net increase (decrease) in cash and cash equivalents	38,726	(6,091)	108	(4,568)	(13,538)
Cash and cash equivalents, beginning of period	18,117	18,009	18,009	22,577	36,115

Cash and cash equivalents, end of period	$56,843	$11,918	$18,117	$18,009	$22,577

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries Consolidated Statements of Cash Flows – (Continued)
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years  Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Supplemental cash flow information:
Interest paid	$37,810	$27,872	$41,480	$51,831	$46,264
Income tax payments (refunds), net	285	4,600	(15,452)	6,175	(3,792)
Non-cash transactions:
Accrued purchases of property and equipment	10,147	8,527	10,725	9,299	543
Note receivable upon disposal of property and equipment	1,000	—	—	—	—
Other comprehensive income (loss)	(289)	—	—	—	—
Equity transactions under the stockholder subscription and employee stock option plans	—	426	411	1,281	1,660
Issuance of common stock and stock options – Discount acquisition	—	—	107,129	—	—
Accrued debt issuance costs	—	—	2,156	—	—
Conversion of capital lease obligation	—	—	—	3,509	—
Obligations under capital lease	—	—	—	—	3,266

The accompanying notes to consolidated financial statements are an integral part of these statements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

1.    Organization and Description of Business:

Advance Auto Parts, Inc. (“Advance”) conducts all of its operations through its wholly owned subsidiary, Advance Stores Company, Incorporated and its subsidiaries (“Stores”). Advance and Stores (collectively, the “Company”) maintain a Retail and Wholesale segment within the United States, Puerto Rico and the Virgin Islands. The Retail segment operates 2,393 retail stores, which includes 1,936 stores operating under the “Advance Auto Parts” trade name, in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States and the District of Columbia and 419 stores operating under the “Discount Auto Parts” trade name primarily in the state of Florida. These stores offer automotive replacement parts, accessories and maintenance items, with no significant concentration in any specific area. Additionally, the Retail segment operates 38 stores under the “Western Auto” trade name, primarily located in Puerto Rico and the Virgin Islands, which offer certain home and garden merchandise in addition to automotive parts, accessories and service. The Wholesale segment consists of the wholesale operations, including distribution services to approximately 430 independent dealers located throughout the United States, primarily operating under the “Western Auto” trade name.

2.    Summary of Significant Accounting Policies:

Accounting Period

The Company’s fiscal year ends on the Saturday nearest the end of December.

The results of operations for the forty week periods are not necessarily indicative of the operating results to be expected for the full fiscal year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Bank Overdrafts

Cash and cash equivalents consist of cash in banks and money market funds. Bank overdrafts include net outstanding checks not yet presented to a bank for settlement.

Vendor Incentives and Change in Accounting Method

The Company receives incentives from vendors related to cooperative advertising allowances, volume rebates and other miscellaneous agreements. Many of the incentives are under long-term agreements (terms in

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

excess of one year), while others are negotiated on an annual basis. Certain vendors require the Company to use cooperative advertising allowances exclusively for advertising. These restricted cooperative advertising allowances are recognized as a reduction to selling, general and administrative expenses as advertising expenditures are incurred. Unrestricted cooperative advertising revenue, rebates and other miscellaneous incentives are earned based on purchases and/or the sale of product. The Company records unrestricted cooperative advertising and rebates earned as a reduction of inventory and recognizes the incentives as a reduction to cost of sales as the inventory is sold. The Company recognizes other incentives earned related to long-term agreements as a reduction of cost of sales over the life of the agreement based on the timing of purchases. These incentives are not recorded as reductions to inventory. The amounts earned under long-term arrangements not recorded as a reduction of inventory are based on estimates of total purchases that will be made over the life of the contracts and the amount of incentives that will be earned. The incentives are generally recognized based on the cumulative purchases as a percentage of the total estimated purchases over the life of the contract. The Company’s margins could be impacted positively or negatively if actual purchases or results differ from its estimates but over the life of the contract would be the same. Short-term incentives are recognized as a reduction to cost of sales over the course of the annual agreement and are not recorded as reductions to inventory.

Amounts received or receivable from vendors that are not yet earned are reflected as deferred revenue in the accompanying consolidated balance sheets. Management’s estimate of the portion of deferred revenue that will be realized within one year of the balance sheet date has been included in other current liabilities in the accompanying consolidated balance sheets. Total deferred revenue is $22,584 and $17,046 at October 5, 2002 and December 29, 2001. Earned amounts that are receivable from vendors are included in receivables, net on the accompanying consolidated balance sheets.

Effective December 31, 2000, the Company changed its method of accounting for unrestricted cooperative advertising funds received from certain vendors to recognize these payments as a reduction to the cost of inventory acquired from these vendors. Previously, these funds were accounted for as a reduction to selling, general and administrative expenses as advertising expense was incurred. The new method was adopted to better align the reporting of these payments with the Company’s and the vendors’ use of these payments as reductions to the price of inventory acquired from the vendors. The effect of the change for the forty weeks ended October 5, 2001 was to decrease income from continuing operations by $3,680, or $0.13 per diluted share. The effect of the change for the fiscal year ended December 29, 2001 was to increase income from continuing operations by $358, or $0.01 per diluted share. The cumulative effect of retroactive application of the change on the year ended December 29, 2001 was to reduce income before extraordinary item by approximately $2,065, net of $1,360 income tax, or $0.07 per share. The pro forma amounts shown on the statement of operations have been adjusted for the effect of retroactive application of the new method on net income and related income taxes for all periods presented.

Pre-opening Expenses

Pre-opening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense incurred was approximately $57,519 and $49,636 for the forty week periods ended October 5, 2002 and October 6, 2001, respectively. Advertising expense incurred was approximately $56,698, $53,658 and $65,524 in fiscal 2001, 2000 and 1999, respectively.

Merger and Integration Costs

As a result of the Western merger and the Discount acquisition, the Company incurred, and will continue to incur through fiscal 2003 in connection with the Discount acquisition, costs related to, among other things, overlapping administrative functions and store conversions that have been expensed as incurred. These costs are presented as expenses associated with merger and integration in the accompanying statements of operations.

Warranty Costs

The Company’s vendors are primarily responsible for warranty claims. Warranty costs relating to merchandise and services sold under warranty, which are not covered by vendors’ warranties, are estimated based on the Company’s historical experience and are recorded in the period the product is sold.

Revenue Recognition and Trade Receivables

The Company recognizes merchandise revenue at the point of sale to a retail customer and point of shipment to a wholesale customer, while service revenue is recognized upon performance of service. The majority of sales are made for cash; however, the Company extends credit to certain commercial customers through a third-party provider of private label credit cards. Receivables under the private label credit card program are transferred to the third-party provider on a limited recourse basis. The Company provides an allowance for doubtful accounts on receivables sold with recourse based upon factors related to credit risk of specific customers, historical trends and other information. This arrangement is accounted for as a secured borrowing. Receivables and the related secured borrowings under the private label credit card were $19,171 and $16,400 at October 5, 2002 and December 29, 2001, respectively, and are included in accounts receivable and other current liabilities, respectively, in the accompanying consolidated balance sheets. Additionally, at October 5, 2002 and December 29, 2001, Discount had $2,518 and $3,457, respectively, in trade receivables under their commercial credit program.

Change in Accounting Estimate

In July of fiscal 2000, the Company adopted a change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis. The effect on operations for fiscal 2000 was to increase depreciation expense by $2,458 for fiscal 2000. At October 5, 2002 and December 29, 2001, the effected assets were fully depreciated.

Earnings Per Share of Common Stock

Basic earnings per share of common stock has been computed based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share of common stock reflects the increase

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

in the weighted-average number of common shares outstanding assuming the exercise of outstanding stock options, calculated using the treasury stock method. There were 124 average outstanding stock options considered antidilutive for either part or all of the forty week periods and not included in the calculation of diluted net income (loss) per share for the forty week period ended October 5, 2002. There were 350, 509, 1,566 and 230 antidilutive options for the forty weeks ended October 6, 2001 and the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively.

Hedge Activities

On September 25, 2002, the Company entered into a hedge agreement in the form of a zero-cost collar, which protects the Company from interest rate fluctuations in the LIBOR rate on $150 million of the Company’s variable rate debt under its senior credit facility. The collar consists of an interest rate ceiling at 4.5% and an interest rate floor of 1.56% for a term of twenty-four months. Under this hedge, the Company will continue to pay interest at prevailing rates plus any spread, as defined by the senior credit facility, but will be reimbursed for any amounts paid on the LIBOR rate, in excess of the ceiling. Conversely, the Company will be required to pay the financial institution that originated the collar if the LIBOR rate is less than the floor.

In accordance with Statement of Financial Accounting Standard, or SFAS, No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the fair value of the hedge arrangement is recorded as an asset or liability in the accompanying consolidated balance sheet at October 5, 2002. The Company has assumed no ineffectiveness in this hedge and plans to use the “matched terms” accounting method as provided by Derivative Implementation Group, or DIG, Issue No. G20, “Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge”. Under this method, the Company will include all adjustments to fair value in other comprehensive income (loss) caption of stockholders’ equity on the consolidated balance sheet. Any amounts received or paid under this hedge will be recorded in the statement of operations as earned or incurred.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning as of December 31, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. For the forty week period ended October 6, 2001, the Company had amortization expense of approximately $296, related to existing goodwill of $3,426 at October 6, 2001. For fiscal year 2001, the Company had amortization expense of approximately $444 related to existing goodwill of $3,251 at December 29, 2001. Such amortization has been eliminated upon adoption of SFAS No. 142. The Company implemented SFAS No. 142 during the first quarter of 2002. The implementation had no material impact on the Company’s financial position or the results of its operations.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal year 2003. The Company does not expect SFAS No. 143 to have a material impact on its financial position or the results of operations.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 retains the basic provisions from both SFAS 121 and APB 30, but includes changes to improve financial reporting and comparability among entities. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 with no material effect on its financial position or the results of its operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” As a result of rescinding FASB Statement No. 4, “Reporting Gains Losses from Extinguishment of Debt,” gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. This statement also amends FASB Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Additional amendments include changes to other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The Company will adopt the provisions of SFAS No. 145 during the first quarter of fiscal 2003. For the forty weeks ended October 5, 2002, the Company recorded extraordinary losses on the extinguishment of debt, net of tax, of $8,694. Accordingly, reclassifications of these losses to income from continuing operations will be made throughout fiscal 2003 to maintain comparability for the reported periods.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date an entity commits to an exit plan. The statement is effective for exit and disposal activities entered into after December 31, 2002. The Company does not expect adopting this statement will have a material impact on its financial position or the results of its operations.

Reclassifications

Certain items in the financial statements for fiscal 2001, 2000 and 1999 and for the forty weeks ended October 6, 2001 have been reclassified to conform with the 2002 presentation.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

3.    Acquisitions:

Discount Acquisition

On November 28, 2001, the Company acquired 100% of the outstanding common stock of Discount Auto Parts, Inc., or Discount. Discount’s shareholders received $7.50 per share in cash plus 0.2577 shares of Advance common stock for each share of Discount common stock. The Company issued 4,310 shares of Advance common stock to the former Discount shareholders, which represented 13.2% of the Company’s total shares outstanding immediately following the acquisition.

Discount was the fifth largest specialty retailer of automotive parts, accessories and maintenance items in the United States with 671 stores in six states, including the leading market position in Florida, with 437 stores. The Discount acquisition further solidified the Company’s leading market position throughout the Southeast. The Company also expects to achieve ongoing purchasing savings and savings from the optimization of the combined distribution networks and the reduction of overlapping administrative functions as we convert the Discount stores to Advance stores.

In connection with the Discount acquisition, the Company issued an additional $200,000 face value of 10.25% senior subordinated notes and entered into a new senior credit facility that provides for (1) a $180,000 tranche A term loan facility and a $305,000 tranche B term loan facility and (2) a $160,000 revolving credit facility (including a letter of credit sub-facility). Upon the closing of the Discount acquisition, the Company used $485,000 of borrowings under the new senior credit facility and net proceeds of $185,600 from the sale of the senior subordinated notes to, among other things, pay the cash portion of the acquisition consideration, repay all amounts outstanding under the Company’s then-existing credit facility, repay all outstanding indebtedness of Discount and purchase Discount’s Gallman distribution facility from the lessor.

In accordance with SFAS No. 141, the acquisition has been accounted for under the purchase method of accounting and was effective for accounting purposes on December 2, 2001. Accordingly, the results of operations of Discount for the period from December 2, 2001 are included in the accompanying consolidated financial statements. The purchase price has been allocated to the assets acquired and liabilities assumed based upon estimates of fair values. The initial purchase price allocation resulted in excess fair value over the purchase price of $75,724, and was allocated proportionately as a reduction to certain noncurrent assets, primarily property and equipment. During the forty weeks ended October 5, 2002, the Company reduced the excess fair value by $18,709 due to purchase accounting adjustments primarily made to adjust the fair market value of certain inventory and equipment and the related deferred income tax effects. The purchase price was $481,624 (including acquisition costs incurred during the forty weeks ended October 5, 2002 of $647), which primarily consisted of the issuance of 4,310 shares of Advance common stock and 575 options to purchase shares of Advance common stock, cash consideration for $7.50 per share and the “in the money” stock options of $128,479, repayment of Discount’s existing debt and prepayment penalties of $204,711 and the purchase of Discount’s Gallman distribution facility from the lessor for $34,062. The cost assigned to the 4,310 shares of common stock is $106,025 and was determined based on the market price of Discount’s common stock on the approximate announcement date of the acquisition. The cost assigned to the 575 options to purchase common stock is $1,104 and was determined using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 3.92%; (ii) an expected life of two years; (iii) a volatility factor of 40%; (iv) a fair value of common stock of $24.60; and (v) expected dividend yield of zero. The following table summarizes the amounts assigned to assets acquired and liabilities assumed at the date of the acquisition, including additional purchase accounting adjustments through October 5, 2002.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

December 2, 2001
Current Assets:
Cash and cash equivalents	$6,030
Receivables, net	16,599
Inventories	178,703
Other current assets	35,143
Property and equipment	325,337
Assets held for sale	38,546
Other Assets (a)	9,891

Total assets acquired	610,249
Current Liabilities:
Bank overdrafts	(15,470)
Accounts payable	(58,852)
Current liabilities (b)	(53,098)
Other long-term liabilities (b)	(1,205)

Total liabilities assumed	(128,625)

Net assets acquired	$481,624

(a)	Includes $1,652 assigned to the Discount trade dress with a useful life of approximately 3 years.
(b)	Includes restructuring liabilities established in purchase accounting of approximately $11,397 for severance and relocation costs, facility and other exit costs.

Total acquisition costs related to the transaction were approximately $9,451. During the forty weeks ended October 5, 2002 and the fiscal year ended December 29, 2001, the Company also incurred $26,442 and $4,854, respectively, of merger and integration and merger-related restructuring expenses. These expenses represent non-recurring costs associated with integrating the Discount operations.

In addition to the acquisition costs, the Company incurred $20,803 of costs and fees, of which $20,140 has been recorded as deferred debt issuance costs and $663 as stock issuance costs related to registering shares in connection with the Discount acquisition.

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place at the beginning of the applicable period:

	Forty Weeks Ended 2001	Years Ended
		2001	2000
Net sales	$2,475,541	$3,144,694	$2,928,036
Income before extraordinary item	43,631	26,011	33,858

Income before extraordinary item per basic share	$1.34	$0.80	$1.04
Income before extraordinary item per diluted share	$1.32	$0.78	$1.03

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The pro forma amounts give effect to certain adjustments, including changes in interest expense, depreciation and amortization and related income tax effects. These amounts are based on certain assumptions and estimates and do not reflect any benefit from economies that might be achieved from combined operations. Additionally, these results include the non-recurring items separately disclosed in the accompanying consolidated statements of operations. The pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the Discount acquisition occurred on the date indicated, or which may result in the future.

Trak Acquisition

On July 23, 2002, the Company announced that it had received bankruptcy court approval to acquire certain assets of Trak Auto Corporation, or Trak, including the leases on 55 stores in Virginia, Washington, D.C. and Maryland. The closing of the acquisition occurred July 26, 2002, although the legal transfer and conversion of these stores will take place through the end of November 2002. On September 20, 2002, the Company agreed to acquire two additional Trak stores. Under these agreements, the Company will pay up to $16,000 to purchase inventory and fixtures for all the acquired stores. The acquisition will be accounted for under the purchase method of accounting and, accordingly, each store’s results of operations will be included in the Company’s financial records from the date each store is transferred to the Company. As of October 5, 2002, the Company had taken ownership and converted 22 of the 57 stores, assumed the respective lease obligations and had paid $2,764 for inventory and fixtures.

Carport Acquisition

On April 23, 2001, the Company completed its acquisition of Carport Auto Parts, Inc., or Carport. The acquisition included a net 30 retail stores located in Alabama and Mississippi, and substantially all of the assets used in Carport’s operations. The acquisition has been accounted for under the purchase method of accounting and, accordingly, Carport’s results of operations have been included in the Company’s consolidated statement of operations since the acquisition date.

The purchase price of $21,533 has been allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3,695 in goodwill, of which $444 was amortized during fiscal 2001.

4.    Closed Store and Restructuring Liabilities:

The Company’s restructuring activities relate to the ongoing analysis of the profitability of store locations and the settlement of restructuring activities undertaken as a result of mergers and acquisitions, including the fiscal 1998 merger with Western Auto Supply Company, or Western, and the fiscal 2001 acquisitions of Carport and Discount. The Company recognizes a provision for future obligations at the time a decision is made to close a facility, primarily store locations. The provision for closed facilities includes the present value of the remaining lease obligations, reduced by the present value of estimated revenues from subleases, and management’s estimate of future costs of insurance, property tax and common area maintenance. The Company uses discount rates ranging from 6.5% to 7.7%. Expenses associated with the ongoing restructuring program are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. From time to time these estimates require revisions that affect the amount of the recorded liability. The effect of these changes in estimates is netted with new provisions and included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Closed Store Liabilities

During the forty weeks ended October 5, 2002, the Company closed or relocated nine of the 12 stores identified in fiscal 2001 as not meeting profitability objectives and decided to close or relocate 49 additional stores that did not meet profitability objectives, 28 of which were closed at October 5, 2002. As part of the integration of Discount, the Company has closed substantially all of the Advance Auto Parts stores that were identified in overlapping markets with certain Discount Auto Parts stores at December 29, 2001.

In connection with the Western merger and the Discount acquisition, the Company assumed the restructuring reserves related to the acquired operations. As of October 5, 2002, these restructuring reserves relate primarily to ongoing lease obligations for closed store locations.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Other Exit Costs	Total
Balance, January 2, 1999	$682	$14,773	$15,455
New provisions	—	1,307	1,307
Change in estimates	—	(1,249)	(1,249)
Reserves utilized	(664)	(4,868)	(5,532)

Balance, January 1, 2000	$18	$9,963	$9,981
New provisions	—	1,768	1,768
Change in estimates	—	(95)	(95)
Reserves utilized	(18)	(4,848)	(4,866)

Balance, December 30, 2000	$—	$6,788	$6,788
New provisions	475	8,285	8,760
Change in estimates	—	11	11
Reserves utilized	(475)	(5,441)	(5,916)

Balance, December 29, 2001	$—	$9,643	$9,643
New provisions	—	3,212	3,212
Change in estimates	—	386	386
Reserves utilized	—	(4,479)	(4,479)

Balance, October 5, 2002	$—	$8,762	$8,762

As of October 5, 2002, these accruals represent the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements. This liability, along with those associated with mergers and acquisitions, is recorded in accrued expenses (current portion) and other long-term liabilities (long-term portion) in the accompanying consolidated balance sheets.

Restructuring Associated with Mergers and Acquisitions

As a result of the Western merger, the Company established restructuring reserves in connection with the decision to close certain retail stores, to relocate certain Western administrative functions, to exit certain facility leases and to terminate certain team members of Western. Additionally, the Carport acquisition resulted in

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

restructuring reserves for closing certain acquired stores not expected to meet long-term profitability objectives and the termination of certain administrative team members. At October 5, 2002, the remaining liabilities associated with these activities primarily relate to the settlement of facility exit costs.

As of the date of the Discount acquisition, management formalized a plan to close certain Discount Auto Parts stores in overlapping markets or stores not meeting the Company’s profitability objectives, to relocate certain Discount administrative functions to the Company’s headquarters and to terminate certain management, administrative and support team members of Discount. During the forty weeks ended October 5, 2002, the Company reduced its purchase price liabilities for severance and relocation costs by $2,715, primarily for voluntary terminations and certain Discount team members that accepted positions with the Company. The Company also reduced its liabilities for store and other exit costs, previously recorded in purchase accounting, by $1,042 as a result of executing lease buyouts or subleases. At October 5, 2002, 107 Discount stores were closed, 105 of which were closed during the first three quarters of fiscal 2002. The Company has substantially completed the closure of Discount Auto Parts stores in overlapping markets. Additionally, the Company has finalized its plan for termination of Discount team members and expects to terminate the last team members in 2003. Additional liabilities for severance, relocation, store and other facility exit costs may result in an adjustment to the purchase price.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Relocation	Other Exit Costs	Total
Balance, January 2, 1999	$7,738	$838	$13,732	$22,308
Purchase accounting adjustments	3,630	(137)	(1,833)	1,660
Reserves utilized	(7,858)	(701)	(4,074)	(12,633)

Balance, January 1, 2000	$3,510	$—	$7,825	$11,335
Purchase accounting adjustments	—	—	(1,261)	(1,261)
Reserves utilized	(3,510)	—	(2,767)	(6,277)

Balance, December 30, 2000	$—	$—	$3,797	$3,797
Purchase accounting adjustments	9,292	611	3,606	13,509
Reserves utilized	(837)	—	(2,500)	(3,337)

Balance, December 29, 2001	$8,455	$611	$4,903	$13,969
Purchase accounting adjustments	(2,496)	(219)	(1,042)	(3,757)
Reserves utilized	(3,422)	(281)	(1,187)	(4,890)

Balance, October 5, 2002	$2,537	$111	$2,674	$5,322

Other exit cost liabilities will primarily be settled over the remaining terms of the underlying lease agreements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

5.    Receivables:

Receivables consist of the following:

	October 5, 2002	December 29, 2001
Trade:
Wholesale	$9,015	$8,965
Retail	21,688	19,857
Vendor	94,024	55,179
Installment	16,031	15,430
Related parties	931	812
Employees	617	683
Other	847	2,668

Total receivables	143,153	103,594
Less: Allowance for doubtful accounts	(11,196)	(9,890)

Receivables, net	$131,957	$93,704

6.    Inventories, net

Inventories are stated at the lower of cost or market. Inventory quantities are tracked through a perpetual inventory system. The Company uses a cycle counting program to ensure the accuracy of the perpetual inventory quantities and establishes reserves for estimated shrink based on historical accuracy of the cycle counting program. Cost was determined using the last-in, first-out, or LIFO, method for approximately 90% of inventories at October 5, 2002 and December 29, 2001, and the first-in, first-out, or FIFO, method for remaining inventories. An actual valuation of inventory under the LIFO method can only be made at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected fiscal year-end inventory levels and costs. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory, at FIFO, at October 5, 2002 and December 29, 2001, were $67,192 and $69,398, respectively. The nature of the Company’s inventory is such that the risk of obsolescence is minimal. In addition, the Company has historically been able to return excess items to the vendor for credit. The Company does provide reserves where less than full credit will be received for such returns and where the Company anticipates that items will be sold at retail for prices that are less than recorded cost. Inventories consist of the following:

	October 5, 2002	December 29, 2001
Inventories at FIFO	$1,021,405	$935,181
Adjustments to state inventories at LIFO	56,983	46,819

Inventories at LIFO	$1,078,388	$982,000

Replacement cost approximated FIFO cost at October 5, 2002 and December 29, 2001.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

During the fourth quarter of fiscal 2001, the Company recorded a non-recurring expense of $10,493 ($9,099 in gross profit and $1,394 in selling, general and administrative expenses) related to the Company’s supply chain initiatives. These initiatives will reduce the Company’s overall inventory investment as a result of only offering selective products in specific store locations or regions. The gross profit charges relates primarily to restocking and handling fees associated with inventory identified for return to the Company’s vendors. Additionally, the general and administrative expenses included costs associated with the relocation of certain equipment from a distribution facility closed as part of these initiatives.

7.    Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged directly to expense when incurred; major improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts, with any gain or loss reflected in the consolidated statements of operations.

Depreciation of land improvements, buildings, furniture, fixtures and equipment, and vehicles is provided over the estimated useful lives, which range from 2 to 40 years, of the respective assets using the straight-line method. Amortization of building and leasehold improvements is provided over the shorter of the estimated useful lives of the respective assets or the term of the lease using the straight-line method.

Property and equipment consists of the following:

	Estimated Useful Lives	October 5, 2002	December 29, 2001
Land and land improvements	0 - 10 years	$179,357	$170,780
Buildings	40 years	208,527	199,304
Building and leasehold improvements	10 - 40 years	96,943	91,338
Furniture, fixtures and equipment	3 - 12 years	482,757	433,518
Vehicles	2 - 10 years	31,688	32,047
Other		11,597	23,499

		1,010,869	950,486
Less: Accumulated depreciation and amortization		(292,517)	(239,204)

Property and equipment, net		$718,352	$711,282

Depreciation and amortization expense was $71,455 and $53,629 for the forty weeks ended October 5, 2002 and October 6, 2001, respectively. Depreciation and amortization expense was $70,745, $66,826 and $58,147 for the fiscal years ended 2001, 2000 and 1999, respectively. The Company capitalized approximately $1,481 and $17,862 of primarily third party costs incurred in the development of internal use computer software during the forty weeks ended October 5, 2002 and October 6, 2001 and $19,699, $9,400 and $561 during fiscal years 2001, 2000 and 1999, respectively.

8.    Assets Held for Sale

The Company applies SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

lower of the carrying amount or the fair market value less selling costs. At October 5, 2002 and December 29, 2001, the Company’s assets held for sale were $38,569 and $60,512, respectively, primarily consisting of real property acquired in the Western merger and Discount acquisition.

During fiscal 2001, the Company recorded an impairment charge of $12,300, to reduce the carrying value of certain non-operating facilities to their estimated fair market value. $4,700 of the charge represents the write-down of a closed distribution center acquired as part of the Western merger included in the Wholesale segment. $4,600 represents the reduction in carrying value of the former Western Auto corporate office also acquired in the Western merger. The facility, which is held in the Wholesale segment, consists of excess space not required for the Company’s current needs. The remaining $3,000 represents a reduction to the carrying value of a recently closed distribution center in Jeffersonville, Ohio, held in the Retail segment, that was identified for closure as part of the Company’s supply chain review. The carrying value for these properties included in assets held for sale was $8,900 and $13,800 at October 5, 2002 and December 29, 2001, respectively. The reduction in these book values represents the Company’s best estimate of fair market value based on recent marketing efforts to attract buyers for these properties.

During fiscal 2000, the Company also recorded an impairment related to the Western Auto corporate office space. The impairment charge of $856 reduced the carrying value to $8,000.

9.    Other Assets:

As of October 5, 2002 and December 29, 2001, other assets include deferred debt issuance costs of $15,554 and $25,790, respectively (net of accumulated amortization of $5,523 and $3,597, respectively), relating primarily to the financing in connection with the Discount acquisition and the fiscal 1998 recapitalization. Such costs are being amortized over the term of the related debt (5 years to 11 years). Other assets also include the non-current portion of deferred income tax assets.

10.    Accrued Expenses:

Accrued expenses consist of the following:

	October 5, 2002	December 29, 2001
Payroll and related benefits	$78,989	$58,656
Restructuring and closed store liabilities	7,529	15,879
Warranty	15,955	21,587
Other	121,209	80,096

Total accrued expenses	$223,682	$176,218

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

11.    Other Long-term Liabilities:

Other long-term liabilities consist of the following:

	October 5, 2002	December 29, 2001
Employee benefits	$21,504	$22,152
Restructuring and closed store liabilities	6,555	7,733
Other	12,618	6,388

Total other long-term liabilities	$40,677	$36,273

12.    Long-term Debt:

Long-term debt consists of the following:

	October 5, 2002	December 29, 2001
Senior Debt:
Tranche A, Senior Secured Term Loan at variable interest rates (4.56% at October 5, 2002), due November 2006	$89,611	$180,000
Tranche B, Senior Secured Term Loan at variable interest rates (7.00% at December 29, 2001), repaid June 2002	—	305,000
Tranche C, Senior Secured Term Loan at variable interest rates (4.38% at October 5, 2002), due November 2007	249,873	—
Revolving facility at variable interest rates (4.56% at October 5, 2002), due November 2006	—	10,000
McDuffie County Authority taxable industrial development revenue bonds, issued December 31, 1997, interest due monthly at an adjustable rate established by the Remarketing Agent (1.92% at October 5, 2002), principal due on November 1, 2002 (repaid subsequent to October 5, 2002)	10,000	10,000
Subordinated Debt:
Senior subordinated notes payable, interest due semi-annually at 10.25%, due April 2008	166,200	169,450
Senior subordinated notes payable, interest due semi-annually at 10.25%, due April 2008, face amount of $179,115 less unamortized discount of $11,531 and $14,087 at October 5, 2002 and December 29, 2001, respectively	167,584	185,913
Senior discount debentures, interest at 12.875%, due April 2009, face amount of $95,550 less unamortized discount of $6,050 and $16,626 at October 5, 2002 and December 29, 2001, respectively (subordinate to Senior Debt)	89,500	95,374

	772,768	955,737
Less: Current portion of long-term debt	(11,542)	(23,715)

Long-term debt, excluding current portion	$761,226	$932,022

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Senior Debt:

During the forty weeks ended October 5, 2002, the Company repaid a portion of its tranche A and tranche B term loan facilities and refinanced the remaining portion of its tranche B term loan facility under its existing senior credit facility by amending and restating the credit facility to add a new $250,000 tranche C term loan facility. The borrowings under the tranche C term loan facility were used to refinance the tranche B term loan facility. The tranche B term loan facility was initially issued for $305,000 in fiscal 2001 in connection with the Discount acquisition and had a balance of $265,000 prior to the refinancing. In conjunction with the extinguishment of this debt, the Company wrote-off deferred financing costs in accordance with Emerging Issues Task Force Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”. The write-off of these costs are classified as an extraordinary loss of $5,155, net of $3,268 income taxes, in the accompanying consolidated statements of operations. At October 5, 2002, the credit facility provided for (1) $339,484 in term loans, consisting of a $89,611 tranche A term loan facility and a $249,873 tranche C term loan facility and (2) $160,000 under a revolving credit facility (which provides for the issuance of letters of credit with a sublimit of $35,000). As of October 5, 2002, the Company had no borrowings outstanding under the revolving credit facility and had $27,265 in letters of credit outstanding, which reduced availability under the credit facility to approximately $132,735.

The amended tranche A term loan facility amortization schedule currently reflects required repayments of $1,549 on May 31, 2003, $7,804 on November 30, 2003, $12,418 in May and November 2004 and $13,956 each May and November during 2005 and 2006 through maturity on November 30, 2006. Under the amended credit facility, the tranche C term loan facility requires scheduled repayments of $2,183 semi-annually beginning November 30, 2003 through May 31, 2007, and the Company will be required to pay the remaining balance at maturity on November 30, 2007.

The interest rates on the tranche A term loan facility, the revolving credit facility and tranche C term loan facility are based, at the Company’s option, on either an adjusted LIBOR rate, plus a margin, or an alternate base rate, plus a margin. The interest rates under the tranche A term loan facility, the revolving credit facility and the tranche C term loan facility are subject to adjustment according to pricing grids based upon the Company’s leverage ratio (as defined in the Company’s credit facility). The initial margins for the tranche A term loan facility and the revolving credit facility are 3.50% and 2.50% per annum for the adjusted LIBOR rate and alternate base rate borrowings, respectively, and can step down incrementally to 2.25% and 1.25% per annum, respectively, if the Company’s leverage ratio is less than 2.00 to 1.00. The initial margins for the tranche C term loan facility are 2.5% and 1.5% per annum for the adjusted LIBOR rate and alternative base rate borrowings, respectively, and can step down to 2.25% and 1.25% per annum, respectively, if the Company’s leverage ratio is less than 2.00 to 1.00. The initial margins for the tranche C term loan facility can step up to a maximum of 3.00% and 2.00% per annum, respectively, if the Company’s leverage ratio is greater than 3.50 to 1.00. Subsequent to October 5, 2002, the Company applied for a reduction in the rates based on the Company’s leverage ratio being 1.95 to 1.00 at October 5, 2002. A commitment fee of 0.50% per annum will be charged on the unused portion of the revolving credit facility, payable quarterly in arrears.

Borrowings under the senior credit facility are required to be prepaid, subject to certain exceptions, with (1) 50% of the Excess Cash Flow (as defined in the senior credit facility) unless the Company’s Leverage Ratio at the end of any fiscal year is 2.0 or less, in which case 25% of Excess Cash Flow for such fiscal year will be required to be repaid, (2) 100% of the net cash proceeds of all asset sales or other dispositions of property by the

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Company and its subsidiaries, subject to certain exceptions (including exceptions for reinvestment of certain asset sale proceeds within 270 days of such sale and certain sale-leaseback transactions), and (3) 100% of the net proceeds of certain issuances of debt or equity by the Company and its subsidiaries. The Company was required to make an Excess Cash Flow prepayment of $228 for fiscal 2001 in first quarter of fiscal 2002 under the then current credit facility.

Voluntary prepayments and voluntary reductions of the unutilized portion of the revolving credit facility are permitted in whole or in part, at the Company’s option, in minimum principal amounts specified in the senior credit facility, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary prepayments under the tranche A term loan facility and the tranche C term loan facility will (1) generally be allocated among those facilities on a pro rata basis (based on the then outstanding principal amount of the loans under each facility) and (2) within each such facility, be applied to the installments under the amortization schedule within the following 12 months under such facility and all remaining amounts will be applied pro rata to the remaining amortization payments under such facility.

The senior credit facility is guaranteed by the Company and by each of its existing domestic subsidiaries and will be guaranteed by all future domestic subsidiaries. The senior credit facility is secured by a first priority lien on substantially all, subject to certain exceptions, of the Company’s properties and assets and the properties and assets of its existing domestic subsidiaries (including Discount and its subsidiaries) and will be secured by the properties and assets of its future domestic subsidiaries. The senior credit facility contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (1) declare dividends or redeem or repurchase capital stock, (2) prepay, redeem or purchase debt, (3) incur liens or engage in sale-leaseback transactions, (4) make loans and investments, (5) incur additional debt (including hedging arrangements), (6) engage in certain mergers, acquisitions and asset sales, (7) engage in transactions with affiliates, (8) change the nature of the Company’s business and the business conducted by our subsidiaries and (9) change the holding company status of Advance. The Company is required to comply with financial covenants with respect to a maximum leverage ratio, a minimum interest coverage ratio, a minimum current assets to funded senior debt ratio, a maximum senior leverage ratio and maximum limits on capital expenditures.

On December 31, 1997, the Company entered into an agreement with McDuffie County Authority under which bond proceeds of $10,000 were issued to construct a distribution center. Proceeds of the bond offering were fully expended during fiscal 1999. These industrial development revenue bonds currently bear interest at a variable rate, with a one-time option to convert to a fixed rate, and are secured by a letter of credit. Subsequent to October 5, 2002, the Company repaid the indebtedness in full.

Subordinated Debt:

The 1998 Senior Subordinated Notes, or the Notes, and the 2001 Senior Subordinated Notes, or the New Notes, are both unsecured and are subordinate in right of payment to all existing and future Senior Debt. The Notes and New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. The New Notes accrete at an effective yield of 11.875% less cash interest of 10.250% through maturity in April 2008. As of October 5, 2002 and December 29, 2001, the New Notes have been accreted by $1,474 and $309, respectively, with corresponding interest expense of $1,165 and $309 for the forty weeks ended October 5, 2002 and fiscal year ended December 29, 2001, respectively.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Upon the occurrence of a change of control, each holder of the Notes and the New Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes and New Notes at an offering price in cash equal to 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

The Notes and the New Notes contain various non-financial restrictive covenants that limit, among other things, the ability of the Company and its subsidiaries to issue preferred stock, repurchase stock and incur certain indebtedness, engage in transactions with affiliates, pay dividends or certain other distributions, make certain investments and sell stock of subsidiaries.

During the forty weeks ended October 5, 2002, the Company repurchased and retired a portion of the Notes and New Notes at prices ranging from 106 to 107 percent on the total face value purchased of $24,135. Additionally, during the third quarter of fiscal 2002, the Company repurchased and retired a portion of the Notes and New Notes at prices ranging from 106 to 107 percent on the total face value purchased of $3,505. The premiums paid and the write-off of the related deferred financing costs are classified as an extraordinary loss of $2,383, net of $1,511 income taxes, in the accompanying consolidated statements of operations.

During fiscal 2000, the Company repurchased on the open market $30,550 face value of Notes at a price ranging from 81.5 to 82.5 percent of their face value. Accordingly, the Company recorded a gain related to the extinguishment of this debt of $2,933, net of $1,759 provided for income taxes and $868 for the write off of the associated deferred debt issuance costs.

The Discount Debentures, or the Debentures, are subordinated to substantially all of the Company’s other liabilities. The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. The Debentures accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $95,550 by April 15, 2003. Cash interest will not accrue on the Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15. As of October 5, 2002, the Debentures have been accreted by $29,484 with corresponding interest expense of $8,969 and $8,417 recognized for the forty weeks ended October 5, 2002 and October 6, 2001, respectively. As of December 29, 2001, the Debentures have been accreted by $35,357 with corresponding interest expense of $11,159, $9,853 and $8,700 recognized for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000.

Upon the occurrence of a change of control, each holder of the Debentures will have the right to require the Company to purchase the Debentures at a price in cash equal to 101 percent of the accreted value thereof plus liquidated damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003. As Advance may not have any significant assets other than capital stock of Stores (which is pledged to secure Advance’s obligations under the senior credit facility), the Company’s ability to purchase all or any part of the Debentures upon the occurrence of a change in control will be dependent upon the receipt of dividends or other distributions from Stores or its subsidiaries. The senior credit facility, the Notes and the New Notes have certain restrictions for Stores with respect to paying dividends and making any other distributions.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The Debentures contain certain non-financial restrictive covenants that are similar to the covenants contained in the Notes and the New Notes.

During the forty weeks ended October 5, 2002, the Company also repurchased and retired a portion of the Debentures at prices approximating 100 percent of the total face value purchased of $16,450. The premiums paid and the write-off of the related deferred financing costs are classified as an extraordinary loss of $1,155, net of $734 income taxes, in the accompanying consolidated statements of operations.

As of October 5, 2002, the Company was in compliance with the covenants of the senior credit facility, the Notes, the New Notes and Debentures. Substantially all of the net assets of the Company’s subsidiaries are restricted at October 5, 2002.

The aggregate future annual maturities of long-term debt, net of the unamortized discount related to the Notes, New Notes and the Debentures, are as follows:

2002	$11,542
2003	9,851
2004	28,892
2005	31,951
2006	31,951
Thereafter	658,581

$772,768

13.    Stockholder Subscription Receivables:

The Company established a stock subscription plan in fiscal 1998, which allows certain directors, officers and key team members of the Company to purchase shares of common stock. The plan requires that the purchase price of the stock equal the fair market value at the time of the purchase and allows fifty percent of the purchase price to be executed through the delivery of a full recourse promissory note. The notes provide for annual interest payments, at the prime rate (4.75% at October 5, 2002), with the entire principal amount due in five years. As of October 5, 2002 and December 29, 2001, outstanding stockholder subscription receivables were $1,819 and $2,676, respectively, and are included as a reduction to stockholders’ equity in the accompanying consolidated balance sheets.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

14.    Income Taxes:

Provision (benefit) for income taxes for the forty week periods ended October 5, 2002 and October 6, 2001 (unaudited) and the fiscal years ended 2001, 2000 and 1999 consists of the following:

	Current	Deferred	Total
Forty weeks ended October 5, 2002
Federal	$(93)	$34,146	$34,053
State	310	6,907	7,217

	$217	$41,053	$41,270

Forty weeks ended October 6, 2001 (unaudited)
Federal	$8,504	$11,680	$20,184
State	510	1,162	1,672

	$9,014	$12,842	$21,856

2001
Federal	$13,822	$(964)	$12,858
State	513	(2,059)	(1,546)

	$14,335	$(3,023)	$11,312

2000
Federal	$8,005	$976	$8,981
State	1,847	(293)	1,554

	$9,852	$683	$10,535

1999
Federal	$(1,913)	$(6,535)	$(8,448)
State	1,979	(6,115)	(4,136)

	$66	$(12,650)	$(12,584)

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The provision (benefit) for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

	Forty Weeks Ended 2002	Forty Weeks Ended 2001	Fiscal Years Ended
			2001	2000	1999
		(unaudited)
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle at statutory U.S. federal income tax rate	$37,195	$18,993	$9,976	$9,507	$(13,269)
State income taxes, net of federal income tax benefit	4,691	1,087	(1,005)	896	(2,688)
Nondeductible interest & other expenses	559	665	1,067	1,010	1,125
Valuation allowance	(219)	340	44	914	596
Puerto Rico dividend withoholding tax	—	—	—	—	150
Other, net	(956)	771	1,230	(1,792)	1,502

	$41,270	$21,856	$11,312	$10,535	$(12,584)

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory income tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

	October 5, 2002	December 29, 2001
Deferred income tax assets	$57,236	$70,116
Deferred income tax liabilities	(53,096)	(38,020)

Net deferred income tax assets	$4,140	$32,096

The Company incurred financial reporting and tax losses in 1999 primarily due to integration and interest costs incurred as a result of the fiscal 1998 Western merger and the 1998 recapitalization. At October 5, 2002 and December 29, 2001, the Company has cumulative net deferred income tax assets of $4,140 and $32,096, respectively. The gross deferred income tax assets also include federal and state net operating loss carryforwards, or NOLs, of approximately $8,179. These NOLs may be used to reduce future taxable income and expire periodically through fiscal year 2020. The Company believes it will realize these tax benefits through a combination of the reversal of temporary differences, projected future taxable income during the NOL carryforward periods and available tax planning strategies. Due to uncertainties related to the realization of certain deferred tax assets for NOLs in various jurisdictions, the Company recorded a valuation allowance of $1,335 as of October 5, 2002 and $1,554 as of December 29, 2001. The amount of deferred income tax assets realizable, however, could change in the near future if estimates of future taxable income are changed.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Temporary differences which give rise to significant deferred income tax assets (liabilities) are as follows:

	October 5, 2002	December 29, 2001
Current deferred income taxes—
Inventory valuation differences	$(26,265)	$(18,783)
Accrued medical and workers compensation	9,588	7,233
Accrued expenses not currently deductible for tax	15,545	26,753
Net operating loss carryforwards	2,119	3,916
Minimum tax credit carryforward (no expiration)	5,132	5,599

Total current deferred income taxes	$6,119	$24,718

Long-term deferred income taxes—
Property and equipment	$(26,281)	$(19,237)
Postretirement benefit obligation	7,332	8,013
Amortization of bond discount	13,120	12,076
Net operating loss carryforwards	6,060	2,680
Valuation allowance	(1,335)	(1,554)
Other, net	(875)	5,400

Total long-term deferred income taxes	$(1,979)	$7,378

These amounts are recorded in other current assets, other current liabilities and other assets in the accompanying consolidated balance sheets, as appropriate.

The Company currently has four years that are open to audit by the Internal Revenue Service. In addition, various state and foreign income tax returns for several years are open to audit. In management’s opinion, any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

Additionally, the Company has certain periods open to examination by taxing authorities in various states for sales and use tax. In management’s opinion, any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

15.    Lease Commitments:

The Company leases store locations, distribution centers, office space, equipment and vehicles under lease arrangements that extend through 2024, some of which are with related parties. Certain terms of the related-party leases are more favorable to the landlord than those contained in leases with non-affiliates.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

At October 5, 2002, future minimum lease payments due under non-cancelable operating leases are as follows:

	Other (a)	Related Parties (a)	Total
2002	$36,604	$906	$37,510
2003	138,932	3,447	142,379
2004	123,885	2,537	126,422
2005	105,611	2,240	107,851
2006	87,996	1,764	89,760
Thereafter	394,839	447	395,286

	$887,867	$11,341	$899,208

(a)	The Other and Related Party columns include stores closed as a result of the Company’s restructuring plans.

At October 5, 2002 and December 29, 2001, future minimum sub-lease income to be received under non-cancelable operating leases is $8,309 and $8,935, respectively.

Net rent expense for forty weeks ended October 5, 2002 and October 6, 2001 and the fiscal years ended 2001, 2000 and 1999 was as follows:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Minimum facility rentals	$107,082	$92,905	$122,512	$112,768	$103,807
Contingent facility rentals	901	699	811	1,391	2,086
Equipment rentals	4,583	1,552	2,341	1,875	3,831
Vehicle rentals	5,055	4,955	6,339	6,709	4,281

	117,621	100,111	132,003	122,743	114,005
Less: sub-lease income	(2,435)	(1,942)	(2,558)	(1,747)	(1,085)

	$115,186	$98,169	$129,445	$120,996	$112,920

Contingent facility rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Most of the leases provide that the Company pay taxes, maintenance, insurance and certain other expenses applicable to the leased premises and include options to renew. Certain leases contain rent escalation clauses, which are recorded on a straight-line basis. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

Rental payments to related parties of approximately $3,085, $3,143, $3,824, $3,921 and $3,998 for the forty weeks ended October 5, 2002 and October 6, 2001, and fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively, are included in net rent expense.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

16.    Installment Sales Program:

A subsidiary of the Company maintains an in-house finance program, which offers financing to retail customers. Finance charges of $2,984 and $2,523 on the installment sales program are included in net sales in the accompanying consolidated statements of operations for the forty weeks ended October 5, 2002 and October 6, 2001, respectively. Finance charges of $3,343, $3,063 and $2,662 on the installment sales program are included in net sales in the accompanying consolidated statements of operations for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. The cost of administering the installment sales program is included in selling, general and administrative expenses.

17.    Subsequent Events:

On November 1, 2002, the Company filed a registration statement on Form S-3 with the United States Securities and Exchange Commission to register the sale of 9,442,331 shares of its common stock, of which 8,596,937 shares will be offered by certain selling stockholders and 858,394 shares will be offered by the Company and one of the selling stockholders to cover over-allotments of shares, if any. The Company will not receive any of the proceeds from the shares sold in the offering by the selling stockholders.

Additionally, on November 1, 2002, the Company purchased $10,000 of indebtedness under the McDuffie County Authority industrial revenue bonds, from which the proceeds were used to construct one of the Company’s distribution centers. The Company has leased this facility since its opening in 1999. Upon repayment of this indebtedness, the Company also exercised its option to purchase the distribution center for a nominal amount. Subsequent to the end of the third quarter, the Company also repurchased and retired $8,500 in face value of the 10.25% senior subordinated notes.

18.    Contingencies:

In the case of all known contingencies, the Company accrues for an obligation, including estimated legal costs, when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

In March 2000, the Company was notified it has been named in a lawsuit filed on behalf of independent retailers and jobbers against the Company and others for various claims under the Robinson-Patman Act. On October 18, 2001, the court denied, on all but one count, a motion by the Company and other defendants to dismiss this lawsuit. The discovery phase of the litigation has commenced (including with respect to the Company). The Company continues to believe that the claims are without merit and intends to defend them vigorously; however, the ultimate outcome of this matter cannot be ascertained at this time.

In January 1999, the Company was notified by the United States Environmental Protection Agency, or EPA, that Western Auto and other parties may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970s and 1980s. The EPA has indicated the total cleanup for this site will be approximately

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

$1,600. This matter has since been settled for an amount not material to the Company’s financial position or results of operations.

Sears, Roebuck and Co., or Sears, has agreed to indemnify the Company for certain other litigation and environmental matters of Western that existed as of the Western merger date. The Company recorded a receivable from Sears of approximately $2,685 relating to certain environmental matters that had been accrued by Western as of the Western merger date. During the first quarter of 2001, the Company received notification from Sears that certain of these matters have been settled. Accordingly, the Company reversed $2,500 of the previously recorded $2,685 receivable due from Sears and reduced the corresponding environmental liability. Additionally, as of the Western merger date, Sears has agreed to indemnify partially the Company for up to 5 years for certain additional environmental matters that may arise relating to the period prior to the Western merger. The Company’s maximum exposure during the indemnification period for certain matters covered in the Western merger agreement is $3,750.

In November 1997 a plaintiff, on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automobile batteries. The complaint seeks compensatory and punitive damages. In September 2001, the court granted the Company’s motion for summary judgement and dismissed all claims against the Company in this matter. The period for appeal has not expired. The Company believes it has no liability for such claims and intends to defend them vigorously. In addition, three lawsuits were filed against the Company on July 28, 1998, for wrongful death relating to an automobile accident involving a team member of the Company. This matter has since been settled with no impact to the Company’s financial position or results of operations.

In October 2000, a vendor repudiated a long-term purchase agreement entered into with the Company in January 2000. The Company filed suit against the vendor in November of fiscal 2000 to recover monetary damages. Based on consultation with the Company’s legal counsel, management believed the purchase agreement was entered into in good faith and it was highly probable that the Company would prevail in its suit. Therefore, the Company recorded a gain of $3,300, which represented actual damages incurred through December 30, 2000, as a reduction of cost of sales in the accompanying consolidated statement of operations for the year ended December 30, 2000. Related income taxes and legal fees of $1,300 were also recorded in the accompanying consolidated statement of operations for the year ended December 30, 2000. During the first quarter of fiscal 2001, the Company reached a settlement with this vendor and recorded a net gain of $8,300 as a reduction to cost of sales in the accompanying consolidated statement of operations for the forty weeks ended October 6, 2001.

The Company is also involved in various other claims and lawsuits arising in the normal course of business. The damages claimed against the Company in some of these proceedings are substantial. Although the final outcome of these legal matters cannot be determined, based on the facts presently known, it is management’s opinion that the final outcome of such claims and lawsuits will not have a material adverse effect on the Company’s financial position or results of operations.

The Company is self-insured with respect to workers’ compensation and health care claims for eligible active team members. In addition, the Company is self-insured for general and automobile liability claims. The Company maintains certain levels of stop-loss insurance coverage for these claims through an independent

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

insurance provider. The cost of self-insurance claims is accrued based on actual claims reported plus an estimate for claims incurred but not reported. These estimates are based on historical information along with certain assumptions about future events, and are subject to change as additional information becomes available.

The Company has entered into employment agreements with certain team members that provide severance pay benefits under certain circumstances after a change in control of the Company or upon termination of the team member by the Company. The maximum contingent liability under these employment agreements is approximately $10,294 and $10,231 at October 5, 2002 and December 29, 2001, respectively.

19.    Related Party Transactions:

Under the terms of a shared services agreement, Sears provided certain services to the Company, including payroll and payable processing for Western, among other services through the third quarter of fiscal year 1999. The Company and Sears have entered into agreements that provide for the Western stores to continue to purchase, at normal retail prices, and carry certain Sears branded products during periods defined in the agreements. The Company purchased directly from the manufacturers of Sears branded products of approximately $4,502 and $4,595 for the forty weeks ended October 5, 2002 and October 6, 2001. The Company purchased directly from the manufacturers of Sears branded products of approximately $4,600, $9,200 and $13,500 for the fiscal year ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. The Company is also a first-call supplier of certain automotive products to certain Sears Automotive Group stores. Additionally, Sears arranged to buy from the Company certain products in bulk for its automotive centers through January 1999. These transactions are completed at the Company’s normal retail prices. These amounts are included in net sales to Sears in the following table and have been negotiated based on the fair values of the underlying transactions.

The following table presents the related party transactions with Sears for the forty week periods ended October 5, 2002 and October 6, 2001 and the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000 and as of October 5, 2002 and December 29, 2001:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net sales to Sears	$5,453	$5,929	$7,535	$7,487	$5,326
Credit card fees expense	195	271	339	405	348
Shared services revenue	—	—	—	—	2,286
Shared services expense	—	—	—	—	887

	October 5, 2002	December 29, 2001
Receivables from Sears	$931	$812
Payables to Sears	1,322	1,220

In September 2001, the Company loaned a member of the Board of Directors $1,300. In June 2002, the board member repaid the loan in full. This loan was evidenced by a full recourse promissory note bearing interest at prime rate, payable annually, and was due in full in five years from its inception. Payment of the promissory

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

note was secured by a stock pledge agreement that granted the Company a security interest in all shares of common stock owned by the board member under the Company’s stock subscription plan.

20.    Benefit Plans:

401(k) Plan

The Company maintains a defined contribution team member benefit plan, which covers substantially all team members after one year of service. The plan allows for team member salary deferrals, which are matched at the Company’s discretion. The Company’s contributions were $5,108 and $3,940 for the forty week periods ended October 5, 2002 and October 6, 2001, respectively and $5,238 in fiscal 2001, $5,245 in fiscal 2000, and $4,756 in fiscal 1999. All team members covered under the Discount plan were included in the Company’s plan effective May 31, 2002.

The Company also maintains a profit sharing plan covering Western team members that was frozen prior to the Western Merger on November 2, 1998. This plan covered all full-time team members who had completed one year of service and had attained the age of 21 on the first day of each month. All team members covered under this plan were included in the Company’s plan on October 5, 2002.

Deferred Compensation

The Company maintained an unfunded deferred compensation plan established for certain key team members of Discount prior to the acquisition on November 28, 2001, which the Company terminated on May 31, 2002. The Company assumed the plan liability of $1,382 through the Discount acquisition. The Company has reflected this liability in accrued expenses in the accompanying consolidated balance sheets.

The Company maintains an unfunded deferred compensation plan established for certain key team members of Western prior to the fiscal 1998 Western merger. The Company assumed the plan liability of $15,253 through the Western merger. The plan was frozen at the date of the Western merger. As of October 5, 2002 and December 29, 2001, $2,973 and $4,291, respectively, was accrued with the current portion included in accrued expenses and the long-term portion in other long-term liabilities in the accompanying consolidated balance sheets.

Postretirement Plan

The Company provides certain health care and life insurance benefits for eligible retired team members. Team members retiring from the Company with 20 consecutive years of service after age 40 are eligible for these benefits, subject to deductibles, co-payment provisions and other limitations.

The estimated cost of retiree health and life insurance benefits is recognized over the years that the team members render service as required by SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions.” The initial accumulated liability, measured as of January 1, 1995, the date the Company adopted SFAS No. 106, is being recognized over a 20-year amortization period.

In connection with the Western merger, the Company assumed Western’s benefit obligation under its postretirement health care plan. This plan was merged into the Company’s plan effective July 1, 1999.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The Company maintains the existing plan and the assumed plan covering Western team members. Financial information related to the plans was determined by the Company’s independent actuaries as of October 5, 2002, December 29, 2001 and December 30, 2000. The following provides a reconciliation of the accrued benefit obligation included in other long-term liabilities in the accompanying consolidated balance sheets and the funded status of the plan:

	Forty Weeks Ended 2002	Fiscal Years Ended
		2001	2000
Change in benefit obligation:
Benefit obligation at beginning of the year	$17,360	$22,082	$22,095
Service cost	364	326	451
Interest cost	953	1,584	1,532
Benefits paid	(2,442)	(2,842)	(2,826)
Actuarial (gain) loss	10,127	(3,790)	830

Benefit obligation at end of the period	26,362	17,360	22,082
Change in plan assets:
Fair value of plan assets at beginning of the year	—	—	—
Employer contributions	2,442	2,842	2,826
Benefits paid	(2,442)	(2,842)	(2,826)

Fair value of plan assets at end of period	—	—	—

Reconciliation of funded status:
Funded status	(26,362)	(17,360)	(22,082)
Unrecognized transition obligation	707	752	810
Unrecognized actuarial (gain) loss	6,551	(3,260)	530

Accrued postretirement benefit cost	$(19,104)	$(19,868)	$(20,742)

Net periodic postretirement benefit cost is as follows:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Service cost	$364	$251	$326	$451	$336
Interest cost	953	1,218	1,584	1,532	1,401
Amortization of the transition obligation	45	45	58	58	58
Amortization of recognized net (gains) losses	(69)	—	—	—	43

	$1,293	$1,514	$1,968	$2,041	$1,838

The postretirement benefit obligation was computed using an assumed discount rate of 6.75% for the forty weeks ended October 5, 2002 and 7.5% in 2001 and 2000. The health care cost trend rate was assumed to be 12.5% for 2002, 11.5% for 2003, 10.5% for 2004, 9.5% for 2005, 8.5% for 2006, 7.5% for 2007, and 5.0% to 7.0% for 2008 and thereafter.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

If the health care cost were increased 1% for all future years the accumulated postretirement benefit obligation would have increased by $1,756 as of October 5, 2002. The effect of this change on the combined service and interest cost would have been an increase of $84 for the forty weeks ended October 5, 2002.

If the health care cost were decreased 1% for all future years the accumulated postretirement benefit obligation would have decreased by $1,471 as of October 5, 2002. The effect of this change on the combined service and interest cost would have been a decrease of $77 for the forty weeks ended October 5, 2002.

The Company reserves the right to change or terminate the benefits or contributions at any time. The Company also continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant impact on the amount of the reported obligation and annual expense.

21.    Stock Options:

The Company maintains a senior executive stock option plan and an executive stock option plan, or the Option Plans, for key team members of the Company. The Option Plans provide for the granting of non-qualified stock options. All options terminate on the seventh anniversary of the grant date. Shares authorized for grant under the senior executive and the executive stock option plans are 1,710 and 3,600, respectively, at October 5, 2002.

The Company has historically maintained three types of option plans; Fixed Price Service Options, or Fixed Options, Performance Options, or Performance Options, and Variable Option plans, or Variable Options. The Fixed Options vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. During the fourth quarter of fiscal 2001, the board of directors approved an amendment to the Performance Options and the Variable Options. The amendment accelerated the vesting of the Performance Options by removing the variable provisions under the plan and established a fixed exercise price of $18.00 per share for the Variable Options. As a result of the increase in the Company’s stock price and the above amendment, the Company recorded a one-time expense of $8,611 in fiscal 2001 to record the associated compensation expense.

Additionally, as a result of the Discount acquisition, the Company converted all outstanding stock options of Discount with an exercise price greater than $15.00 per share to options to purchase the Company’s common stock. The Company converted 575 options from the executive stock option plan at a weighted-average exercise price of $38.89 per share. These options will terminate on the tenth anniversary of the original option agreement between Discount and the team member and as of October 5, 2002, had a weighted-average contractual life of four years. At October 5, 2002, all Discount shares were exercisable and had a range of exercise prices of $31.77 to $59.18. The fair value of the 575 converted options to purchase the Company’s common stock was included in the purchase price of Discount.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

As a result of the recapitalization in fiscal 1998, an existing stockholder received stock options to purchase up to 500 shares of common stock. The stock options are fully vested, nonforfeitable and provide for a $10.00 per share exercise price, increasing $2.00 per share annually, through the expiration date of April 2005.

Total option activity was as follows:

	Forty Weeks Ended
	2002		2001		2000		1999
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Fixed Price Service Options
Outstanding at beginning of year	2,438	$24.52	1,610	$18.95	297	$14.79	105	$10.00
Granted	537	42.00	343	21.00	1,336	19.80	230	16.82
Converted options in connection with Discount acquisition	—	—	575	38.89	—	—	—	—
Exercised	(356)	31.26	(62)	35.07	—	—	—	—
Forfeited	(31)	41.61	(28)	17.29	(23)	14.55	(38)	13.90

Outstanding at end of period	2,588	$27.04	2,438	$24.52	1,610	$18.95	297	$14.78

Variable Price Service Options
Outstanding at beginning of year	295	$18.00	297	$15.00	329	$15.00	397	$15.00
Granted	—	—	—	—	—	—	—	—
Exercised	(182)	18.00	—	—	—	—	—	—
Forfeited	(1)	18.00	(2)	15.00	(32)	15.00	(68)	15.00

Outstanding at end of period	112	$18.00	295	$18.00	297	$15.00	329	$15.00

Performance Options
Outstanding at beginning of year	295	$10.00	297	$10.00	329	$10.00	397	$10.00
Granted	—	—	—	—	—	—	—	—
Exercised	(191)	10.00	—	—	—	—	—	—
Forfeited	—	10.00	(2)	10.00	(32)	10.00	(68)	10.00

Outstanding at end of period	104	$10.00	295	$10.00	297	$10.00	329	$10.00

Other Options
Outstanding at beginning of year	500	$16.00	500	$14.00	500	$12.00	500	$10.00
Granted	—	—	—	—	—	—	—	—
Exercised	—	—	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—	—	—

Outstanding at end of period	500	$16.00	500	$16.00	500	$14.00	500	$10.00

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

All of the Variable, Performance and Other options were exercisable as of October 5, 2002 and had remaining contractual lives of 2.5 years. Additional information related to the Fixed options by range of exercise prices is as follows:

	Number of Shares Outstanding	Weighted-Average Exercise Price of Outstanding Shares	Weighted-Average Remaining Contractual Life of Outstanding Shares (in years)	Number of Shares Exercisable	Weighted-Average Exercise Price of Exercisable Shares
$10.00–$19.99	742	$16.52	4.3	538	$16.40
$20.00–$29.99	1,034	22.02	4.8	576	22.22
$30.00–$39.99	99	35.81	5.4	99	35.81
$40.00–$49.99	603	42.37	6.0	70	45.21
$50.00–$59.99	110	53.33	4.9	110	53.33

	2,588	$27.04	5.0	1,393	$24.54

Options and all of the other options were exercisable at a weighted average exercise price of $14.07.

During fiscal 2000, the Company granted options at an exercise price of $16.82, which equaled the fair market value determined by the board of directors, and $20.00 and $25.00, which exceeded the then determined fair market value. The weighted-average fair value of options granted at $16.82 was $1.44. The options granted at $20.00 and $25.00 had no fair value on the grant date. During fiscal 2001, the Company granted 343 options at an exercise price of $21.00, the fair value at the date of the grant as determined by the board of directors. The fair value of the options granted at $21.00 was $13.53. During the forty weeks ended October 5, 2002, the Company granted 537 options at an exercise price of $42.00, which was the market price of the Company’s stock on the date of grant. The fair value of the options granted during the forty weeks ended October 5, 2002 was $9.14.

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for its stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB No. 25. Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the market price of the Company’s common stock at the measurement date over the exercise price. Accordingly, the Company has not recognized compensation expense on the issuance of its Fixed Options because the exercise price equaled the fair market value of the underlying stock on the grant date. The excess of the fair market value per share over the exercise price per share for the Performance Options and Variable Options was recorded as outstanding stock options included in additional paid-in capital. The Company recorded compensation expense related to the Performance Options and Variable Options of $11,735 (including the one-time charge discussed above), and $729 in non-cash stock option compensation expense in the accompanying consolidated statements of operations for the fiscal years ended December 29, 2001, and December 30, 2000, respectively. No compensation expense was required to be recognized in the forty weeks ended October 5, 2002.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The following information is presented as if the Company elected to account for compensation cost related to the stock options using the fair value method as prescribed by SFAS No. 123:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net income (loss):
As reported	$56,400	$33,229	$11,442	$19,559	$(25,326)
Pro-forma	$54,556	$35,337	$8,747	$19,674	$(24,842)

Net income (loss) per basic share:
As reported	$1.62	$1.17	$0.40	$0.69	$(0.90)
Pro-forma	$1.57	$1.25	$0.31	$0.70	$(0.88)

Net income (loss) per diluted share:
As reported	$1.57	$1.16	$0.39	$0.68	$(0.90)
Pro-forma	$1.51	$1.23	$0.30	$0.69	$(0.88)

For the above information, the fair value of each option granted in the forty weeks ended October 5, 2002 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) weighted average risk-free interest rate of 4.45%; (ii) weighted-average expected life of options of four years; (iii) expected dividend yield of zero and (iv) volatility of 17%.

For the above information, the fair value of each option granted in fiscal 2001 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) weighted average risk-free interest rate of 2.89%; (ii) weighted-average expected life of options of three years; (iii) expected dividend yield of zero and (iv) volatility of 60%.

For the above information, the fair value of each option granted in fiscal 2000 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of life of options of two and three years and (ii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing these options.

For the above information, the fair value of each option granted in fiscal 1999 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of life of options of two and three years and (ii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing these options.

22.    Fair Value of Financial Instruments:

The carrying amount of cash and cash equivalents, receivables, bank overdrafts, accounts payable, borrowings secured by receivables and current portion of long-term debt approximates fair value because of the short maturity of those instruments. The carrying amount for variable rate long-term debt approximates fair value

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

for similar issues available to the Company. The fair value of all fixed rate long-term debt was determined based on current market prices, which approximated $459,380 (carrying value of $423,285) and $457,804 (carrying value of $450,737) at October 5, 2002 and December 29, 2001, respectively.

23.    Segment and Related Information:

The Company has the following operating segments: Advance, Retail and Wholesale. Advance has no operations but holds certain assets and liabilities. Retail consists of the retail operations of the Company, operating under the trade name “Advance Auto Parts” and “Discount Auto Parts” in the United States and “Western Auto” in Puerto Rico and the Virgin Islands. Wholesale consists of the wholesale operations, including distribution services to independent dealers and franchisees primarily operating under the “Western Auto” trade name.

The financial information for fiscal 2000 and 1999 has been restated to reflect the operating segments described above. Prior to January 1, 2000, management received and used financial information at the Advance Stores and consolidated Western levels. The Advance Stores segment consisted of the “Advance Auto Parts” retail locations and the Western segment consisted of the “Western Auto” retail locations and wholesale operations described above. The accounting policies of the reportable segments are the same as those of the Company.

The financial information for fiscal 2000 and 1999 has not been restated to reflect the change in accounting policy related to cooperative advertising funds. Had the new policy been applied in fiscal 2000 and 1999, gross profit and income before provision for income taxes and extraordinary item in the Retail segment would have been $829,475 and $39,393, respectively, in fiscal 2000 and $739,563 and a loss of $21,722, respectively, in fiscal 1999. The application of the new accounting policy to the Wholesale segment would not be material.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

	Forty Weeks Ended
	Advance	Retail	Wholesale	Eliminations	Totals
October 5, 2002(a)
Net sales(c)	$—	$2,514,945	$70,521	$—	$2,585,466
Gross profit	—	1,123,839	11,345	—	1,135,184
Operating (loss) income	(116)	164,098	4,167	—	168,149
Net interest expense	(9,061)	(51,777)	(1,070)	—	(61,908)
(Loss) income before (benefit) provision for income taxes and extraordinary item(d)	(9,176)	112,321	3,219	—	106,364
Extraordinary item, loss on debt extinguishment, net of $5,512 income taxes	(1,156)	(7,538)	—	—	(8,694)
Segment assets(d)	15,112	2,072,626	27,698	(32,233)	2,083,203
Depreciation and amortization	—	70,656	799	—	71,455
Capital expenditures	—	68,295	229	—	68,524

October 6, 2001 (unaudited)
Net sales(c)	$—	$1,855,687	$79,943	$—	$1,935,630
Gross profit	—	813,948	11,464	—	825,412
Operating income (loss)	—	99,653	(252)	—	99,401
Net interest expense	(8,480)	(34,369)	(1,636)	—	(44,485)
(Loss) income before (benefit) provision for income taxes(d)	(8,481)	65,304	(1,738)	—	55,085
Segment assets(d)	13,517	1,338,783	40,127	(20,714)	1,371,713
Depreciation and amortization	—	52,594	1,035	—	53,629
Capital expenditures	—	49,149	401	—	49,550

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

	Fiscal Years Ended
	Advance	Retail	Wholesale(b)	Eliminations	Totals
2001(a)
Net sales(c)	$—	$2,419,746	$97,893	$—	$2,517,639
Gross profit	—	1,052,881	14,046	—	1,066,927
Operating income (loss)	—	97,475	(8,362)	—	89,113
Net interest expense	(11,245)	(47,686)	(1,882)	—	(60,813)
(Loss) income before (benefit) provision for income taxes, extraordinary item and change in accounting method(d)	(11,245)	50,323	(10,577)	—	28,501
Extraordinary item, loss on debt extinguishment, net of $2,424 income taxes	—	(3,682)	—	—	(3,682)
Change in accounting method, net of $1,360 income taxes	—	(2,065)	—	—	(2,065)
Segment assets(d)	14,247	1,911,026	26,877	(1,535)	1,950,615
Depreciation and amortization	—	69,927	1,304	—	71,231
Capital expenditures	—	63,327	368	—	63,695

2000(a)
Net sales(c)	$—	$2,167,308	$120,714	$—	$2,288,022
Gross profit	—	881,012	14,883	—	895,895
Operating income	—	91,590	1,199	—	92,789
Net interest expense	(9,871)	(51,684)	(4,141)	—	(65,696)
(Loss) income before (benefit) provision for income taxes and extraordinary item(d)	(9,871)	39,626	(2,594)	—	27,161
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	—	2,933	—	—	2,933
Segment assets(d)	10,556	1,307,839	49,421	(11,456)	1,356,360
Depreciation and amortization	—	65,625	1,201	—	66,826
Capital expenditures	—	70,493	73	—	70,566

1999(a)(e)
Net sales(c)	$—	$2,017,425	$189,520	$—	$2,206,945
Gross profit	—	791,985	10,847	—	802,832
Operating income (loss)	—	29,517	(9,282)	—	20,235
Net interest expense	(8,717)	(50,789)	(2,654)	—	(62,160)
Loss before benefit for income taxes(d)	(8,717)	(21,272)	(7,921)	—	(37,910)
Segment assets(d)	13,036	1,266,199	78,753	(9,359)	1,348,629
Depreciation and amortization	—	53,296	4,851	—	58,147
Capital expenditures	—	97,000	8,017	—	105,017

(a)	Amounts include non-recurring expenses separately disclosed in the accompanying statement of operations.
(b)
During fiscal 1999, certain assets, liabilities and the corresponding activity related to the Parts America store operations and a distribution center were transferred to the Retail segment through a dividend to Retail. Additionally, throughout fiscal 2000, the Company transferred certain assets to the Retail segment related to the Western Auto retail operations in Puerto Rico and the Virgin Islands.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

(c)
For the forty weeks ended October 5, 2002 and October 6, 2001, total net sales include approximately $378,000 and $268,000, respectively, related to revenues derived from commercial sales. For fiscal years 2001, 2000, and 1999, total net sales include approximately $403,000, $356,000 and $245,000, respectively, related to revenues derived from commercial sales.

(d)	Excludes investment in and equity in net earnings or losses of subsidiaries.
(e)	Fiscal 1999 results of operations do not reflect the allocation of certain shared expenses to the Wholesale segment. During fiscal 2000, Management adopted a method for allocating shared expenses.

24.    Quarterly Financial Data (unaudited):

The following table summarizes quarterly financial data for the forty weeks ended October 5, 2002:

Forty Week Period Ended October 5, 2002	First	Second	Third
Net Sales	$1,004,087	$792,717	$788,662
Gross Profit	436,508	349,014	349,662
Income before extraordinary item	12,871	23,565	28,658
Net income	12,096	15,941	28,363
Basic income per share:
Before extraordinary item	$0.38	$0.67	$0.80
Net income	0.36	0.45	0.80
Diluted income per share:
Before extraordinary item	$0.36	$0.64	$0.77
Net income	0.34	0.44	0.77

The above forty weeks ended 2002 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third
Expenses associated with merger and integration	10,223	7,520	8,174
Expenses associated with merger-related restructuring	342	109	74

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The following table summarizes quarterly financial data for fiscal years 2001 and 2000:

2001	First	Second	Third	Fourth
Net Sales	$729,359	$607,478	$598,793	$582,009
Gross Profit	311,450	257,228	256,734	241,515
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	3,873	14,124	15,232	(16,040)
Net income (loss)	3,873	14,124	15,232	(21,787)
Basic income (loss) per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.14	$0.50	$0.54	$(0.54)
Net income (loss)	0.14	0.50	0.54	(0.73)
Diluted income (loss) per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.14	$0.49	$0.53	$(0.54)
Net income (loss)	0.14	0.49	0.53	(0.73)

The above fiscal 2001 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third	Fourth
Expenses associated with supply chain initiatives—gross profit	$—	$—	$—	$9,099
Expenses associated with supply chain initiatives—selling, general and administrative expense	—	—	—	1,394
Impairment of assets held for sales	1,600	—	—	10,700
Expenses associated with merger-related restructuring	—	—	—	3,719
Expenses associated with merger and integration	—	—	—	1,135
Non-cash stock option compensation expense	1,109	233	1,520	8,873
Non-recurring gain from the settlement of a vendor contract	(8,300)	—	—	—

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

2000	First	Second	Third	Fourth
Net Sales	$677,582	$557,650	$552,138	$500,652
Gross Profit	258,975	216,533	223,903	196,484
(Loss) income before extraordinary item	(956)	10,381	9,507	(2,306)
Net (loss) income	(956)	10,381	12,440	(2,306)
Basic (loss) income per share:
Before extraordinary item	$(0.03)	$0.37	$0.34	$(0.08)
Net (loss) income	(0.03)	0.37	0.44	(0.08)
Diluted (loss) income per share:
Before extraordinary item	$(0.03)	$0.36	$0.33	$(0.08)
Net (loss) income	(0.03)	0.36	0.44	(0.08)

The above fiscal 2000 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third	Fourth
Non-cash stock option compensation expense	$352	$249	$(66)	$194
Impairment on assets held for sale	—	—	—	856
Non-recurring gain from the settlement of a vendor contract	—	—	—	(3,300)

Results of operations for the fiscal year ended 2000 do not reflect the Company’s change in accounting principle related to cooperative advertising funds. Fiscal 2000 results of operations on a pro forma basis for this change are as follows:

2000	First	Second	Third	Fourth
(Loss) income before extraordinary item	$(3,714)	$10,766	$10,789	$(1,450)
Net (loss) income	(3,714)	10,766	13,722	(1,450)
Basic (loss) income per share:
Before extraordinary item	$(0.13)	$0.38	$0.38	$(0.05)
Net (loss) income	(0.13)	0.38	0.48	(0.05)
Diluted (loss) income per share:
Before extraordinary item	$(0.13)	$0.38	$0.38	$(0.05)
Net (loss) income	(0.13)	0.38	0.48	(0.05)

THE FOLLOWING IS A COPY OF A REPORT PREVIOUSLY ISSUED BY
ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

Report of Independent Public Accountants

To the Board of Directors and Stockholders of
Advance Auto Parts, Inc.:

We have audited the accompanying consolidated balance sheets of Advance Auto Parts, Inc. (a Delaware company) and subsidiaries (the Company), as of December 29, 2001, and December 30, 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 29, 2001. These financial statements and the schedules referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Auto Parts, Inc. and subsidiaries as of December 29, 2001, and December 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the financial statements, effective December 31, 2000, the Company changed its method of accounting for certain cooperative advertising funds.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to financial statements and schedules are presented for purposes of complying with the Securities and Exchange Commission’s rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Greensboro, North Carolina,
March 5, 2002.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 29, 2001 and December 30, 2000
(in thousands, except per share data)

ASSETS	December 29, 2001	December 30, 2000
Current assets:
Cash and cash equivalents	$18,117	$18,009
Receivables, net	93,704	80,578
Inventories, net	982,000	788,914
Other current assets	42,027	10,274

Total current assets	1,135,848	897,775
Property and equipment, net	711,282	410,960
Assets held for sale	60,512	25,077
Other assets, net	42,973	22,548

	$1,950,615	$1,356,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank overdrafts	$34,748	$13,599
Current portion of long-term debt	23,715	9,985
Accounts payable	429,041	387,852
Accrued expenses	176,218	124,962
Other current liabilities	30,027	42,794

Total current liabilities	693,749	579,192

Long-term debt	932,022	576,964

Other long-term liabilities	36,273	43,933

Commitments and contingencies
Stockholders’ equity:
Preferred stock, nonvoting, $0.0001 par value, 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, voting, $.0001 par value; 100,000 shares authorized; 32,692 and 28,289 issued and outstanding	3	3
Additional paid-in capital	496,538	375,209
Stockholder subscription receivables	(2,676)	(2,364)
Accumulated deficit	(205,294)	(216,577)

Total stockholders’ equity	288,571	156,271

	$1,950,615	$1,356,360

The accompanying notes to consolidated financial statements
are an integral part of these balance sheets.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data)

	2001	2000	1999
Net sales	$2,517,639	$2,288,022	$2,206,945
Cost of sales, including purchasing and warehousing costs	1,441,613	1,392,127	1,404,113
Expenses associated with supply chain initiatives	9,099	—	—

Gross profit	1,066,927	895,895	802,832
Selling, general and administrative expenses	947,531	801,521	740,481
Expenses associated with supply chain initiatives	1,394	—	—
Impairment of assets held for sale	12,300	856	—
Expenses associated with merger-related restructuring	3,719	—	—
Expenses associated with merger and integration	1,135	—	41,034
Non-cash stock option compensation expense	11,735	729	1,082

Operating income	89,113	92,789	20,235
Other, net:
Interest expense	61,895	66,640	62,792
Other income, net	1,283	1,012	4,647

Total other expense, net	60,612	65,628	58,145

Income (loss) before provision (benefit) for income taxes, extraordinary items, and cumulative effect of a change in accounting principle	28,501	27,161	(37,910)
Provision (benefit) for income taxes	11,312	10,535	(12,584)

Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	17,189	16,626	(25,326)
Extraordinary items, (loss) gain on debt extinguishment, net of ($2,424) and $1,759 income taxes, respectively	(3,682)	2,933	—
Cumulative effect of a change in accounting principle, net of $1,360 income taxes	(2,065)	—	—

Net income (loss)	$11,442	$19,559	$(25,326)

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

For the Years Ended December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data)

	2001	2000	1999
Net income (loss) per basic share from:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$0.60	$0.59	$(0.90)
Extraordinary items, (loss) gain on debt extinguishment	(0.13)	0.10	—
Cumulative effect of change in accounting principle	(0.07)	—	—

	$0.40	$0.69	$(0.90)

Net income (loss) per diluted share from:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$0.59	$0.58	$(0.90)
Extraordinary items, (loss) gain on debt extinguishment	(0.13)	0.10	—
Cumulative effect of change in accounting principle	(0.07)	—	—

	$0.39	$0.68	$(0.90)

Average common shares outstanding	28,637	28,296	28,269
Dilutive effect of stock options	521	315	—

Average common shares outstanding—assuming dilution	29,158	28,611	28,269

Pro forma effect of change in accounting principle:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$17,189	$16,391	$(25,776)

Per basic share	$0.60	$0.58	$(0.91)
Per diluted share	$0.59	$0.57	$(0.91)

Net income (loss)	$13,507	$19,324	$(25,776)

Per basic share	$0.47	$0.68	$(0.91)
Per diluted share	$0.46	$0.68	$(0.91)

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Stockholder Subscription Receivables	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 2, 1999	—	$—	28,262	$3	$371,580	$(2,526)	$(209,966)	$159,091
Net loss	—	—	—	—	—	—	(25,326)	(25,326)
Non-cash stock option compensation expense	—	—	—	—	1,082	—	—	1,082
Other	—	—	(118)	—	(908)	518	(503)	(893)

Balance, January 1, 2000	—	—	28,144	3	371,754	(2,008)	(235,795)	133,954
Net income	—	—	—	—	—	—	19,559	19,559
Non-cash stock option compensation expense	—	—	—	—	729	—	—	729
Other	—	—	145	—	2,726	(356)	(341)	2,029

Balance, December 30, 2000	—	—	28,289	3	375,209	(2,364)	(216,577)	156,271
Net income	—	—	—	—	—	—	11,442	11,442
Discount acquisition (Note 3)	—	—	4,310	—	107,129	—	—	107,129
Non-cash stock option compensation expense	—	—	—	—	11,735	—	—	11,735
Other	—	—	93	—	2,465	(312)	(159)	1,994

Balance, December 29, 2001	—	$—	32,692	$3	$496,538	$(2,676)	$(205,294)	$288,571

The accompanying notes to consolidated financial statements are an integral part of these statements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 29, 2001, December 30, 2000, and January 1, 2000
(dollars in thousands)

	2001	2000	1999
Cash flows from operating activities:
Net income (loss)	$11,442	$19,559	$(25,326)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	71,231	66,826	58,147
Amortization of stock option compensation	11,735	729	1,082
Amortization of deferred debt issuance costs	3,121	3,276	3,478
Amortization of bond discount	11,468	9,853	8,700
Amortization of interest on capital lease obligation	—	42	201
Extraordinary loss (gain) on extinguishment of debt, net of tax	3,682	(2,933)	—
Cumulative effect of a change in accounting principle	2,065	—	—
Losses on sales of property and equipment, net	2,027	885	119
Impairment of assets held for sale	12,300	856	—
Provision (benefit) for deferred income taxes	(3,023)	683	(12,650)
Net decrease (increase) in:
Receivables, net	3,073	19,676	(8,128)
Inventories	13,101	(39,467)	(23,090)
Other assets	172	14,921	(4,817)
Net increase (decrease) in:
Accounts payable	(17,663)	46,664	(5,721)
Accrued expenses	(5,106)	(29,540)	(21,958)
Other liabilities	(16,089)	(8,079)	8,987

Net cash provided by (used in) operating activities	103,536	103,951	(20,976)

Cash flows from investing activities:
Purchases of property and equipment	(63,695)	(70,566)	(105,017)
Proceeds from sales of property and equipment and assets held for sale	2,640	5,626	3,130
Acquisition of businesses, net of cash acquired	(389,953)	—	(13,028)
Other	—	—	1,091

Net cash used in investing activities	(451,008)	(64,940)	(113,824)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	5,679	1,884	(8,688)
Borrowings (repayments) under notes payable	(784)	784	—
Proceeds from the issuance of subordinated notes	185,604	—	—
Early extinguishment of debt	(270,299)	(24,990)	—
Borrowings under credit facilities	697,500	278,100	465,000
Payments on credit facilities	(254,701)	(306,100)	(339,500)
Payment of debt issuance costs	(17,984)	—	(972)
(Repurchases of) proceeds from stock transactions under subscription plan	(550)	1,602	423
Proceeds from exercise of stock options	2,381	—	—
Other	734	5,141	4,999

Net cash provided by (used in) financing activities	347,580	(43,579)	121,262

Net increase (decrease) in cash and cash equivalents	108	(4,568)	(13,538)
Cash and cash equivalents, beginning of year	18,009	22,577	36,115

Cash and cash equivalents, end of year	$18,117	$18,009	$22,577

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Years Ended December 29, 2001, December 30, 2000, and January 1, 2000
(dollars in thousands)

	2001	2000	1999
Supplemental cash flow information:
Interest paid	$41,480	$51,831	$46,264
Income tax refunds (payments), net	(15,452)	6,175	(3,792)
Noncash transactions:
Issuance of common stock and stock options—Discount acquisition	107,129	—	—
Conversion of capital lease obligation	—	3,509	—
Accrued purchases of property and equipment	10,725	9,299	543
Accrued debt issuances costs	2,156	—	—
Equity transactions under the stockholder subscription and
employee stock option plan	411	1,281	1,660
Obligations under capital lease	—	—	3,266

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

1.    Organization and Description of Business:

On November 28, 2001, Advance Holding Corporation (“Holding”) was merged with and into Advance Auto Parts, Inc. (“Advance”) with Advance continuing as the surviving entity. Shareholders of Holding received one share of Advance common stock in exchange for each outstanding share of Holding common stock. In addition, separate classes of common stock were eliminated, the par value of each share of common stock and preferred stock was set at $0.0001 and $0.0001 per share, respectively, and 100,000 and 10,000 shares of common stock and preferred stock were authorized, respectively. This transaction was a reorganization among entities under common control and has been treated in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements have been changed to reflect this transaction as if it occurred on January 2, 1999. Advance was created in August 2001 and had no separate operations. Accordingly, the change resulted only in reclassifications between common stock and additional paid-in capital.

Advance and its Subsidiaries (the “Company”) maintain a Retail and Wholesale segment within the United States, Puerto Rico and the Virgin Islands. The Retail segment operates 2,484 retail stores under the “Advance Auto Parts”, “Western Auto” and “Discount Auto Parts” trade names. The Advance Auto Parts stores offer automotive replacement parts, accessories and maintenance items throughout the Northeastern, Southeastern and Midwestern regions of the United States, with no significant concentration in any specific area. The Western Auto stores, located in Puerto Rico, the Virgin Islands and one Company owned store in California offer certain home and garden merchandise in addition to automotive parts, accessories and service. The Discount Auto Parts stores offer automotive replacement parts, accessories and maintenance items throughout the Southeast portion of the United States. The Wholesale segment consists of the wholesale operations, including distribution services to approximately 470 independent dealers located throughout the United States, primarily operating under the “Western Auto” trade name.

2.    Summary of Significant Accounting Policies:

Accounting Period

The Company’s fiscal year ends on the Saturday nearest the end of December.

Principles of Consolidation

The consolidated financial statements include the accounts of Advance and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Bank Overdrafts

Cash and cash equivalents consist of cash in banks and money market funds. Bank overdrafts include net outstanding checks not yet presented to a bank for settlement.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Vendor Incentives and Change in Accounting Method

The Company receives incentives from vendors related to cooperative advertising allowances, volume rebates and other miscellaneous agreements. Many of the incentives are under long-term agreements (terms in excess of one year), while others are negotiated on an annual basis. Cooperative advertising revenue restricted by our vendors for advertising use only requires us to submit proof of advertising. These restricted cooperative advertising allowances are recognized as a reduction to selling, general and administrative expenses as advertising expenditures are incurred. Unrestricted cooperative advertising revenue (i.e. does not require proof of advertising), rebates and other miscellaneous incentives are earned based on purchases and/or the turn of inventory. The Company records unrestricted cooperative advertising and volume rebates earned as a reduction of inventory and recognizes the incentives as a reduction to cost of sales as the inventory is sold. The Company recognizes the incentives earned related to other incentives as a reduction to cost of sales over the life of the agreement based on the timing of purchases. These incentives are not recorded as reductions to inventory. The amounts earned under long-term arrangements not recorded as reduction of inventory are based on our estimate of total purchases that will be made over the life of the contracts and the amount of incentives that will be earned. The incentives are generally recognized based on the cumulative purchases as a percentage of total estimated purchases over the life of the contract. The Company’s margins could be impacted positively or negatively if actual purchases or results differ from our estimates but over the life of the contract would be the same. Short-term incentives are recognized as a reduction to cost of sales over the course of the annual agreement term and are not recorded as reductions to inventory.

Amounts received or receivable from vendors that are not yet earned are reflected as deferred revenue in the accompanying consolidated balance sheets. Management’s estimate of the portion of deferred revenue that will be realized within one year of the balance sheet date has been included in other current liabilities in the accompanying consolidated balance sheets. Total deferred revenue is $17,046 and $26,994 at December 29, 2001 and December 30, 2000. Earned amounts that are receivable from vendors are included in receivables, net on the accompanying consolidated balance sheets.

Effective December 31, 2000, the Company changed its method of accounting for unrestricted cooperative advertising funds received from certain vendors to recognize these payments as a reduction to the cost of inventory acquired from these vendors. Previously, these funds were accounted for in the same manner as restricted cooperative advertising allowances. The new method was adopted to better align the reporting of these payments with the Company’s and the vendors’ use of these payments as reductions to the price of inventory acquired from the vendors. The effect of the change in fiscal 2001 was to increase income from continuing operations by $358. The cumulative effect of retroactive application of the change on the year ended December 29, 2001, was to reduce income before extraordinary item by approximately $2,065, net of $1,360 income tax, or $0.07 per share. The pro forma amounts shown on the statement of operations have been adjusted for the effect of retroactive application of the new method on net income and related income taxes for all periods presented

Preopening Expenses

Preopening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense incurred was approximately $56,698, $53,658, and $65,524 in fiscal 2001, 2000 and 1999, respectively.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Merger and Integration Costs

As a result of the Western Merger (Note 4) and the Discount acquisition (Note 3), the Company incurred, and will continue to incur through fiscal 2002 in connection with the Discount acquisition, costs related to, among other things, overlapping administrative functions and store conversions that have been expensed as incurred. These costs are presented as expenses associated with the merger and integration in the accompanying statements of operations.

Warranty Costs

The Company’s vendors are primarily responsible for warranty claims. Warranty costs relating to merchandise and services sold under warranty, which are not covered by vendors’ warranties, are estimated based on the Company’s historical experience and are recorded in the period the product is sold.

Revenue Recognition and Trade Receivables

The Company recognizes merchandise revenue at the point of sale to a retail customer and point of shipment to a wholesale customer, while service revenue is recognized upon performance of service. The majority of sales are made for cash; however, the Company extends credit to certain commercial customers through a third-party provider of private label credit cards. Receivables under the private label credit card program are transferred to the third-party provider on a limited recourse basis. The Company provides an allowance for doubtful accounts on receivables sold with recourse based upon factors related to credit risk of specific customers, historical trends and other information. This arrangement is accounted for as a secured borrowing. Receivables and the related secured borrowings under the private label credit card were $16,400 and $15,666 at December 29, 2001 and December 30, 2000, respectively, and are included in accounts receivable and other current liabilities, respectively, in the accompanying consolidated balance sheets. Additionally, at December 29, 2001, Discount had $3,457 in trade receivables under their commercial credit program.

Change in Accounting Estimate

In July of fiscal 2000, the Company adopted a change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis. The effect on operations was to increase depreciation expense by $2,458 for fiscal 2000. At December 29, 2001, the effected assets were fully depreciated.

Earnings Per Share of Common Stock

Basic earnings per share of common stock has been computed based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share of common stock reflects the increase in the weighted-average number of common shares outstanding assuming the exercise of outstanding stock options, calculated on the treasury stock method. The number of outstanding stock options considered antidilutive for either part or all of the fiscal year and not included in the calculation of diluted net income (loss) per share for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000 were 509, 1,566 and 230, respectively.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (““FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in their statements of financial position and measure those instruments at fair value. In September 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The FASB issued also SFAS No. 138, “Accounting for Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS No. 133,” which amended the accounting and reporting standards for certain risks related to normal purchases and sales, interest and foreign currency transactions addressed by SFAS No. 133. The Company adopted SFAS No. 133 on December 31, 2000 with no material impact on financial position or results of its operations.

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a Replacement of FASB Statement No. 125”. This statement replaces SFAS No. 125, but carries over most of the provisions of SFAS No. 125 without reconsideration. The Company implemented SFAS No. 140 during the first quarter of fiscal 2001. The implementation had no impact on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for the Company’s existing goodwill and intangible assets beginning on December 30, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. For fiscal year 2001, the Company had amortization expense of approximately $444 related to existing goodwill of $3,251 at December 29, 2001. Such amortization will be eliminated upon adoption of SFAS No. 142. Although the Company is currently evaluating the impact of other provisions of SFAS Nos. 141 and 142, management does not expect that the adoption of these statements will have a material impact on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal year 2003. The Company does not expect SFAS No. 143 to have a material impact on its financial position or the results of its operations.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 retains the basic provisions from both SFAS 121 and APB 30 but includes changes to improve financial reporting and comparability among entities. The Company will adopt the provisions of SFAS 144 during the first quarter of fiscal 2002. Management does not expect the adoption of SFAS No. 144 to have a material impact on the Company’s financial position or the results of its operations.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Reclassifications

Certain items in the fiscal 2000 and fiscal 1999 financial statements have been reclassified to conform with the fiscal 2001 presentation.

3.    Discount Acquisition

On November 28, 2001, the Company acquired 100% of the outstanding common stock of Discount Auto Parts, Inc. (“Discount”). Discount’s shareholders received $7.50 per share in cash plus 0.2577 shares of Advance common stock for each share of Discount common stock. The Company issued 4,310 shares of Advance common stock to the former Discount shareholders, which represented 13.2% of the Company’s total shares outstanding immediately following the acquisition.

Discount was the fifth largest specialty retailer of automotive parts, accessories and maintenance items in the United States with 671 stores in six states, including the leading market position in Florida, with 437 stores. The Discount acquisition further solidified the Company’s leading market position throughout the Southeast. The Company also expects to achieve ongoing purchasing savings and savings from the optimization of the combined distribution networks and the reduction of overlapping administrative functions as we convert the Discount stores to Advance stores.

In connection with the Discount acquisition, the Company issued an additional $200,000 face value of 10.25% senior subordinated notes and entered into a new senior credit facility that provides for (1) a $180,000 tranche A term loan facility and a $305,000 tranche B term loan facility and (2) a $160,000 revolving credit facility (including a letter of credit sub-facility). Upon the closing of the Discount acquisition, the Company used $485,000 of borrowings under the new senior credit facility and net proceeds of $185,600 from the sale of the senior subordinated notes to, among other things, pay the cash portion of the acquisition consideration, repay all amounts outstanding under the Company’s then-existing credit facility, repay all outstanding indebtedness of Discount and purchase Discount’s Gallman distribution facility from the lessor.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

In accordance with SFAS No. 141, the acquisition has been accounted for under the purchase method of accounting and was effective for accounting purposes on December 2, 2001. Accordingly, the results of operations of Discount for the period from December 2, 2001, to December 29, 2001, are included in the accompanying consolidated financial statements. The purchase price has been allocated to the assets acquired and liabilities assumed based upon estimates of fair values. Such estimates are preliminary and subject to the finalization of plans to exit certain activities. Negative goodwill of $75,724, resulting from excess fair value over the purchase price, was allocated proportionately as a reduction to certain noncurrent assets, primarily property and equipment. The purchase price was $480,977, primarily including the issuance of 4,310 shares of Advance common stock and 575 options to purchase shares of Advance common stock, cash consideration for $7.50 per share and the “in the money” stock options of $128,479, repayment of Discount’s existing debt and prepayment penalties of $204,711 and the purchase of Discount’s Gallman distribution facility from the lessor for $34,062. The cost assigned to the 4,310 shares of common stock is $106,025 and was determined based on the market price of Discount’s common stock on the approximate announcement date of the acquisition. The cost assigned to the 575 options to purchase common stock is $1,104 and was determined using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 3.92%; (ii) an expected life of two years; (iii) a volatility factor of .40; (iv) a fair value of common stock of $24.60; and (v) expected dividend yield of zero. The following table summarizes the amounts assigned to assets acquired and liabilities assumed at the date of the acquisition.

December 2, 2001
Current Assets:
Cash and cash equivalents	$6,030
Receivables, net	15,591
Inventories	192,402
Other current assets	34,590
Property and equipment	316,784
Assets held for sale	38,546
Other Assets(a)	9,269

Total assets acquired	613,212

Current liabilities:
Bank overdrafts	(15,470)
Accounts payable	(58,852)
Current liabilities(b)	(56,828)
Other long-term liabilities(b)	(1,085)

Total liabilities assumed	(132,235)
Net assets acquired	$480,977

(a)	Includes $1,652 assigned to the Discount trade dress with a useful life of approximately 3 years.
(b)	Includes restructuring liabilities established in purchase accounting of approximately $11,397 for severance and relocation costs, facility and other exit costs (Note 4)

Total acquisition costs related to the transaction were approximately $8,804, of which $1,555 is reflected in accrued liabilities at December 29, 2001.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place at the beginning of the applicable period:

	2001	2000
Net sales	$3,144,694	$2,928,036
Net income from continuing operations	26,011	33,858

Net income from continuing operations per pro forma basic share	$0.80	$1.04
Net income from continuing operations per pro forma diluted share	$0.78	$1.03

The pro forma amounts give effect to certain adjustments, including changes in interest expense, depreciation and amortization and related income tax effects. These amounts are based on certain assumptions and estimates and do not reflect any benefit from economies, which might be achieved from combined operations. Additionally, these results include the non-recurring items separately disclosed in the accompanying consolidated statements of operations. The pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Discount acquisition occurred on the date indicated, or which may result in the future.

In addition to the acquisition costs, the Company incurred $20,803 of costs and fees, of which $20,140 has been recorded as deferred debt issuance costs and $663 as stock issuance costs related to registering shares in connection with the Discount acquisition.

4.    Restructuring and Closed Store Liabilities:

        The Company’s restructuring activities relate to the ongoing analysis of the profitability of store locations and the settlement of restructuring activities undertaken as a result of mergers and acquisitions, including the fiscal 1998 merger with Western Auto Supply Company (“Western”) (“Western Merger”), and the fiscal 2001 acquisitions of Carport Auto Parts, Inc. (the “Carport Acquisition”) (See Note 8) and Discount. The Company recognizes a provision for future obligations at the time a decision is made to close a facility, primarily store locations. The provision for closed facilities includes the present value of the remaining lease obligations, reduced by the present value of estimated revenues from subleases, and management’s estimate of future costs of insurance, property tax and common area maintenance. The Company uses discount rates ranging from 6.5% to 7.7%. Expenses associated with the ongoing restructuring program are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. From time to time these estimates require revisions that affect the amount of the recorded liability. The effect of these changes in estimates is netted with new provisions and included in selling, general and administrative expenses on the accompanying consolidated statements of operations.

Ongoing Restructuring Program

During fiscal 2001, the Company closed three stores included in the fiscal 2000 restructuring activities and made the decision to close or relocate 39 additional stores not meeting profitability objectives, of which 27 have been closed as of December 29, 2001. The remaining stores will be closed during fiscal 2002. Additionally, as a result of the Discount acquisition, the Company decided to close 27 Advance Auto Parts stores that were in overlapping markets with certain Discount Auto Parts stores. Expenses associated with restructuring include

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

estimated exit costs of $3,271 and write-offs of related leasehold improvements of $448. All 27 stores are scheduled to be closed during the first quarter of fiscal 2002.

On July 27, 2001, the Company made the decision to close a duplicative distribution facility located in Jeffersonville, Ohio. This 382,000 square foot owned facility opened in 1996 and served stores operating in the retail segment throughout the mid-west portion of the United States. The Company has operated two distribution facilities in overlapping markets since the Western Merger, in which the Company assumed the operation of a Western distribution facility in Ohio. The decision to close this facility allows the Company to utilize the operating resources more productively in other areas of the business. The Company has established restructuring reserves for the termination of certain team members and exit costs in connection with the decision to close this facility.

In connection with the Western merger and the Discount acquisition, the Company assumed the restructuring resources related to the acquired operations. As of December 29, 2001, these restructuring reserves relate primarily to ongoing lease obligations for closed store locations.
A reconciliation of activity with respect to these restructuring accruals is as follows.

	Severance	Other Exit Costs	Total
Balance, January 2, 1999	$682	$14,773	$15,455
New provisions	—	1,307	1,307
Change in estimates	—	(1,249)	(1,249)
Reserves utilized	(664)	(4,868)	(5,532)

Balance, January 1, 2000	18	9,963	9,981
New provisions	—	1,768	1,768
Change in estimates	—	(95)	(95)
Reserves utilized	(18)	(4,848)	(4,866)

Balance, December 30, 2000	—	6,788	6,788

New provisions	475	8,285	8,760
Change in estimates	—	11	11
Reserves utilized	(475)	(5,441)	(5,916)

Balance, December 29, 2001	$—	$9,643	$9,643

As of December 29, 2001, this liability represents the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements. This liability, along with those related to mergers and acquisitions, is recorded in accrued expenses (current portion) and other long-term liabilities (long-term) in the accompanying consolidated balance sheets.

Restructuring Associated with Mergers and Acquisitions

As a result of the Western Merger, the Company established restructuring reserves in connection with the decision to close certain Parts America stores, to relocate certain Western administrative functions, to exit certain facility leases and to terminate certain team members of Western. Additionally, the Carport acquisition resulted

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

in restructuring reserves for closing 21 acquired stores not expected to meet long-term profitability objectives and the termination of certain administrative team members of the acquired company. As of December 29, 2001, the other exit costs represent the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements.

As of the date of the Discount acquisition, management formalized a plan to close certain Discount Auto Parts stores in overlapping markets or stores not meeting the Company’s profitability objectives, to relocate certain Discount administrative functions to the Company’s headquarters and to terminate certain management, administrative and support team members of Discount. Additional purchase price liabilities of approximately $9,066 have been recorded for severance and relocation costs and approximately $2,331 for store and other exit costs. As of December 29, 2001, two stores have been closed. The Company expects to finalize its plan for termination of team members and closure of Discount Auto Parts stores within one year from the date of the Discount acquisition and to complete the terminations and closures by the end of fiscal 2002. Additional liabilities for severance, relocation, store and other facility exit costs may result in an adjustment to the purchase price. A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Relocation	Other Exit Costs	Total
Balance at January 2, 1999	$7,738	$838	$13,732	$22,308
Purchase accounting adjustments	3,630	(137)	(1,833)	1,660
Reserves utilized	(7,858)	(701)	(4,074)	(12,633)

Balance at January 1, 2000	$3,510	$—	$7,825	$11,335
Purchase accounting adjustments	—	—	(1,261)	(1,261)
Reserves utilized	(3,510)	—	(2,767)	(6,277)

Balance at December 30, 2000	$—	$—	$3,797	$3,797

Purchase accounting adjustments	9,292	611	3,606	13,509
Reserves utilized	(837)	—	(2,500)	(3,337)

Balance at December 29, 2001	$8,455	$611	$4,903	$13,969

Other exit cost liabilities will be settled over the remaining terms of the underlying lease agreements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

5.    Receivables:

Receivables consist of the following:

	December 29, 2001	December 30, 2000
Trade:
Wholesale	$8,965	$12,202
Retail	19,857	15,666
Vendor (Note 2)	55,179	36,260
Installment (Note 17)	15,430	14,197
Related parties	1,100	3,540
Employees	683	607
Other	2,380	3,127

Total receivables	103,594	85,599
Less: Allowance for doubtful accounts	(9,890)	(5,021)

Receivables, net	$93,704	$80,578

6.    Inventories, net

Inventories are stated at the lower of cost or market. Inventory quantities are tracked through a perpetual inventory system. The Company uses a cycle counting program to ensure the accuracy of the perpetual inventory quantities and establishes reserves for estimated shrink based on historical accuracy of the cycle counting program. Cost is determined using the last-in, first-out (“LIFO”) method for approximately 90% of inventories at December 29, 2001 and December 30, 2000, and the first-in, first-out (“FIFO”) method for remaining inventories. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory, at FIFO, at December 29, 2001 and December 30, 2000, were $69,398 and $56,305, respectively. The nature of the Company’s inventory is such that the risk of obsolescence is minimal. In addition, the Company has historically been able to return excess items to the vendor for credit. The Company does provide reserves where less than full credit will be received for such returns and where the Company anticipates that items will be sold at retail for prices that are less than recorded cost. Inventories consist of the following:

	December 29, 2001	December 30, 2000
Inventories at FIFO, net	$935,181	$779,376
Adjustments to state inventories at LIFO	46,819	9,538

Inventories at LIFO, net	$982,000	$788,914

Replacement cost approximated FIFO cost at December 29, 2001 and December 30, 2000.

During the fourth quarter of fiscal 2001, the Company recorded a non-recurring expense of $10,493 ($9,099 in gross profit and $1,394 in selling, general and administrative expenses) related to the Company’s supply chain initiatives. These initiatives will reduce the Company’s overall inventory investment as a result of only offering selective products in specific store locations or regions. The gross profit charge relates primarily to restocking

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

and handling fees associated with inventory identified for return to the Company’s vendors. Additionally, the supply chain initiative includes a review of the Company’s logistics operations. The expense recorded in selling, general and administrative expenses includes cost associated with the relocation of certain equipment from a distribution facility closed as part of these initiatives (Notes 4 and 9).

7.    Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged directly to expense when incurred; major improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts, with any gain or loss reflected in the consolidated statements of operations.

Depreciation of land improvements, buildings, furniture, fixtures and equipment, and vehicles is provided over the estimated useful lives, which range from 2 to 40 years, of the respective assets using the straight-line method. Amortization of building and leasehold improvements is provided over the shorter of the estimated useful lives of the respective assets or the term of the lease using the straight-line method.

Property and equipment consists of the following:

	Estimated Useful Lives	December 29, 2001	December 30, 2000
Land and land improvements	0–10 years	$170,780	$40,371
Buildings	40 years	199,304	79,109
Building and leasehold improvements	10–40 years	91,338	84,658
Furniture, fixtures and equipment	3–12 years	433,518	357,642
Vehicles	2–10 years	32,047	30,506
Other		23,499	10,571

		950,486	602,857
Less—Accumulated depreciation and amortization		(239,204)	(191,897)

Property and equipment, net		$711,282	$410,960

Depreciation and amortization expense was $70,745, $66,826 and $58,147 for the fiscal years ended 2001, 2000 and 1999, respectively. The Company capitalized approximately $19,699, $9,400 and $561 in primarily third party costs incurred in the development of internal use computer software during fiscal 2001, fiscal 2000 and fiscal 1999, respectively.

8.    Carport Acquisition

On April 23, 2001, the Company completed its acquisition of Carport Auto Parts, Inc. (“Carport”). The acquisition included a net 30 retail stores located in Alabama and Mississippi, and substantially all of the assets used in Carport’s operations. The acquisition has been accounted for under the purchase method of accounting and, accordingly, Carport’s results of operations have been included in the Company’s consolidated statement of operations since the acquisition date.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The purchase price, of $21,533, has been allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3,695 in goodwill, of which $444 was amortized during fiscal 2001.

9.    Assets Held for Sale

The Company applies SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” which requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the carrying amount or the fair market value less selling costs. As of December 29, 2001 and December 30, 2000, the Company’s assets held for sale were $60,512 and $25,077, respectively, primarily consisting of real property acquired in the Western Merger and Discount acquisition.

During fiscal 2001, the Company recorded an impairment charge of $12,300, to reduce the carrying value of certain non-operating facilities to their estimated fair market value. $4,700 of the charge represents the write-down of a closed distribution center acquired as part of the Western merger included in the Wholesale segment. $4,600 represents the reduction in carrying value of the former Western Auto corporate office also acquired in the Western merger. The facility, which is held in the Wholesale segment, consists of excess space not required for the Company’s current needs. The remaining $3,000 represents a reduction to the carrying value of a recently closed distribution center in Jeffersonville, Ohio, held in the Retail segment, that was identified for closure as part of the Company’s supply chain review. As of December 29, 2001, the carrying value for these properties included in assets held for sale is $13,800. The reduction in these book values represents the Company’s best estimate of fair market value based on recent marketing efforts to attract buyers for these properties.

During fiscal 2000, the Company also recorded an impairment related to the Western Auto corporate office space. The impairment charge of $856 reduced the carrying value to $8,000.

10.    Other Assets:

As of December 29, 2001 and December 30, 2000, other assets include deferred debt issuance costs of $25,790 and $14,843, respectively (net of accumulated amortization of $3,597 and $8,232, respectively), relating primarily to the financing in connection with Discount acquisition (Notes 3 and 13) and the fiscal 1998 recapitalization. Such costs are being amortized over the term of the related debt (5 years to 11 years). Other assets also include the non-current portion of deferred income tax assets (Note 15).

11.    Accrued Expenses:

Accrued expenses consist of the following:

	December 29, 2001	December 30, 2000
Payroll and related benefits	$58,656	$25,507
Restructuring and closed store liabilities	15,879	3,772
Warranty	21,587	18,962
Other	80,096	76,721

Total accrued expenses	$176,218	$124,962

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

12.    Other Long-Term Liabilities:

Other long-term liabilities consist of the following:

	December 29, 2001	December 30, 2000
Employee benefits	$22,152	$24,625
Restructuring and closed store liabilities	7,733	6,813
Other	6,388	12,495

Total other long-term liabilities	$36,273	$43,933

13.    Long-term Debt:

Long-term debt consists of the following:

	December 29, 2001	December 30, 2000
Senior Debt:
Tranche A, Senior Secured Term Loan at variable interest rates (5.44% at December 29, 2001), due November 2006	$180,000	$—
Tranche B, Senior Secured Term Loan at variable interest rates (7.00% at December 29, 2001), due November 2007	305,000	—
Revolving facility at variable interest rates (5.44% at December 29, 2001), due November 2006	10,000	—
McDuffie County Authority taxable industrial development revenue bonds, issued December 31,1997, interest due monthly at an adjustable rate established by the Remarketing Agent (2.10% at December 29, 2001), principal due on November 1, 2002	10,000	10,000
Deferred term loan at variable interest rates (9.25% at December 30, 2000), repaid	—	90,000
Delayed draw facilities at variable interest rates, (8.47% at December 30, 2000), repaid	—	94,000
Revolving facility at variable interest rates (8.50% at December 30, 2000), repaid	—	15,000
Tranche B facility at variable interest rates (9.19% at December 30, 2000), repaid	—	123,500
Other	—	784
Subordinated Debt:
Subordinated notes payable, interest due semi-annually at 10.25%, due April 2008	169,450	169,450
Subordinated notes payable, interest due semi-annually at 10.25%, due April 2008, face amount of $200,000 less unamortized discount of $14,087 at December 29, 2001	185,913	—
Discount debentures, interest at 12.875%, due April 2009, face amount of $112,000 less unamortized discount of $16,626 and $27,785 at December 29, 2001 and December 30, 2000, respectively (subordinate to substantially all other liabilities)	95,374	84,215

Total long-term debt	955,737	586,949
Less: Current portion of long-term debt	(23,715)	(9,985)

Long-term debt, excluding current portion	$932,022	$576,964

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Senior Debt:

During 2001, Advance Stores Company, Incorporated (“Stores”), a wholly owned subsidiary of the Company, entered into a new senior bank credit facility, or the senior credit facility, with a syndicate of banks which provided for (1) $485,000 in term loans, consisting of a $180,000 tranche A term loan facility with a maturity of five years and a $305,000 tranche B term loan facility with a maturity of six years and (2) $160,000 under a revolving credit facility (which provides for the issuance of letters of credit with a sublimit of $35,000) with a maturity of five years. A portion of the proceeds was used to repay the Company’s outstanding borrowing under the previous credit facility of $270,299 and to finance the Discount acquisition (Note 3). As a result of the repayment of this debt the Company recorded an extraordinary loss related to the write-off of deferred financing costs in the fourth quarter of fiscal 2001 of $3,682, net of $2,424 income taxes. As of December 29, 2001 the Company has borrowed approximately $10,000 under the revolving credit facility and has $17,445 in letters of credit outstanding, which has reduced availability under the credit facility to approximately $132,555.

The tranche A term loan requires scheduled repayments of $11,000 to $24,500 semi-annually beginning November 2002 through November 2006 at which point it will be fully repaid. The tranche B term loan requires scheduled repayments of $2,500 semi-annually beginning November 2002 through May 2007 at which time the Company will be required to pay the remaining balance at maturity in November 2007.

Borrowings under the senior credit facility are required to be prepaid, subject to certain exceptions, with (1) 50% of the Excess Cash Flow (as defined in the senior credit facility) unless the Company’s Leverage Ratio at the end of any fiscal year is 2.0 or less, in which case 25% of Excess Cash Flow for such fiscal year will be required to be repaid, (2) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Company and its subsidiaries, subject to certain exceptions (including exceptions for reinvestment of certain asset sale proceeds within 270 days of such sale and certain sale-leaseback transactions), and (3) 100% of the net proceeds of certain issuances of debt or equity by the Company and its subsidiaries. The Company is required to make an Excess Cash Flow prepayment of $228 in first quarter of fiscal 2002 under the current credit facility and made a $6,244 mandatory prepayment under the prior credit agreement for fiscal 2000 in fiscal 2001.

Voluntary prepayments and voluntary reductions of the unutilized portion of the revolving credit facility are permitted in whole or in part, at the Company’s option, in minimum principal amounts specified in the senior credit facility, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary prepayments under the tranche A term loan facility and the tranche B term loan facility will (1) generally be allocated among those facilities on a pro rata basis (based on the then outstanding principal amount of the loans under each facility) and (2) within each such facility, be applied to the installments under the amortization schedule within the following 12 months under such facility and all remaining amounts will be applied pro rata to the remaining amortization payments under such facility.

The interest rate on the tranche A term loan facility and the revolving credit facility is based, at the Company’s option, on either an adjusted LIBOR rate, plus a margin, or an alternate base rate, plus a margin. From July 14, 2002, the interest rates under the tranche A term loan facility and the revolving credit facility will be subject to adjustment according to a pricing grid based upon the Company’s Leverage Ratio (as defined in the senior credit facility). The initial margins are 3.50% and 2.50% for the adjusted LIBOR rate and alternate base rate borrowings, respectively, and can step down incrementally to 2.25% and 1.25%, respectively, if the Company’s Leverage Ratio is less than 2.00 to 1.00. The interest rate on the tranche B term loan is based, at the

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Company’s option, on either an adjusted LIBOR rate plus 4.00% per annum with a floor of 3.00%, or an alternate base rate plus 3.00% per annum. A commitment fee of 0.50% per annum will be charged on the unused portion of the revolving credit facility, payable quarterly in arrears.

The senior credit facility is guaranteed by the Company and by each of it’s existing domestic subsidiaries and will be guaranteed by all future domestic subsidiaries. The senior credit facility is secured by a first priority lien on substantially all, subject to certain exceptions, of the Company’s properties and assets and the properties and assets of its existing domestic subsidiaries (including Discount and its subsidiaries) and will be secured by the properties and assets of our future domestic subsidiaries. The senior credit facility contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (1) declare dividends or redeem or repurchase capital stock, (2) prepay, redeem or purchase debt, (3) incur liens or engage in sale-leaseback transactions, (4) make loans and investments, (5) incur additional debt (including hedging arrangements), (6) engage in certain mergers, acquisitions and asset sales, (7) engage in transactions with affiliates, (8) change the nature of our business and the business conducted by our subsidiaries and (9) change the holding company status of Advance. The Company is required to comply with financial covenants with respect to a maximum leverage ratio, a minimum interest coverage ratio, a minimum current assets to funded senior debt ratio and maximum limits on capital expenditures.

On December 31, 1997, the Company entered into an agreement with McDuffie County Authority under which bond proceeds of $10,000 were issued to construct a distribution center. Proceeds of the bond offering were fully expended during fiscal 1999. These industrial development revenue bonds currently bear interest at a variable rate, with a one-time option to convert to a fixed rate, and are secured by a letter of credit.

Subordinated Debt:

The $169,450 Senior Subordinated Notes (the “Notes”) and the $185,913 Senior Subordinated Notes (the “New Notes”) are both unsecured and are subordinate in right of payment to all existing and future Senior Debt. The Notes and New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. The new notes accrete at an effective yield of 11.875% less cash interest of 10.250% through maturity in April 2008. As of December 29, 2001, the New Notes have been accreted by $309.

Upon the occurrence of a change of control, each holder of the Notes and the New Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes and New Notes at an offering price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

The Notes and the New Notes contain various non-financial restrictive covenants that limit, among other things, the ability of the Company and its subsidiaries to issue preferred stock, repurchase stock and incur certain indebtedness, engage in transactions with affiliates, pay dividends or certain other distributions, make certain investments and sell stock of subsidiaries.

During fiscal 2000, the Company repurchased on the open market $30,550 face value of Notes at a price ranging from 81.5 to 82.5 percent of their face value. Accordingly, the Company recorded a gain related to the extinguishment of this debt of $2,933, net of $1,759 provided for income taxes and $868 for the write off of the associated deferred debt issuance costs.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The Discount Debentures (the “Debentures”) accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112,000 by April 15, 2003. Cash interest will not accrue on the Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15. As of December 29, 2001, the Debentures have been accreted by $35,357 with corresponding interest expense of $11,159, $9,853 and $8,700 recognized for the years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003.

Upon the occurrence of a change of control, each holder of the Debentures will have the right to require the Company to purchase the Debentures at a price in cash equal to 101% of the accreted value thereof plus liquidated damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003. As Advance may not have any significant assets other than capital stock of Stores (which is pledged to secure Advance’s obligations under the senior credit facility), the Company’s ability to purchase all or any part of the Debentures upon the occurrence of a change in control will be dependent upon the receipt of dividends or other distributions from Stores or its subsidiaries. The senior credit facility, the Notes and the New Notes have certain restrictions for Stores with respect to paying dividends and making any other distributions.

The Debentures are subordinated to substantially all of the Company’s other liabilities. The Debentures contain certain non-financial restrictive covenants that are similar to the covenants contained in the Notes and the New Notes.

As of December 29, 2001, the Company was in compliance with the covenants of the senior credit facility, the Notes, the New Notes and Debentures. Substantially all of the net assets of the Company’s subsidiaries are restricted at December 29, 2001.

The aggregate future annual maturities of long-term debt, net of the unamortized discount related to the New Notes and the Debentures, are as follows:

2002	$23,715
2003	32,400
2004	48,600
2005	54,000
2006	64,000
Thereafter	733,022

$955,737

14.    Stockholder Subscription Receivables:

The Company established a stock subscription plan in fiscal 1998, which allows certain directors, officers and key team members of the Company to purchase shares of common stock. The plan requires that the purchase price of the stock equal the fair market value at the time of the purchase and allows fifty percent of the purchase price to be executed through the delivery of a full recourse promissory note. The notes provide for annual interest

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

payments, at the prime rate (4.75% at December 29, 2001), with the entire principal amount due in five years. As of December 29, 2001 and December 30, 2000, outstanding stockholder subscription receivables were $2,676 and $2,364, respectively, and are included as a reduction to stockholders’ equity in the accompanying consolidated balance sheets.

15.    Income Taxes:

Provision (benefit) for income taxes for fiscal 2001, fiscal 2000 and fiscal 1999 consists of the following:

	Current	Deferred	Total
2001
Federal	$13,822	$(964)	$12,858
State	513	(2,059)	(1,546)

	$14,335	$(3,023)	$11,312

2000
Federal	$8,005	$976	$8,981
State	1,847	(293)	1,554

	$9,852	$683	$10,535

1999
Federal	$(1,913)	$(6,535)	$(8,448)
State	1,979	(6,115)	(4,136)

	$66	$(12,650)	$(12,584)

The provision (benefit) for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

	2001	2000	1999
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle at the statutory U.S. federal income tax rate	$9,976	$9,507	$(13,269)
State income taxes, net of federal income tax benefit	(1,005)	896	(2,688)
Non-deductible interest & other expenses	1,067	1,010	1,125
Valuation allowance	44	914	596
Puerto Rico dividend withholding tax	—	—	150
Other, net	1,230	(1,792)	1,502

	$11,312	$10,535	$(12,584)

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory income tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

	December 29, 2001	December 30, 2000
Deferred income tax assets	$70,116	$57,378
Deferred income tax liabilities	(38,020)	(62,121)

Net deferred income tax (liabilities) assets	$32,096	$(4,743)

The Company incurred financial reporting and tax losses in 1999 primarily due to integration and interest costs incurred as a result of the fiscal 1998 Western Merger and the Recapitalization. At December 29, 2001, the Company has cumulative net deferred income tax assets of $32,096. The gross deferred income tax assets include deferred tax assets of approximately $33,000 related to the excess tax basis over book value of the net assets obtained through the Discount acquisition. The gross deferred income tax assets also include federal and state net operating loss carryforwards (“NOLs”) of approximately $6,596. These NOLs may be used to reduce future taxable income and expire periodically through fiscal year 2020. The Company believes it will realize these tax benefits through a combination of the reversal of temporary differences, projected future taxable income during the NOL carryforward periods and available tax planning strategies. Due to uncertainties related to the realization of certain deferred tax assets for NOLs in various jurisdictions, the Company recorded a valuation allowance of $1,554 as of December 29, 2001 and $1,510 as of December 30, 2000. The amount of deferred income tax assets realizable, however, could change in the near future if estimates of future taxable income are changed.

Temporary differences which give rise to significant deferred income tax assets (liabilities) are as follows:

	December 29, 2001	December 30, 2000
Current deferred income taxes—
Inventory valuation differences	$(18,783)	$(36,051)
Accrued medical and workers compensation	7,233	2,319
Accrued expenses not currently deductible for tax	26,753	16,391
Net operating loss carryforwards	3,916	7,124
Minimum tax credit carryforward (no expiration)	5,599	0

Total current deferred income taxes	$24,718	$(10,217)

Long-term deferred income taxes—
Property and equipment	(19,237)	(24,571)
Postretirement benefit obligation	8,013	8,254
Amortization of bond discount	12,076	8,184
Net operating loss carryforwards	2,680	9,807
Minimum tax credit carryforward (no expiration)	0	6,809
Valuation allowance	(1,554)	(1,510)
Other, net	5,400	(1,499)

Total long-term deferred income taxes	$7,378	$5,474

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

These amounts are recorded in other current assets, other current liabilities and other assets in the accompanying consolidated balance sheets, as appropriate.

The Company currently has four years that are open to audit by the Internal Revenue Service. In addition, various state and foreign income tax returns for several years are open to audit. In management’s opinion, any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

Additionally, the Company has certain periods open to examination by taxing authorities in various states for sales and use tax. In management’s opinion, any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

16.    Lease Commitments:

The Company leases store locations, distribution centers, office space, equipment and vehicles under lease arrangements that extend through 2010, some of which are with related parties. Certain terms of the related-party leases are more favorable to the landlord than those contained in leases with non-affiliates.

At December 29, 2001, future minimum lease payments due under non-cancelable operating leases are as follows:

	Other(a)	Related Parties(a)	Total
2002	$133,704	$3,677	$137,381
2003	123,114	3,447	126,561
2004	109,275	2,537	111,812
2005	92,276	2,240	94,516
2006	75,608	1,764	77,372
Thereafter	337,858	447	338,305

	$871,835	$14,112	$885,947

(a)	The Other and Related Parties columns include stores closed as a result of the Company’s restructuring plans (See Note 4).

At December 29, 2001, future minimum sub-lease income to be received under non-cancelable operating leases is $8,935.

Net rent expense for fiscal 2001, fiscal 2000 and fiscal 1999 was as follows:

	2001	2000	1999
Minimum facility rentals	$122,512	$112,768	$103,807
Contingent facility rentals	811	1,391	2,086
Equipment rentals	2,341	1,875	3,831
Vehicle rentals	6,339	6,709	4,281

	132,003	122,743	114,005
Less: Sub-lease income	(2,558)	(1,747)	(1,085)

	$129,445	$120,996	$112,920

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Contingent facility rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Most of the leases provide that the Company pay taxes, maintenance, insurance and certain other expenses applicable to the leased premises and include options to renew. Certain leases contain rent escalation clauses, which are recorded on a straight-line basis. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

Rental payments to related parties of approximately $3,824 in fiscal 2001, $3,921 in fiscal 2000 and $3,998 in fiscal 1999 are included in net rent expense.

17.    Installment Sales Program:

A subsidiary of the Company maintains an in-house finance program, which offers financing to retail customers (Note 5). Finance charges of $3,343, $3,063 and $2,662 on the installment sales program are included in net sales in the accompanying consolidated statements of operations for the years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. The cost of administering the installment sales program is included in selling, general and administrative expenses.

18.    Subsequent Event:

On November 2, 1998, the Company acquired Western from WAH, a wholly-owned subsidiary of Sears, Roebuck and Co. (“Sears”), through the issuance of 11,475 shares of common stock. On February 6, 2002, the Company engaged in a transaction with Sears in which the Company transferred to Sears 11,475 shares of the Company’s common stock, in exchange for all the outstanding common stock of WAH. WAH’s only asset was the 11,475 shares of the Company’s common stock received on November 2, 1998. The Company immediately retired the shares of the Company’s common stock held by WAH and liquidated WAH on February 6, 2002.

On February 6, 2002, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission to register 2,250 primary shares and 6,750 secondary shares for offering on the public markets. The Company intends to use the net proceeds it receives to repay outstanding indebtedness. The Company will not receive any proceeds from the sale of the secondary shares.

19.    Contingencies:

In the case of all known contingencies, the Company accrues for an obligation, including estimated legal costs,when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

In March 2000, the Company was notified it has been named in a lawsuit filed on behalf of independent retailers and jobbers against the Company and others for various claims under the Robinson-Patman Act. On October 18, 2001, the court denied, on all but one count, a motion by the Company and other defendants to dismiss this lawsuit. It is expected that the discovery phase of the litigation will now commence (including with respect to the Company); however, determinations as to the discovery schedule and scope remain to be determined. The Company continues to believe that the claims are without merit and intends to defend them vigorously; however, the ultimate outcome of this matter cannot be ascertained at this time.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

In January 1999, the Company was notified by the United States Environmental Protection Agency (“EPA”) that Western Auto and other parties may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970s and 1980s. The EPA has indicated the total cleanup for this site will be approximately $1,600. This matter has since been settled for an amount not material to the Company’s financial position or results of operations.

Sears has agreed to indemnify the Company for certain other litigation and environmental matters of Western that existed as of the Western Merger date. The Company recorded a receivable from Sears of approximately $2,685 relating to certain environmental matters that had been accrued by Western as of the Western Merger date. During the first quarter of 2001, the Company received notification from Sears that certain of these matters have been settled. Accordingly, the Company reversed $2,500 of the previously recorded $2,685 receivable due from Sears and reduced the corresponding environmental liability. Additionally, as of the Western Merger date, Sears has agreed to indemnify partially the Company for up to 5 years for certain additional environmental matters that may arise relating to the period prior to the Western Merger. The Company’s maximum exposure during the indemnification period for certain matters covered in the Western Merger agreement is $3,750.

In November 1997 a plaintiff, on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automobile batteries. The complaint seeks compensatory and punitive damages. In September 2001, the court granted the Company’s motion for summary judgement and dismissed all claims against the Company in this matter. The period for appeal has not expired. The Company believes it has no liability for such claims and intends to defend them vigorously. In addition, three lawsuits were filed against the Company on July 28, 1998, for wrongful death relating to an automobile accident involving a team member of the Company. This matter has since been settled with no impact to the Company’s financial position or results of operations.

In October 2000, a vendor repudiated a long-term purchase agreement entered into with the Company in January 2000. The Company filed suit against the vendor in November of fiscal 2000 to recover monetary damages. Based on consultation with the Company’s legal counsel, management believed the purchase agreement was entered into in good faith and it was highly probable that the Company would prevail in its suit. Therefore, the Company recorded a gain of $3,300, which represented actual damages incurred through December 30, 2000, as a reduction of cost of sales in the accompanying consolidated statement of operations for the year ended December 30, 2000. Related income taxes and legal fees of $1,300 were also recorded in the accompanying consolidated statement of operations for the year ended December 30, 2000. During the first quarter of fiscal 2001, the Company reached a settlement with this vendor and recorded a net gain of $8,300 as a reduction to cost of sales in the accompanying consolidated statement of operations for the year ended  December 29, 2001.

The Company is also involved in various other claims and lawsuits arising in the normal course of business. The damages claimed against the Company in some of these proceedings are substantial. Although the final outcome of these legal matters cannot be determined, based on the facts presently known, it is management’s opinion that the final outcome of such claims and lawsuits will not have a material adverse effect on the Company’s financial position or results of operations.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The Company is self-insured with respect to workers’ compensation and health care claims for eligible active team members. In addition, the Company is self-insured for general and automobile liability claims. The Company maintains certain levels of stop-loss insurance coverage for these claims through an independent insurance provider. The cost of self-insurance claims is accrued based on actual claims reported plus an estimate for claims incurred but not reported. These estimates are based on historical information along with certain assumptions about future events, and are subject to change as additional information becomes available.

The Company has entered into employment agreements with certain team members that provide severance pay benefits under certain circumstances after a change in control of the Company or upon termination of the team member by the Company. The maximum contingent liability under these employment agreements is approximately $10,231 and $4,740 at December 29, 2001 and December 30, 2000, respectively.

20.    Other Related-party Transactions:

In September 2001, the Company loaned a member of the Board of Directors $1,300. This loan is evidenced by a full recourse promissory note bearing interest at prime rate, payable annually, and due in full in five years from its inception. Payment of the promissory note is secured by a stock pledge agreement that grants the Company a security interest in all shares of common stock owned by the board member under the Company’s stock subscription plan.

Under the terms of a shared services agreement, Sears provided certain services to the Company, including payroll and payable processing for Western, among other services through the third quarter of fiscal year 1999. The Company and Sears have entered into agreements that provide for the Western stores to continue to purchase, at normal retail prices, and carry certain Sears branded products during periods defined in the agreements. The Company purchased directly from the manufacturers of Sears branded products of approximately $4,600, $9,200 and $13,500 for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. The Company is also a first-call supplier of certain automotive products to certain Sears Automotive Group stores. Additionally, Sears arranged to buy from the Company certain products in bulk for its automotive centers through January 1999. These transactions are completed at the Company’s normal retail prices. These amounts are included in net sales to Sears in the following table and have been negotiated based on the fair values of the underlying transactions.

The following table presents the related party transactions with Sears for fiscal 2001, 2000 and 1999 and as of December 29, 2001 and December 30, 2000:

	Years Ended
	December 29, 2001	December 30, 2000	January 1, 2000
Net sales to Sears	$7,535	$7,487	$5,326
Shared services revenue	—	—	2,286
Shared services expense	—	—	887
Credit card fees expense	339	405	348

	December 29, 2001	December 30, 2000
Receivables from Sears	$812	$3,160
Payables to Sears	1,220	1,321

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

21.    Benefit Plans:

401(k) Plan

The Company maintains a defined contribution team member benefit plan, which covers substantially all team members after one year of service. The plan allows for team member salary deferrals, which are matched at the Company’s discretion. Company contributions were $5,033 in fiscal 2001, $5,245 in fiscal 2000, and $4,756 in fiscal 1999.

The Company continues to maintain a defined contribution plan covering substantially all of the Discount team members who have at least one year of service. The plan allows for team member salary deferrals, which are matched by the Company based upon the team member’s years of service. Company contributions were $205 in fiscal 2001. The Company had no contributions for this plan prior to the Discount acquisition.

The Company also maintains a profit sharing plan covering Western team members that was frozen prior to the Western Merger on November 2, 1998. This plan covered all full-time team members who had completed one year of service and had attained the age of 21 on the first day of each month. All team members covered under this plan were included in the Company’s plan on December 30, 2000.

Deferred Compensation

The Company maintains an unfunded deferred compensation plan established for certain key team members of Discount prior to the acquisition on November 28, 2001. The Company assumed the plan liability of $1,382 through the Discount acquisition. The Company anticipates terminating this plan in May of 2002 and has reflected this liability in accrued expenses in the accompanying consolidated balance sheets.

The Company maintains an unfunded deferred compensation plan established for certain key team members of Western prior to the fiscal 1998 Western Merger. The Company assumed the plan liability of $15,253 through the Western Merger. The plan was frozen at the date of the Western Merger. As of December 29, 2001 and December 30, 2000, $4,291 and $5,359, respectively was accrued with the current portion included in accrued expenses and the long-term portion in other long-term liabilities in the accompanying consolidated balance sheets.

Postretirement Plan

The Company provides certain health care and life insurance benefits for eligible retired team members. Team members retiring from the Company with 20 consecutive years of service after age 40 are eligible for these benefits, subject to deductibles, co-payment provisions and other limitations.

The estimated cost of retiree health and life insurance benefits is recognized over the years that the team members render service as required by SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions.” The initial accumulated liability, measured as of January 1, 1995, the date the Company adopted SFAS No. 106, is being recognized over a 20-year amortization period.

In connection with the Western Merger, the Company assumed Western’s benefit obligation under its postretirement health care plan. This plan was merged into the Company’s plan effective July 1, 1999.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The Company maintains the existing plan and the assumed plan covering Western team members. Financial information related to the plans was determined by the Company’s independent actuaries as of December 29, 2001 and December 30, 2000. The following provides a reconciliation of the accrued benefit obligation included in other long-term liabilities in the accompanying consolidated balance sheets and the funded status of the plan.

	2001	2000
Change in benefit obligation:
Benefit obligation at beginning of the year	$22,082	$22,095
Service cost	326	451
Interest cost	1,584	1,532
Benefits paid	(2,842)	(2,826)
Actuarial (gain) loss	(3,790)	830

Benefit obligation at end of the year	17,360	22,082

Change in plan assets:
Fair value of plan assets at beginning of the year	—	—
Employer contributions	2,842	2,826
Benefits paid	(2,842)	(2,826)

Fair value of plan assets at end of year	—	—

Reconciliation of funded status:
Funded status	(17,360)	(22,082)
Unrecognized transition obligation	752	810
Unrecognized actuarial (gain) loss	(3,260)	530

Accrued postretirement benefit cost	$(19,868)	$(20,742)

Net periodic postretirement benefit cost is as follows:

	2001	2000	1999
Service cost	$326	$451	$336
Interest cost	1,584	1,532	1,401
Amortization of the transition obligation	58	58	58
Amortization of recognized net losses	—	—	43

	$1,968	$2,041	$1,838

The postretirement benefit obligation was computed using an assumed discount rate of 7.5% in 2001 and 2000. The health care cost trend rate was assumed to be 8.5% for 2001, 8.0% for 2002, 7.5% for 2003, 7.0% for 2004, 6.5% for 2005, 6.0% for 2006, and 5.0% to 5.5% for 2007 and thereafter.

        If the health care cost were increased 1% for all future years the accumulated postretirement benefit obligation would have increased by $2,296 as of December 29, 2001. The effect of this change on the combined service and interest cost would have been an increase of $185 for 2001.

If the health care cost were decreased 1% for all future years the accumulated postretirement benefit obligation would have decreased by $1,996 as of December 29, 2001. The effect of this change on the combined service and interest cost would have been a decrease of $160 for 2001.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The Company reserves the right to change or terminate the benefits or contributions at any time. The Company also continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant impact on the amount of the reported obligation and annual expense.

22.    Stock Options:

The Company maintains a senior executive stock option plan and an executive stock option plan (the “Option Plans”) for key team members of the Company. The Option Plans provide for the granting of non-qualified stock options. All options terminate on the seventh anniversary of the grant date. Shares authorized for grant under the senior executive and the executive stock option plans are 1,710 and 3,600, respectively, at December 29, 2001. Subsequent to December 29, 2001, the Board of Directors approved for the grant of 532 options to purchase the Company’s common stock at an exercise price of $42.00.

The Company has historically maintained three types of option plans; Fixed Price Service Options (“Fixed Options”), Performance Options (“Performance Options”) and Variable Option plans (“Variable Options”). The Fixed Options vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. During the fourth quarter of fiscal 2001, the board of directors approved an amendment to the Performance Options and the Variable Options. The amendment accelerated the vesting of the Performance Options by removing the variable provisions under the plan and established a fixed exercise price of $18.00 per share for the Variable Options. As a result of the increase in the Company’s stock price and the above amendment, the Company recorded a one-time expense of $8,611 to record the associated compensation expense.

Additionally, as a result of the Discount acquisition, the Company converted all outstanding stock options of Discount with an exercise price greater than $15.00 per share to options to purchase the Company’s common stock. The Company converted 575 options from the executive stock option plan at a weighted-average exercise price of $38.89 per share. These options will terminate on the tenth anniversary of the original option agreement between Discount and the team member and as of December 29, 2001 had a weighted-average contractual life of five years. At December 29, 2001, all Discount shares were exercisable and had a range of exercise prices of $17.46 to $59.18. The fair value of the options to the purchase of the Company’s common stock was included in the purchase price of Discount (Note 3).

As a result of the recapitalization in fiscal 1998 an existing stockholder received stock options to purchase up to 500 shares of common stock. The stock options are fully vested, nonforfeitable and provide for a $10.00 per share exercise price, increasing $2.00 per share annually, through the expiration date of April 2005.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Total option activity was as follows:

	2001		2000		1999
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Fixed Price Service Options
Outstanding at beginning of year	1,610	$18.95	297	$14.79	105	$10.00
Granted	343	21.00	1,336	19.80	230	16.82
Converted options in connection with Discount acquisition	575	38.89	—	—	—	—
Exercised	(62)	35.07	—	—	—	—
Forfeited	(28)	17.29	(23)	14.55	(38)	13.90

Outstanding at end of year	2,438	$24.52	1,610	$18.95	297	$14.78

Variable Price Service Options
Outstanding at beginning of year	297	$15.00	329	$15.00	397	$15.00
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	(2)	15.00	(32)	15.00	(68)	15.00

Outstanding at end of year	295	$18.00	297	$15.00	329	$15.00

Performance Options
Outstanding at beginning of year	297	$10.00	329	$10.00	397	$10.00
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	(2)	10.00	(32)	10.00	(68)	10.00

Outstanding at end of year	295	$10.00	297	$10.00	329	$10.00

Other Options
Outstanding at beginning of year	500	$14.00	500	$12.00	500	$10.00
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding at end of year	500	$16.00	500	$14.00	500	$12.00

As of December 29, 2001, 642 of the Fixed Options and all of the Variable, Performance and other options were exercisable at a weighted average exercise price of $16.07. At December 30, 2000, 118 of the Fixed Options, 148 of the Variable Options and all of the other options were exercisable at a weighted average exercise price of $14.07. Only the 500 of other options and 29 of the fixed options were exercisable at January 1, 2000 at a weighted-average exercise price $11.89. The remaining weighted-average contractual life of the Fixed, Performance and Variable Options are four to seven years. The range of exercise prices for options exercisable at December 29, 2001 and December 30, 2000 were $10.00 to $16.82. The range of exercise prices for options exercisable at January 1, 2000 were $10.00 to $12.00.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The exercise price for each of the Company’s option grants during the fiscal year ended 1999 equaled the fair market value of the underlying stock on the grant date as determined by the board of directors. The weighted-average fair value for the grants during fiscal 1999 was $2.05. During fiscal 2000, the Company granted options at an exercise price of $16.82, which equaled the then determined fair market value, and $20.00 and $25.00, which exceeded the then determined fair market value. The weighted-average fair value of options granted at $16.82 was $1.44. The options granted at $20.00 and $25.00 had no fair value on the grant date. During fiscal 2001, the Company granted 343 options at an exercise price of $21.00, the fair value at the date of the grant as determined by the board of directors. The fair value of the options granted at $21.00 was $13.53.

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for its stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the market price of the Company’s common stock at the measurement date over the exercise price. Accordingly, the Company has not recognized compensation expense on the issuance of its Fixed Options because the exercise price equaled the fair market value of the underlying stock on the grant date. The excess of the fair market value per share over the exercise price per share for the Performance Options and Variable Options was recorded as outstanding stock options included in additional paid-in capital. The Company recorded compensation expense related to the Performance Options and Variable Options of $11,735 (including the one-time charge discussed above), $729 and $1,082 in non-cash stock option compensation expense in the accompanying consolidated statements of operations for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively.

The following information is presented as if the Company elected to account for compensation cost related to the stock options using the fair value method as prescribed by SFAS No. 123:

	2001	2000	1999
Net income (loss):
As reported	$11,442	$19,559	($25,326)
Pro-forma	$7,496	19,674	(24,842)

Net income per basic share:
As reported	$0.40	$0.69	($0.90)
Pro-forma	$0.26	$0.70	($0.88)

Net income per diluted share:
As reported	$0.39	$0.68	($0.90)
Pro-forma	$0.26	$0.69	($0.88)

For the above information, the fair value of each option granted in fiscal 2001 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) weighted average risk-free interest rate of 2.89%; (ii) weighted-average expected life of options of three years; (iii) expected dividend yield of zero and (iv) volatility of 60%.

For the above information, the fair value of each option granted in fiscal 2000 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

4.47% and 4.57%; (ii) weighted-average expected life of options of two and three years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing these options.

For the above information, the fair value of each option granted in fiscal 1999 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 5.19% and 5.27%; (ii) weighted-average expected life of options of two and three years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing these options.

23.    Fair Value of Financial Instruments:

The carrying amount of cash and cash equivalents, receivables, bank overdrafts, accounts payable, borrowings secured by receivables and current portion of long-term debt approximates fair value because of the short maturity of those instruments. The carrying amount for variable rate long-term debt approximates fair value for similar issues available to the Company. The fair value of all fixed rate long-term debt was determined based on current market prices, which approximated $457,804 (carrying value of $450,737) and $163,473 (carrying value of $253,665) at December 29, 2001 and December 30, 2000, respectively.

24.    Segment and Related Information:

The Company has the following operating segments: Advance, Retail and Wholesale. Advance has no operations but holds certain assets and liabilities. Retail consists of the retail operations of the Company, operating under the trade name “Advance Auto Parts” and “Discount Auto Parts” in the United States and “Western Auto” in Puerto Rico and the Virgin Islands. Wholesale consists of the wholesale operations, including distribution services to independent dealers and franchisees all operating under the “Western Auto” trade name.

The financial information for fiscal 2000 and 1999 has been restated to reflect the operating segments described above. Prior to January 1, 2000, management received and used financial information at the Advance Stores and consolidated Western levels. The Advance Stores segment consisted of the “Advance Auto Parts” retail locations and the Western segment consisted of the “Western Auto” retail locations and wholesale operations described above. The accounting policies of the reportable segments are the same as those of the Company.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

The financial information for fiscal 2000 and 1999 has not been restated to reflect the change in accounting policy related to cooperative advertising funds. Had the new policy been applied in fiscal 2000 and 1999, gross profit and income before provision for income taxes and extraordinary item in the Retail segment would have been $829,475 and $39,393, respectively, in fiscal 2000 and $739,563 and a loss of $21,722, respectively, in fiscal 1999. The application of the new accounting policy to the Wholesale segment would not be material.
	Advance	Retail	Wholesale(b)	Eliminations	Totals
2001(a)
Net sales(c)	$—	$2,419,746	$97,893	$—	$2,517,639
Gross profit	—	1,052,881	14,046	—	1,066,927
Operating income (loss)	—	97,475	(8,362)	—	89,113
Net interest expense	(11,245)	(47,686)	(1,882)	—	(60,813)
(Loss) income before (benefit) provision for income taxes, extraordinary item and change in accounting method(d)	(11,245)	50,323	(10,577)	—	28,501
Extraordinary item, loss on debt extinguishment, net of $2,425 income taxes	—	(3,682)	—	—	(3,682)
Change in accounting method, net of $1,360 income taxes	—	(2,065)	—	—	(2,065)
Segment assets(d)	14,247	1,911,026	26,877	(1,535)	1,950,615
Depreciation and amortization	—	69,927	1,304	—	71,231
Capital expenditures	—	63,327	368	—	63,695

2000
Net sales(c)	$—	$2,167,308	$120,714	$—	$2,288,022
Gross profit	—	881,012	14,883	—	895,895
Operating income	—	91,590	1,199	—	92,789
Net interest expense	(9,871)	(51,684)	(4,141)	—	(65,696)
(Loss) income before (benefit) provision for income taxes and extraordinary item(d)	(9,871)	39,626	(2,594)	—	27,161
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	—	2,933	—	—	2,933
Segment assets(d)	10,556	1,307,839	49,421	(11,456)	1,356,360
Depreciation and amortization	—	65,625	1,201	—	66,826
Capital expenditures	—	70,493	73	—	70,566

1999(e)
Net sales(c)	$—	$2,017,425	$189,520	$—	$2,206,945
Gross profit	—	791,985	10,847	—	802,832
Operating income (loss)	—	29,517	(9,282)	—	20,235
Net interest expense	(8,717)	(50,789)	(2,654)	—	(62,160)
Loss before benefit for income taxes(d)	(8,717)	(21,272)	(7,921)	—	(37,910)
Segment assets(d)	13,036	1,266,199	78,753	(9,359)	1,348,629
Depreciation and amortization	—	53,296	4,851	—	58,147
Capital expenditures	—	97,000	8,017	—	105,017

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

(a)	Amounts include non-recurring expenses separately disclosed in the accompanying statement of operations.

(b)
During fiscal 1999, certain assets, liabilities and the corresponding activity related to the Parts America store operations and a distribution center were transferred to the Retail segment through a dividend to Retail. Additionally, throughout fiscal 2000, the Company transferred certain assets to the Retail segment related to the Western Auto retail operations in Puerto Rico and the Virgin Islands.

(c)	For fiscal years 2001, 2000, and 1999, total net sales include approximately $403,000, $356,000 and $245,000, respectively, related to revenues derived from commercial sales.

(d)	Excludes investment in and equity in net earnings or losses of subsidiaries.

(e)	Fiscal 1999 results of operations do not reflect the allocation of certain shared expenses to the Wholesale segment. During fiscal 2000, Management adopted a method for allocating shared expenses.

25.    Quarterly Financial Data (unaudited):

The following table summarizes quarterly financial data for fiscal years 2001 and 2000:

	First	Second	Third	Fourth
2001
Net sales	$729,359	$607,478	$598,793	$582,009
Gross profit	311,450	257,228	256,734	241,515
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	3,873	14,124	15,232	(16,040)
Net income (loss)	3,873	14,124	15,232	(21,787)
Basic income (loss) per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.14	$0.50	$0.54	$(0.54)
Net income (loss)	0.14	0.50	0.54	(0.73)
Diluted income (loss) per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.14	$0.49	$0.53	$(0.54)
Net income (loss)	0.14	0.49	0.53	(0.73)

The above fiscal 2001 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third	Fourth
Expenses associated with supply chain initiatives—gross profit	$—	$—	$—	$9,099
Expenses associated with supply chain initiatives—selling, general and administrative expense	—	—	—	1,394
Impairment of assets held for sales	1,600	—	—	10,700
Expenses associated with merger-related restructuring	—	—	—	3,719
Expenses associated with merger and integration	—	—	—	1,135
Non-cash stock option compensation expense	1,109	233	1,520	8,873
Non-recurring gain from the settlement of a vendor contract	(8,300)	—	—	—

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

	First	Second	Third	Fourth
2000
Net sales	$677,582	$557,650	$552,138	$500,652
Gross profit	258,975	216,533	223,903	196,484
(Loss) income before extraordinary item	(956)	10,381	9,507	(2,306)
Net (loss) income	(956)	10,381	12,440	(2,306)
Basic (loss) income per share:
Before extraordinary item	$(0.03)	$0.37	$0.34	$(0.08)
Net (loss) income	(0.03)	0.37	0.44	(0.08)
Diluted (loss) income per share:
Before extraordinary item	$(0.03)	$0.36	$0.33	$(0.08)
Net (loss) income	(0.03)	0.36	0.44	(0.08)

The above fiscal 2000 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third	Fourth
Non-cash stock option compensation expense	$352	$249	$(66)	$194
Impairment on assets held for sale	—	—	—	856
Non-recurring gain from the settlement of a vendor contract	—	—	—	(3,300)

Results of operations for the first three quarters of fiscal 2001 differ from the amounts previously reported in the Company’s 2001 Form 10-Q Quarterly Reports due to a change in the Company’s method of accounting for cooperative advertising funds received from vendors (Note 2). Results of operations as previously reported in the Company’s 2001 Form 10-Q Quarterly Reports for the first three quarters of fiscal 2001 were as follows:

	First	Second	Third
2001
Net sales	$729,359	$607,478	$598,793
Gross profit	295,939	244,341	244,063
Income before extraordinary item and cumulative effect of change in accounting principle	4,951	16,453	15,505
Net income	4,951	16,453	15,505
Basic income per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.18	$0.58	$0.55
Net income	0.18	0.58	0.55
Diluted income per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.17	$0.58	$0.54
Net income	0.17	0.58	0.54

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 29, 2001, December 30, 2000, and January 1, 2000
(in thousands, except per share data and per store data)

Results of operations for the fiscal year ended 2000 do not reflect the Company’s change in accounting principle related to cooperative advertising funds. Fiscal 2000 results of operations on a pro forma basis for this change are as follows:

	First	Second	Third	Fourth
2000
(Loss) income before extraordinary item	$(3,714)	$10,766	$10,789	$(1,450)
Net (loss) income	(3,714)	10,766	13,722	(1,450)
Basic (loss) income per share:
Before extraordinary item	$(0.13)	$0.38	$0.38	$(0.05)
Net (loss) income	(0.13)	0.38	0.48	(0.05)
Diluted (loss) income per share:
Before extraordinary item	$(0.13)	$0.38	$0.38	$(0.05)
Net (loss) income	(0.13)	0.38	0.48	(0.05)

ADVANCE AUTO PARTS, INC.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

December 29, 2001 and December 30, 2000
Condensed Parent Company Balance Sheets
(in thousands, except per share data)

	December 29, 2001	December 30, 2000
ASSETS
Cash and cash equivalents	$375	$178
Merchandise and other receivables	172	214
Intercompany receivable	1,102	—
Investment in subsidiary	368,683	231,371
Deferred income taxes	11,960	8,185
Other assets	1,740	1,979

Total assets	$384,032	$241,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses	$87	$838
Long-term debt	95,374	84,215

Total liabilities	95,461	85,656
Stockholders’ equity
Preferred stock, nonvoting, $.0001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, voting $.0001 par value; 100,000 shares authorized; 32,692 and 28,289 issued and outstanding	3	3
Additional paid-in capital	496,538	375,209
Stockholder subscription receivables	(2,676)	(2,364)
Accumulated deficit	(205,294)	(216,577)

Total stockholders’ equity	288,571	156,271

Total liabilities and stockholders’ equity	$384,032	$241,927

The accompanying notes to condensed parent company financial statements are an integral part of these balance sheets.

ADVANCE AUTO PARTS, INC.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

Condensed Parent Company Statements of Operations
For the Years Ended December 29, 2001 December 30, 2000, and January 1, 2000
(in thousands, except per share data)

	For the Years Ended
	2001	2000	1999
Interest expense	$(11,424)	$(10,121)	$(8,948)
Interest income	179	250	231
Equity in earnings of subsidiaries	18,860	26,104	(19,565)
Income tax benefit	3,827	3,326	2,956

Net income (loss)	$11,442	$19,559	$(25,326)

Net income (loss) per basic share	$0.40	$0.69	$(0.90)
Net income (loss) per diluted share	$0.39	$0.68	$(0.90)

Average common shares outstanding	28,637	28,296	28,269
Dilutive effect of stock options	521	315	—

Average common shares outstanding—assuming dilution	29,158	28,611	28,269

The accompanying notes to condensed parent company financial statements are an integral part of these statements.

ADVANCE AUTO PARTS, INC.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

Condensed Parent Company Statements of Cash Flows
(in thousands)

	For the Years Ended
	2001	2000	1999
Cash flows from operating activities:
Net income (loss)	$11,442	$19,559	(25,326)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Amortization of deferred debt issuance costs	239	224	248
Amortization of bond discount	11,158	9,853	8,700
Benefit for deferred income taxes	(3,775)	(3,326)	(2,994)
Equity in earnings of subsidiary	(18,860)	(26,104)	19,565
Net decrease (increase) in:
Other assets	42	5,225	(59)
Other liabilities	76	40	1,154

Net cash provided by operating activities	322	5,471	1,288

Cash flows from investing activities:
Change in net intercompany with subsidiaries	(1,956)	(5,309)	(2,944)
Purchase of Advance Stores Class A Common Stock	—	(2,053)	—

Net cash used in investing activities	(1,956)	(7,362)	(2,944)

Cash flows from financing activities:
(Repurchases of) proceeds from stock transactions under subscription plan	(550)	1,602	423
Proceeds from exercise of stock options	2,381	—	—
Payment of debt issuance costs	—	—	(42)

Net cash provided by financing activities	1,831	1,602	381

Net increase (decrease) in cash and cash equivalents	197	(289)	(1,275)
Cash and cash equivalents, beginning of year	178	467	1,742

Cash and cash equivalents, end of year	$375	$178	$467

Supplemental cash flow information:
Interest paid	$—	$—	$—
Income taxes paid, net of refunds received	—	—	939
Noncash transactions:
Issuance of common stock and stock options—Discount acquisition	107,129	—	—
Equity transactions under the stockholder subscription and employee stock option plans	411	1,281	1,660
Equity method impact of outstanding stock options	11,735	729	1,082

The accompanying notes to condensed parent company financial statements are an integral part of these statements.

ADVANCE AUTO PARTS, INC.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

Notes to Condensed Parent Company Statements
December 29, 2001 and December 30, 2000
(in thousands, except per share data)

1.    Presentation

These condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations, although management believes that the disclosures made are adequate to make the information presented not misleading.

2.    Organization

On November 28, 2001, Advance Holding Corporation (“Holding”) was merged with and into Advance Auto Parts, Inc. (the “Company”), with Advance Auto Parts, Inc. continuing as the surviving entity. Shareholders of Holding received one share of Company common stock in exchange for each outstanding share of Holding common stock. In addition, separate classes of common stock were eliminated, the par value of each share of common and preferred stock was set at $.0001 and $.0001 per share, respectively, and 100,000 and 10,000 shares of common and preferred stock were authorized, respectively. This transaction is a reorganization among entities under common control and has been treated in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements have been changed to reflect the transaction as if it occurred on January 2, 1999. The Company was created in August 2001 and has no separate operations. Accordingly, the change resulted only in reclassifications between common stock and additional paid-in capital.

The Company is a holding company which was the 100% shareholder of Advance Stores Company, Incorporated (“Stores”) and certain other subsidiaries during the periods presented. The parent/subsidiary relationship between the Company and its subsidiaries includes certain related party transactions. These transactions consist primarily of interest on intercompany advances, dividends, capital contributions and allocations of certain costs. Deferred income taxes have not been provided for financial reporting and tax basis differences on the undistributed earnings of the subsidiaries.

3.    Long-term Debt

Long-term debt at December 30, 2000 consists of senior discount debentures (the “Debentures”) issued during fiscal 1998. The Debentures were issued at a discount and accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112,000 by April 15, 2003. Cash interest will not accrue on the Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15. As of December 29, 2001 and December 30, 2000, the Debentures have been accreted by $35,356 and $24,198 with corresponding interest expense of $11,158, $9,853 and $8,700 recognized for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively. The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003 and mature on April 15, 2009.

ADVANCE AUTO PARTS, INC.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

Notes to Condensed Parent Company Statements
December 29, 2001 and December 30, 2000
(in thousands, except per share data)

Upon the occurrence of a change of control (as defined), each holder of the Debentures will have the right to require the Company to purchase the Debentures at a price in cash equal to 101% of the accreted value thereof plus liquidated damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003. The Company may not have any significant assets other than capital stock of Stores (which is pledged to secure the Company’s obligations under Stores’ senior credit facility). As a result, the Company’s ability to purchase all or any part of the Debentures will be dependent upon the receipt of dividends or other distributions from Stores or its subsidiaries. Stores’ senior credit facility and Stores’ senior subordinated notes have certain restrictions for Stores with respect to paying dividends and making any other distributions.

The Debentures are subordinated to all of the Company’s other liabilities. The Debentures contain certain non-financial restrictive covenants that are similar to the covenants contained in the notes. Substantially all of the net assets of the Company’s subsidiaries are restricted at December 29, 2001.

See Notes to Consolidated Financial Statements for Additional Disclosures

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at Beginning of Period	Charges to Expenses	Deductions		Other		Balance at End of Period
Allowance for doubtful accounts receivable:
January 1, 2000	$3,780	$3,901	$(754	)(1)	$—		$6,927
December 30, 2000	6,927	2,152	(4,058	)(1)	—		5,021
December 29, 2001	5,021	2,106	(1,070	)(1)	3,833	(2)	9,890

(1) Accounts written off during the period. (2) Allowancefor doubtful accounts receivable assumed and established in the Discount acquisition.

Restructuring reserves:
January 1, 2000	$37,763	$58	$(18,165	)(1)	$1,660	(2)	$21,316
December 30, 2000	21,316	1,673	(11,143	)(1)	(1,261	)(3)	10,585
December 29, 2001	10,585	8,771	(9,253	)(1)	13,509	(4)	23,612

(1)	Represents amounts paid for restructuring charges.
(2)	Restructuring reserves assumed and established in the Western merger.
(3)	Reductions to reserves assumed and established in the Western merger that exceeded the ultimate cost expended by the Company.
(4)   Restructuring reserves assumed and established in the Discount acquisition.

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